Registration No. 333-123289

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DSW INC.
(Exact name of registrant as specified in its charter)

Ohio	5661	31-0746639
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
4150 East 5th Avenue
Columbus, Ohio 43219
(614) 237-7100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Julia A. Davis
General Counsel
3241 Westerville Road
Columbus, Ohio 43224
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)
Copies to:

Robert M. Chilstrom Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Steven J. Slutzky Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 9, 2005.
PROSPECTUS
Shares
Class A Common Shares

This is our initial public offering of Class A Common Shares. We are offering                   shares. No public market currently exists for our shares.
We have two classes of authorized Common Shares, Class A Common Shares, which are offered hereby, and Class B Common Shares, all of which are owned by Retail Ventures, Inc., or Retail Ventures. Holders of Class A Common Shares generally have identical rights to holders of Class B Common Shares, except that holders of Class A Common Shares are entitled to one vote per share on all matters to be voted on by shareholders, while holders of Class B Common Shares are entitled to eight votes per share on all matters to be voted on by shareholders, voting together with the holders of the Class A Common Shares as a single class.
Prior to this offering, Retail Ventures owned all our capital stock. Upon completion of this offering, without giving effect to any exercise of the underwriters’ option to purchase additional shares, Retail Ventures will own all our outstanding Class B Common Shares, which will represent approximately                   of our outstanding Common Shares, and approximately          % of the combined voting power of our outstanding Common Shares. After this offering, Retail Ventures will continue to control us.
We have applied for listing of our Class A Common Shares on the New York Stock Exchange under the symbol “DSW.” We currently expect that the initial public offering price will be between $                      and $                  per share.
Investing in our Class A Common Shares involves risks. See “Risk Factors” beginning on page 9.

	Per Share	Total

Public offering price	$	$
Underwriting discounts	$	$
Proceeds to DSW Inc. (before expenses)	$	$
We have granted the underwriters a 30-day option to purchase up to an aggregate of                   additional Class A Common Shares from us at the public offering price less the underwriting discount if the underwriters sell more than Class A Common Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers Inc., on behalf of the underwriters, expects to deliver the Class A Common Shares on or about                   , 2005.

Lehman Brothers

CIBC World Markets	Johnson Rice & Company L.L.C.
                        , 2005

      Until                     , 2005 (25 days after the commencement of this offering), all dealers effecting transactions in our Class A Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS
      In making your investment decision, you should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY
      This summary highlights the material information regarding this offering contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our Class A Common Shares. Before investing in our Class A Common Shares, you should read this entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and the consolidated financial statements and notes to those consolidated financial statements beginning on page F-1.
      In this prospectus, our fiscal years ended February 3, 2001, February 2, 2002, February 1, 2003, January 31, 2004 and January 29, 2005 are referred to as fiscal 2000, 2001, 2002, 2003 and 2004, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the Saturday closest to January 31 in each year. Fiscal 2000 consisted of 53 weeks and all other years shown consisted of 52 weeks. Our consolidated financial results as part of Retail Ventures contained in this prospectus may not reflect what our financial results would have been had we been a stand-alone company during the periods presented.
OUR BUSINESS
Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 172 DSW stores in 32 states as of January 29, 2005. We offer a wide selection of brand name and designer dress, casual and athletic footwear for women and men. Our typical customers are brand-, quality- and style-conscious shoppers who have a passion for footwear and accessories. Our core focus is to create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers by offering them a vast, exciting selection of in-season styles combined with the convenience and value they desire. We believe this combination of selection, convenience and value differentiates us from our competitors and appeals to consumers from a broad range of socioeconomic and demographic backgrounds.
      Since its inception, DSW has evolved into a distinctive, consumer-friendly retail concept that allows customers to personalize their shopping experience by offering a “sea of shoes” that are accessible, easy-to-shop, and fulfill a broad range of style and fashion desires. We cater to customers who take pleasure in the “thrill of the hunt” for the perfect shoe and value the shopping experience itself as an enjoyable pastime. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. Over 30,000 pairs of shoes in more than 2,000 styles are displayed on the selling floor of most of our stores, compared to a significantly smaller product offering at typical department stores. Our stores feature self-service fixtures that allow customers to view, touch, and try on the product without relying on salespeople to check availability. Our locations have clear signage, and well-trained sales associates are available to assist customers as desired. New footwear merchandise is organized by style on the main floor, and clearance goods are organized by size in the rear of the store. Accessories and impulse items are featured at the front. The store layout allows customers who do not have time for relaxed browsing to swiftly identify the shoe styles they are seeking and shop in a targeted, time-efficient manner.
      Our goal is to further strengthen our position as a leading specialty branded footwear retailer of choice in the United States. For the twelve months ended January 29, 2005, we generated $961.1 million in net sales and $56.1 million in operating profit. During the same period, we sold over 23.7 million pairs of shoes. Over the five-fiscal-year period ended January 29, 2005, we have grown our DSW store base, net sales and operating profit at compound annual rates of 24.3%, 31.3% and 48.9%, respectively.
Our Competitive Strengths
      We believe that our leading market position is driven by the following competitive strengths:

•	Breadth of Product Offerings. Our goal is to excite our customers with a “sea of shoes” by offering the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation. We also seek to provide our customers with the benefits of what we refer to as “trip assurance.” Through our wide selection of merchandise sourced from over 300 vendors, we increase our customers’ likelihood of finding the right shoe at the right price every day.

•	Our Distinctive and Convenient Store Layout. Our store layout provides a convenient shopping process, regardless of the type of shoe-buying experience customers desire. We cater to both passionate shoe enthusiasts who take pleasure in the “thrill of the hunt” and to time-constrained customers who know exactly what they want. All merchandise is displayed on the selling floor with self-service fixtures, clear signage and spacious aisles. Most stores are organized on a single level to allow customers to view the entire product offering as they enter. Although DSW stores are designed for self-service shopping, sales associates are available for assistance.

•	The Value Proposition Offered to Our Customers. We provide our customers with high-quality, in-season fashions at everyday prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. We also employ a consistent pricing strategy that provides our customers with the benefits of “value assurance” — knowing that no matter when customers shop with us, they are typically assured of receiving our best price. Through our customer loyalty program called “Reward Your Style,” we offer additional savings to frequent shoppers.

•	Demonstrated Ability to Consistently Deliver Profitable Growth. We believe that the profitable growth we have achieved in the past is attributable to our operating model and management’s focus on store-level profitability and economic payback. Over the five-fiscal-year period ended January 29, 2005, our net sales and operating profit have grown at compound annual rates of 31.3% and 48.9%, respectively. For the twelve months ended January 29, 2005, we generated $961.1 million of net sales and $56.1 million of operating profit, or 5.8% of net sales.

Growth Strategy
      We plan to pursue the following three strategies for growth in sales and earnings:

•	Expanding Our Store Base. We believe our retail concept provides substantial opportunity for expansion. Over the five-fiscal-year period ended January 29, 2005, we have opened 115 DSW stores, including 31 stores in fiscal 2004, and plan to open approximately 30 stores in each fiscal year from fiscal 2005 through fiscal 2009. We target high-traffic real estate locations, with new stores sized as appropriate to fit market potential. We intend, over time, to cluster stores in strategic areas to enhance name recognition and achieve economies of scale.

•	Driving Sales Through Enhanced Merchandising. We intend to capitalize on our experienced merchandising group and flexible buying process to increase the number of customer transactions and average transaction value by continually refining our merchandise mix and undertaking other initiatives, such as expanding vendor relationships, increasing sales within existing merchandise categories and extending into related product categories.

•	Leveraging Our Operating Model. As we grow our business and fill in markets to their full potential, we believe we will continue to improve our profitability by leveraging our cost structure, particularly in the areas of advertising, regional management, distribution and overhead functions. We also intend to continue investing in our infrastructure to enhance our planning and allocation, inventory management, distribution and point of sale functions.

Leased Shoe Department Businesses
      As of January 29, 2005, we operated a total of 202 leased shoe departments for three non-affiliated retailers. As of January 29, 2005, we also operated 22 leased shoe departments for Filene’s Basement, Inc., or Filene’s Basement, a wholly-owned subsidiary of Retail Ventures. We own the merchandise, record sales of merchandise net of returns and sales tax and provide supervisory assistance in all leased shoe department locations. The retailers provide the sales associates. For the three non-affiliated retailers, we also provide display fixtures. We pay a specified percentage of net sales as rent to these retailers. For the fiscal year ended January 29, 2005, leased shoe department sales comprised 9.4% of our total sales.

The Transactions
      On or about the date of the consummation of this offering, we intend to complete a series of related repayment and refinancing transactions, which include the following principal components:

•	We expect to be released from our obligations under the Value City revolving credit facility, and we expect to enter into a new $150 million five-year secured revolving credit facility.

•	We expect to be released from our obligations under the Value City term loan and senior subordinated convertible loan facilities.

•	We will repay $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures.
      We refer to this series of transactions as the “Transactions.” For further discussion of the Transactions, see “The Transactions.” For a further discussion of our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Indebtedness.”
Relationship with Retail Ventures
      Prior to the completion of this offering, we will enter into agreements with Retail Ventures related to the separation of our business operations from Retail Ventures, including, among others, a master separation agreement and a shared services agreement. Many aspects of our business which were fully managed and controlled by us without Retail Ventures’ involvement will continue to operate as they did prior to this offering. We will continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which when signed will be effective as of January 30, 2005, we will provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation, store design and construction management. Retail Ventures will provide us with services relating to import administration, risk management, information technology, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for us and for our directors, officers and employees. We anticipate that the initial term of the shared services agreement will expire at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. We expect some of these services to be provided for longer or shorter periods than the initial term.
      Immediately following this offering, without giving effect to any exercise of the underwriters’ option to purchase additional shares, Retail Ventures will control approximately           % of the voting rights associated with our Common Shares and approximately           % of the value of our Common Shares. Through its voting control, Retail Ventures will be able to control decisions regarding any merger, consolidation, sale of substantially all our assets or other major corporate transactions, without the support of any other shareholder.
      Retail Ventures has advised us that its current intent is to continue to hold all the Class B Common Shares owned by it following this offering, except to the extent necessary to satisfy obligations under warrants it has granted to certain of its lenders. All the Class B Common Shares of DSW held by Retail Ventures will continue to be subject to liens in favor of these lenders, as well as a lien granted to Value City Department Stores LLC. For further discussion of these warrant agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.”
      Retail Ventures is not subject to any contractual obligation to retain its controlling interest, except that Retail Ventures has agreed not to sell or otherwise dispose of any of our Common Shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters. See “Underwriting.” As a result, there can be no assurance concerning the period of time during which Retail Ventures will maintain its ownership of our Common Shares following this offering. For a further discussion of the ongoing relationships between us and Retail Ventures, and the risks relating to our relationship with and separation from Retail Ventures, see “Risk Factors — Risks Relating to our

Business” and “Risks Relating to our Relationship with and Separation From Retail Ventures” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”
Our Corporate Information
      We were incorporated on January 20, 1969. We opened our first DSW store in Dublin, Ohio in July 1991. In 1998, Value City Department Stores, Inc. purchased DSW and affiliated shoe businesses from Schottenstein Stores Corporation, or SSC, and Nacht Management, Inc. In December 2004, Retail Ventures completed a corporate reorganization whereby Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, merged with and into Value City Department Stores LLC, or Value City, another wholly-owned subsidiary of Retail Ventures. In turn, Value City transferred all the issued and outstanding shares of DSW to Retail Ventures in exchange for a promissory note. In February 2005, we changed our name from Shonac Corporation to DSW Inc.
      Our principal executive offices are located at 4150 East 5th Avenue, Columbus, Ohio 43219. Our telephone number at that address is (614) 237-7100. Our website address is http://www.dswshoe.com. Information on our website is provided for informational purposes only and should not be considered to be part of, or incorporated by reference in, this prospectus.

OUR CORPORATE STRUCTURE
      The following diagram sets forth our corporate structure after giving effect to the Transactions and this offering.

(1)	Immediately following this offering, holders of Class A Common Shares will own approximately % of our outstanding Common Shares and % of the combined voting power of our outstanding Common Shares (approximately % of our outstanding Common Shares and % of the combined voting power of our outstanding Common Shares if the underwriters exercise their option to purchase additional shares in full).

(2)	Immediately following this offering, Retail Ventures, which will hold 100% of our Class B Common Shares, will own approximately % of our outstanding Common Shares and % of the combined voting power of our outstanding Common Shares (approximately % of our outstanding Common Shares and % of the combined voting power of our outstanding Common Shares if the underwriters exercise their option to purchase additional shares in full).

THE OFFERING

Class A Common Shares offered by us in this offering	shares

Common Shares outstanding after this offering:

Class A Common Shares	shares

Class B Common Shares	shares

Total	shares

Use of proceeds	We intend to use the net proceeds of this offering to repay $165 million of intercompany indebtedness owed to Retail Ventures and for working capital and other general corporate purposes. The intercompany indebtedness was incurred to fund a dividend to Retail Ventures.

Dividend policy	We do not anticipate paying cash dividends on our Common Shares in the foreseeable future.

Voting rights	Holders of Class A Common Shares are entitled to one vote per share on all matters to be voted on by shareholders, while holders of Class B Common Shares are entitled to eight votes per share on all matters to be voted on by shareholders, voting together with the holders of the Class A Common Shares as a single class. Immediately following completion of this offering, Retail Ventures will own all our outstanding Class B Common Shares.

Proposed New York Stock Exchange symbol	We have applied for listing on the New York Stock Exchange under the symbol “DSW.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before investing in our Class A Common Shares.
      Unless we specifically state otherwise, all information in this prospectus:

•	assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, immediately following this offering, Class A Common Shares and Class B Common Shares will be outstanding, and Retail Ventures will own approximately % of our outstanding Common Shares and will control % of the combined voting power of our outstanding Common Shares;

•	assumes that the initial public offering price is $ per share, the midpoint of the estimated offering price range shown on the cover of this prospectus;

•	gives effect to the amendment of our articles of incorporation prior to the consummation of this offering, pursuant to which each outstanding common share of DSW was changed into Class B Common Shares of DSW; and

•	assumes that the number of shares that will be outstanding immediately following this offering excludes registered shares of Class A Common Shares subject to employee stock options outstanding at an exercise price per share equal to the initial public offering price per share.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
      We present below summary historical and pro forma financial data. The following summary historical financial data as of January 29, 2005 and January 31, 2004, and for each of fiscal years 2002, 2003 and 2004, were derived from our audited historical consolidated financial statements included elsewhere in this prospectus.
      The summary unaudited pro forma condensed consolidated financial data presented below were derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and do not give effect to any transactions other than those described in the bullet points below. The unaudited pro forma condensed consolidated financial data for the fiscal year ended January 29, 2005 assumes that each of the following items had occurred on February 1, 2004:

•	the consummation of this offering;

•	the incurrence and repayment of $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures and the application of net proceeds as set forth under “Use of Proceeds”;

•	the completion of the Transactions;

•	the reallocation of shoe warehousing and distribution cost allocated to the shoe department of Value City, using the allocation parameters set forth in the shared services agreement; and

•	the reflection of additional operating expenses and incremental costs associated with the operation of DSW as a separate entity.
      The unaudited pro forma condensed consolidated financial data do not purport to (i) represent what net income actually would have been had we been a stand-alone company during the periods presented and had this offering occurred as of the dates indicated or (ii) project our net income for any period. The following data are presented for informational purposes only and should be read in conjunction with “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and with our audited consolidated financial statements and notes thereto and our unaudited interim consolidated financial statements, all included elsewhere in this prospectus.

SUMMARY CONSOLIDATED HISTORICAL AND
PRO FORMA FINANCIAL AND OPERATING DATA

	For the Fiscal Year Ended

	2/1/03	1/31/04	1/29/05

	(Dollars in thousands except sales per square foot)
Statement of Income Data:
Net sales(1)	$644,345	$791,348	$961,089
Gross profit	$158,756	$202,927	$270,211
Operating profit	$17,781	$28,053	$56,109
Net income	$8,060	$14,807	$34,955
Pro forma net income(2)	—	—	$32,530
Balance Sheet Data:
Total assets	$295,703	$291,184	$395,437
Working capital(3)	$87,141	$103,244	$138,919
Current ratio(4)	2.07	2.39	2.28
Long term obligations	$54,116	$35,000	$55,000
Other Data:
Number of DSW stores at end of period	126	142	172
DSW store square footage added(5)	584,652	386,734	835,020
Average gross square footage(6)	2,912,545	3,364,094	4,010,245
Net sales per average gross sq. ft.(7)	$214	$214	$217
Number of leased shoe departments at end of period	113	168	224
Total comparable store sales change(8)	0.1%	5.9%	5.0%

(1)	Includes net sales of leased shoe departments.

(2)	Gives pro forma effect to the after-tax impact of the five adjustments presented in the bullet points above and the footnotes to the tables entitled “Unaudited Pro Forma Condensed Consolidated Statement of Income.”

(3)	Working capital represents current assets less current liabilities.

(4)	Current ratio represents current assets divided by current liabilities.

(5)	DSW square footage added represents the total amount of square footage added during the year attributable to new store openings for DSW stores only; it does not reflect changes in square footage of leased shoe departments.

(6)	Average gross square footage represents the monthly average of square feet for DSW stores only for each period presented and consequently reflects the effect of opening stores in different months throughout the year.

(7)	Net sales per average gross square foot is the result of dividing net sales for DSW stores only for the period presented by average gross square footage calculated as described in footnote 6 above.

(8)	Comparable DSW stores and comparable leased shoe departments are those units that have been in operation for at least 14 months at the beginning of the fiscal year. Stores or leased shoe departments, as the case may be, are added to the comparable base at the beginning of the year and are dropped for comparative purposes in the month that they are closed.

RISK FACTORS
      Investing in our Class A Common Shares involves a high degree of risk. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to invest in our Class A Common Shares. If any of the following risks actually occurs, our business, financial condition, operating results or cash flow could suffer materially and adversely. In this case, the trading price of our Class A Common Shares could decline, and you could lose all or part of your investment.
Risks Relating to Our Business

We intend to open new DSW stores at an increased rate compared to historical years, which could strain our resources and have a material adverse effect on our business and financial performance.
      Our continued and future growth largely depends on our ability to successfully open and operate new DSW stores on a profitable basis. During fiscal 2004, fiscal 2003 and fiscal 2002, we opened 31, 16 and 22 new DSW stores, respectively. We intend to open approximately 30 stores per year in each fiscal year from fiscal 2005 through fiscal 2009. For stores scheduled to open in fiscal 2005, as of January 29, 2005, we have signed leases for 23 new stores and two store relocations. During fiscal 2004, the average investment required to open a typical new DSW store was approximately $1.7 million. This continued expansion could place increased demands on our financial, managerial, operational and administrative resources. For example, our planned expansion will require us to increase continually the number of people we employ as well as to monitor and upgrade our management information and other systems and our distribution facilities. These increased demands and operating complexities could cause us to operate our business less efficiently, adversely affect our operations and financial performance and slow our growth.

We may be unable to open all the stores contemplated by our growth strategy on a timely basis, and new stores we open may not be profitable or may have an adverse impact on the profitability of existing stores, either of which could have a material adverse effect on our business, financial condition and results of operations.
      We intend to open approximately 30 stores per year in each fiscal year from fiscal 2005 through fiscal 2009. However, we may not achieve our planned expansion on a timely and profitable basis or achieve results in new locations similar to those achieved in existing locations in prior periods. Our ability to open and operate new DSW stores successfully on a timely and profitable basis depends on many factors, including, among others, our ability to:

•	identify suitable markets and sites for new store locations;

•	negotiate favorable lease terms;

•	build-out or refurbish sites on a timely and effective basis;

•	obtain sufficient levels of inventory to meet the needs of new stores;

•	obtain sufficient financing and capital resources or generate sufficient cash flows from operations to fund growth;

•	open new stores at costs not significantly greater than those anticipated;

•	successfully open new DSW stores in regions of the United States in which we currently have few or no stores;

•	control the costs of other capital investments associated with store openings, including, for example, those related to the expansion of distribution facilities;

•	hire, train and retain qualified managers and store personnel; and

•	successfully integrate new stores into our existing infrastructure, operations and management and distribution systems or adapt such infrastructure, operations and systems to accommodate our growth.

      As a result, we may be unable to open new stores at the rates expected or at all. If we fail to successfully implement our growth strategy, the opening of new DSW stores could be delayed or prevented, could cost more than anticipated and could divert resources from other areas of our business, any of which could have a material adverse effect on our business, financial condition and results of operations.
      To the extent that we open new DSW stores in our existing markets, we may experience reduced net sales in existing stores in those markets. As the number of our stores increases, our stores will become more concentrated in the markets we serve. As a result, the number of customers and financial performance of individual stores may decline and the average sales per square foot at our stores may be reduced. This could have a material adverse effect on our business, financial condition and results of operations.

We rely on our good relationships with vendors to purchase brand name and designer merchandise at favorable prices. If these relationships were to be impaired, we may not be able to obtain a sufficient selection of merchandise at attractive prices, and we may not be able to respond promptly to changing fashion trends, either of which could have a negative impact on our competitive position, our business and financial performance.
      We do not have long-term supply agreements or exclusive arrangements with any vendors and, therefore, our success depends on maintaining good relations with our vendors. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory to stock our new stores. If we fail to strengthen our relations with our existing vendors or to enhance the quality of merchandise they supply us, and if we cannot maintain or acquire new vendors of in-season brand name and designer merchandise, our ability to obtain a sufficient amount and variety of merchandise at favorable prices may be limited, which could have a negative impact on our competitive position. In addition, our inability to stock our DSW stores with in-season merchandise at attractive prices could result in lower net sales and decreased customer interest in our stores, which, in turn, would adversely affect our financial performance.
      During fiscal 2004, taking into account industry consolidation, merchandise supplied to DSW by three key vendors accounted for approximately 19% of our net sales. The loss of or a reduction in the amount of merchandise made available to us by any one of these key vendors could have an adverse effect on our business.

We may be unable to anticipate and respond to fashion trends and consumer preferences in the markets in which we operate, which could adversely affect our business, financial condition and results of operations.
      Our merchandising strategy is based on identifying each region’s customer base and having the proper mix of products in each store to attract our target customers in that region. This requires us to anticipate and respond to numerous and fluctuating variables in fashion trends and other conditions in the markets in which our stores are situated. A variety of factors will affect our ability to maintain the proper mix of products in each store, including:

•	variations in local economic conditions, which could affect our customers’ discretionary spending;

•	unanticipated fashion trends;

•	our success in developing and maintaining vendor relationships that provide us access to in-season merchandise at attractive prices;

•	our success in distributing merchandise to our stores in an efficient manner; and

•	changes in weather patterns, which in turn affect consumer preferences.
      If we are unable to anticipate and fulfill the merchandise needs of each region, we may experience decreases in our net sales and may be forced to increase markdowns in relation to slow-moving merchandise, either of which could have an adverse effect on our business, financial condition and results of operations.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons, which could result in a decline in the price of our Class A Common Shares.
      Our business is sensitive to customers’ spending patterns, which in turn are subject to prevailing regional and national economic conditions and the general level of economic activity. Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our comparable store sales and quarterly financial performance, including:

•	changes in our merchandising strategy;

•	timing and concentration of new DSW store openings and related pre-opening and other start-up costs;

•	levels of pre-opening expenses associated with new DSW stores;

•	changes in our merchandise mix;

•	changes in and regional variations in demographic and population characteristics;

•	timing of promotional events;

•	seasonal fluctuations due to weather conditions;

•	actions by our competitors; and

•	general U.S. economic conditions and, in particular, the retail sales environment.
      Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. Our future financial performance may fall below the expectations of securities analysts and investors. In that event, the price of our Class A Common Shares would likely decline. For more information on our quarterly results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We rely on a single distribution center. The loss or disruption of our centralized distribution center or our failure in the future to add additional distribution facilities could have an adverse effect on our business and operations.
      Most of our inventory is shipped directly from suppliers to a single centralized distribution center in Columbus, Ohio, where the inventory is then processed, sorted and shipped to one of 11 pool locations located throughout the country and then on to our stores. Our operating results depend on the orderly operation of our receiving and distribution process, which in turn depends on third-party vendors’ adherence to shipping schedules and our effective management of our distribution facilities. We may not anticipate all the changing demands that our expanding operations will impose on our receiving and distribution system, and events beyond our control, such as disruptions in operations due to fire or other catastrophic events, labor disagreements or shipping problems, may result in delays in the delivery of merchandise to our stores.
      We may need to increase our distribution capacity in 2006 to accommodate our expanding retail store base. Because our ability to expand our distribution facilities at our current site is limited, we may need to acquire, construct or lease additional distribution facilities in other geographic locations to accommodate our planned expansion. We may also need to invest in additional information technology to achieve a unified receiving and distribution system.
      While we maintain business interruption and property insurance, in the event our distribution center were to be shut down for any reason or if we were to incur higher costs and longer lead times in connection with a disruption at our distribution center, our insurance may not be sufficient, and insurance proceeds may not be timely paid to us.

Following this offering, we will continue to be dependent on Retail Ventures to provide us with many key services for our business.
      Since 1998, DSW has been operated as a wholly-owned subsidiary of Value City or Retail Ventures, and many key services required by DSW for the operation of our business are currently provided by Retail Ventures and its subsidiaries. Prior to the completion of this offering, we will enter into agreements with Retail Ventures related to the separation of our business operations from Retail Ventures including, among others, a master separation agreement and a shared services agreement. Under the terms of the shared services agreement, which when signed will be effective as of January 30, 2005, Retail Ventures will provide us with key services relating to import administration, risk management, information technology, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for us and for our directors, officers, and employees. In turn, we will provide several subsidiaries of Retail Ventures with services relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation, store design and construction management. We anticipate that the initial term of the shared services agreement will expire at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. We expect some of these services to be provided for longer or shorter periods than the initial term. We believe it is necessary for Retail Ventures to provide these services for us under the shared services agreement to facilitate the efficient operation of our business as we transition to becoming an independent public company. We will, as a result, initially be dependent on our relationship with Retail Ventures for shared services following this offering. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures.”
      Once the transition periods specified in the shared services agreement have expired and are not renewed, or if Retail Ventures does not or is unable to perform its obligations under the shared services agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide these services because of financial or other constraints or be unable to timely implement substitute arrangements on terms that are favorable to us, or at all, which would have an adverse effect on our business, financial condition and results of operations.
      We have not been operated as a stand-alone company since 1998. Following the completion of this offering, our business will no longer have access to the borrowing capacity, cash flow, assets and some services provided by Retail Ventures and its subsidiaries as we did while we were wholly-owned by Retail Ventures.

Our failure to retain our existing senior management team and to continue to attract qualified new personnel could adversely affect our business.
      Our business requires disciplined execution at all levels of our organization to ensure that we continually have sufficient inventories of assorted brand name merchandise at below traditional retail prices. This execution requires an experienced and talented management team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executive and buying personnel, our business could be materially adversely affected. We have entered into employment agreements with several of these officers. For more information on our management team and their employment agreements and severance agreements, see “Management.” Furthermore, our ability to manage our retail expansion will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and merchandising personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We may be unable to compete favorably in our highly competitive market.
      The retail footwear market is highly competitive with few barriers to entry. We compete against a diverse group of retailers, both small and large, including locally owned shoe stores, regional and national department stores, specialty retailers and discount chains. Some of our competitors are larger and have substantially greater resources than we do. Our success depends on our ability to remain competitive with respect to style, price, brand availability and customer service. The performance of our competitors, as well as a change in their pricing policies, marketing activities and other business strategies, could have a material adverse effect on our business, financial condition, results of operations and our market share.

A decline in general economic conditions, or the outbreak or escalation of war or terrorist acts, could lead to reduced consumer demand for our footwear and accessories.
      Consumer spending habits, including spending for the footwear and related accessories that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. A general slowdown in the U.S. economy or an uncertain economic outlook could adversely affect consumer spending habits.
      Consumer confidence is also affected by the domestic and international political situation. The outbreak or escalation of war, or the occurrence of terrorist acts or other hostilities in or affecting the United States, could lead to a decrease in spending by consumers. In the event of an economic slowdown, we could experience lower net sales than expected on a quarterly or annual basis and be forced to delay or slow our retail expansion plans.

We rely on foreign sources for our merchandise, and our business is therefore subject to risks associated with international trade.
      We purchase merchandise from domestic and foreign vendors. In addition, many of our domestic vendors import a large portion of their merchandise from abroad, primarily from China, Brazil and Italy. We believe that almost all the merchandise we purchased during fiscal 2004 was manufactured outside of the United States. For this reason, we face risks inherent in purchasing from foreign suppliers, such as:

•	economic and political instability in countries where these suppliers are located;

•	international hostilities or acts of war or terrorism affecting the United States or foreign countries from which our merchandise is sourced;

•	increases in shipping costs;

•	transportation delays and interruptions, including as a result of increased inspections of import shipments by domestic authorities;

•	work stoppages;

•	adverse fluctuations in currency exchange rates;

•	U.S. laws affecting the importation of goods, including duties, tariffs and quotas and other non-tariff barriers;

•	expropriation or nationalization;

•	changes in local government administration and governmental policies;

•	changes in import duties or quotas;

•	compliance with trade and foreign tax laws; and

•	local business practices, including compliance with local laws and with domestic and international labor standards.
      We require our vendors to operate in compliance with applicable laws and regulations and our internal requirements. However, we do not control our vendors or their labor and business practices. The violation of labor or other laws by one of our vendors could have an adverse effect on our business.

Following the completion of this offering, our new secured revolving credit facility could limit our operational flexibility.
      In connection with the completion of this offering, we expect to enter into a new $150 million secured revolving credit facility with a term of five years. Under this new facility, we expect that we and our subsidiary, DSW Shoe Warehouse, Inc., or DSWSW, will be named as co-borrowers. This new facility is expected to be subject to a borrowing base restriction and will provide for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under our new secured revolving credit facility will be secured by a lien on substantially all our personal property. In addition, the new secured revolving credit facility will contain usual and customary restrictive covenants relating to our management and the operation of our business. These covenants will, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. These covenants could restrict our operational flexibility, and any failure to comply with these covenants or our payment obligations would limit our ability to borrow under the new secured revolving credit facility and, in certain circumstances, may allow the lenders thereunder to require repayment. For more information regarding the new secured revolving credit facility, see “Description of Indebtedness.”

We will incur increased costs as a result of being a public company.
      Prior to this offering, as a subsidiary of a publicly-held company, we were not directly responsible for the corporate governance and financial reporting practices and policies required of a publicly-traded company. As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur in the past. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or NYSE, require changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

DSW has not been operated as an entity separate from Value City and Retail Ventures since 1998, and, as a result, our historical and pro forma financial information may not be indicative of DSW’s historical financial results or future financial performance.
      Our consolidated financial information included in this prospectus may not be indicative of our future financial performance. This is because these statements do not necessarily reflect the historical financial condition, results of operations and cash flows of DSW as they would have been had we been operated during the periods presented as a separate, stand-alone entity.
      Our consolidated financial information assumes that DSW, for the periods presented, had existed as a separate legal entity, and has been derived from the consolidated financial statements of Retail Ventures. Some costs have been reflected in the consolidated financial statements that are not necessarily indicative of the costs that we would have incurred had we operated as an independent, stand-alone entity for all periods presented. These costs include allocated portions of Retail Ventures’ corporate overhead, interest expense and income taxes.

We face security risks related to our electronic processing and transmission of confidential customer information. On March 8, 2005, we announced the theft of credit card and other purchase information relating to DSW customers. This security breach could adversely affect our reputation and business and subject us to liability.
      We rely on commercially available encryption software and other technologies to provide security for processing and transmission of confidential customer information, such as credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect customer transaction data. Compromises of these security systems could have a material adverse effect on our reputation and business, and may subject us to significant liabilities and reporting obligations. A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers’ willingness to shop in our stores and subject us to possible liability. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.
      On March 8, 2005, we announced that we had learned of the theft of credit card and other purchase information. On April 18, 2005, we issued the findings from our investigation into the theft. The theft covered all customers who made purchases at 108 DSW stores during a three-month period from mid-November 2004 to mid-February 2005. Transaction information involving approximately 1.4 million credit cards was obtained. For each card, the stolen information included credit card or debit card numbers, name and transaction amount. In addition, data from transactions involving approximately 96,000 checks were stolen. In these cases, checking account numbers and driver’s license numbers were obtained. We cannot yet reasonably estimate what the potential liability to us will be in connection with these events, and we do not yet know what effect this incident may have on our customers’ perceptions of us. For additional information regarding our investigation of this incident, see “Business — Legal Proceedings.”
Risks Relating to Our Class A Common Shares and This Offering

After this offering, we will continue to be controlled directly by Retail Ventures and indirectly by SSC, whose interests may differ from other shareholders.
      Retail Ventures, a public corporation, will own 100% of our Class B Common Shares, which will represent approximately           % of our outstanding Common Shares after this offering, or approximately           % if the underwriters exercise their option to purchase additional shares in full. These shares collectively will represent           % of the combined voting power of our outstanding Common Shares if the underwriters exercise their option to purchase additional shares in full. Approximately 46% of Retail Ventures’ common shares on a fully diluted basis are beneficially owned by SSC, a privately held corporation controlled by Jay L. Schottenstein, the Chairman of the Board of Directors of DSW and Retail Ventures and the Chief Executive Officer of DSW, and members of his immediate family. Given their respective ownership interests, Retail Ventures and, indirectly, SSC, will be able to control the outcome of all matters submitted to our shareholders for approval, including:

•	the election of directors;

•	mergers or other business combinations; and

•	acquisitions or dispositions of assets.
      The interests of Retail Ventures or SSC may differ from or be opposed to the interests of our other shareholders, and their control may have the effect of delaying or preventing a change in control that may be favored by other shareholders. See “Principal Shareholders” and “Certain Relationships and Related Party Transactions.”

After this offering, SSC and Retail Ventures or its affiliates may compete directly against us.
      Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to Retail Ventures, SSC and us in the area of employee recruiting and retention. Any competition could intensify if Value City begins to carry an assortment of shoes in its stores similar to those found in our stores, target customers similar to ours or adopt a similar business model or strategy for its shoe businesses. Given that after the consummation of this offering, Value City will continue to be a wholly-owned subsidiary of Retail Ventures and DSW will not be wholly-owned, Retail Ventures and SSC may be inclined to direct relevant corporate opportunities to them rather than us.
      Retail Ventures’ amended and restated articles of incorporation will provide that Retail Ventures and SSC are under no obligation to communicate or offer any corporate opportunity to us. In addition, Retail

Ventures and SSC will have the right to engage in similar activities as us, do business with our suppliers and customers and, except as limited by the master separation agreement, employ or otherwise engage any of our officers or employees. SSC and its affiliates engage in a variety of businesses, including, but not limited to, business and inventory liquidations and real estate acquisitions. The provisions also outline how corporate opportunities are to be assigned in the event that our, Retail Ventures’ or SSC’s directors and officers learn of corporate opportunities. These provisions are substantially similar to those that currently apply to us through provisions of Retail Ventures’ amended articles of incorporation. See “Certain Relationships and Related Party Transactions — Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions.”

Some of our directors and officers may also serve as directors or officers of Retail Ventures, and may have conflicts of interest because they may own Retail Ventures stock or options to purchase Retail Ventures stock, or they may receive cash- or equity-based awards based on the performance of Retail Ventures.
      Some of our directors and officers may also serve as directors or officers of Retail Ventures, and may own Retail Ventures stock or options to purchase Retail Ventures stock, or they may be entitled to participate in the Retail Ventures Plans as defined in “Management — Executive Compensation — Employee Incentive Plans.” Jay L. Schottenstein is our Chief Executive Officer and Chairman of the Board of Directors and Chairman of the Board of Directors of Retail Ventures; Heywood Wilansky is a director of DSW and Chief Executive Officer of Retail Ventures; Julia A. Davis and Steven E. Miller are Executive Vice President and General Counsel and Senior Vice President and Controller of both DSW and Retail Ventures, respectively; and James A. McGrady is a Vice President and director of DSW and Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Retail Ventures. The Retail Ventures Plans provide cash- and equity-based compensation to employees based on Retail Ventures’ performance. These employment arrangements and ownership interests or cash- or equity-based awards could create, or appear to create, potential conflicts of interest when directors or officers who own Retail Ventures stock or stock options or who participate in the Retail Ventures Plans are faced with decisions that could have different implications for Retail Ventures than they do for us. These potential conflicts of interest may not be resolved in our favor.

We do not expect to pay dividends in the foreseeable future.
      We anticipate that future earnings will be used principally to finance our retail expansion. Thus, we do not intend to pay cash dividends on our Common Shares in the foreseeable future. Provisions in our new secured revolving credit facility may also restrict us from declaring dividends. Our board of directors will have sole discretion to determine the dividend amount, if any, to be paid. Our board of directors will consider a number of factors, including applicable provisions of Ohio corporate law, our financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors our board may deem relevant. For further description of our dividend policy, see “Dividend Policy.”

If our existing shareholders or holders of rights to purchase our Common Shares sell the shares they own, or if Retail Ventures distributes its Common Shares to its shareholders, it could adversely affect the price of our Class A Common Shares.
      The market price of our Class A Common Shares could decline as a result of market sales by our existing shareholders, including Retail Ventures, or a distribution of our Common Shares to Retail Ventures’ shareholders after this offering or the perception that such sales or distributions will occur. These sales or distributions also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We cannot predict the size of future sales of our Common Shares or the impact that such sales may have on the shares purchased or acquired by investors in this offering.
      Upon completion of this offering, there will be                     Class A Common Shares of DSW outstanding which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining                     Common Shares outstanding will be restricted

securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144.
      Following consummation of this offering, SSC, Cerberus Partners L.P., or Cerberus, and Back Bay Capital Funding LLC, or Back Bay, will have the right to acquire Class A Common Shares of DSW from Retail Ventures pursuant to warrant agreements they will enter into with Retail Ventures. For further discussion of these warrant agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.” We, Retail Ventures, SSC, Cerberus, and Back Bay, as well as our officers and directors, have agreed to a “lock-up,” meaning that neither we nor they will sell any Common Shares without the prior consent of Lehman Brothers Inc. on behalf of the underwriters for 180 days following the date of this prospectus. Upon the expiration of this lock-up period, all these Common Shares will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, Retail Ventures, SSC, Cerberus, and Back Bay have the right to require that we register their shares for resale. See “Shares Eligible for Future Sale” and “Certain Relationships and Related Party Transactions” for a discussion of Common Shares that may be sold into the public market in the future.

There currently exists no market for our Class A Common Shares. An active trading market may not develop for our Class A Common Shares. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.
      Prior to this offering, no public market existed for our Class A Common Shares. An active and liquid market for the Class A Common Shares may not develop following the completion of this offering, or, if developed, may not be maintained. If an active public market does not develop or is not maintained, you may have difficulty selling your Class A Common Shares. The initial public offering price of our Class A Common Shares was arrived at by negotiations between us, Retail Ventures and the underwriters for this offering and may not be indicative of the price at which the Class A Common Shares will trade following the completion of this offering.
      The market price of our Class A Common Shares may also be influenced by many other factors, some of which are beyond our control, including, among other things:

•	actual or anticipated variations in comparable store sales or quarterly operating results;

•	changes in financial estimates by research analysts;

•	actual or anticipated changes in the U.S. economy or the retailing environment;

•	terrorist acts or wars;

•	changes in the market volatility of other shoe or retail companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

•	actual or anticipated sales or distributions of Common Shares by Retail Ventures, SSC, Cerberus, or Back Bay, as well as our officers and directors, whether in the market, in subsequent public offerings or in a distribution to shareholders.
      As a result of this volatility, you may not be able to resell your Class A Common Shares at or above the initial public offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like DSW. These broad market and industry factors may materially reduce the market price of the Class A Common Shares, regardless of our operating performance.

Investors purchasing Class A Common Shares in this offering will incur substantial and immediate dilution.
      The assumed initial public offering price of our Class A Common Shares is substantially higher than the net tangible book value per outstanding share of our Common Shares. Purchasers of our Class A Common Shares in this offering will incur immediate and substantial dilution of $           per share in the net tangible book value of our Common Shares from the assumed initial public offering price of $           per share, which is the midpoint of the estimated range set forth on the cover of this prospectus. If the underwriters exercise their option to purchase additional shares in full, there will be dilution of $           per share in the net tangible book value of our Common Shares, assuming the same public offering price. This means that if we were to be liquidated immediately after this offering, there might be no assets available for distribution to you after satisfaction of all our obligations to creditors. For further description of the effects of dilution in the net tangible book value of our Common Shares, see “Dilution.”

Our amended articles of incorporation, amended and restated code of regulations and Ohio state law contain provisions that may have the effect of delaying or preventing a change in control of DSW. This could adversely affect the value of your shares.
      Our amended articles of incorporation authorizes our board of directors to issue up to                     preferred shares and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by the shareholders. The rights of the holders of our Class A Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future. The issuance of preferred shares could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power of your shares.
      In addition, provisions of our amended articles of incorporation, amended and restated code of regulations and Ohio law, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our Common Shares. Among other things, these provisions establish a staggered board, require a supermajority vote to remove directors, and establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings. For further description of these provisions of amended articles of incorporation, amended and restated code of regulations and Ohio law, see “Description of Capital Stock — Anti-Takeover Effects of Certain Provisions of our Amended Articles of Incorporation, our Amended and Restated Code of Regulations and Ohio Law.”
Risks Relating to our Relationship with and Separation From Retail Ventures

The new agreements we are entering into with Retail Ventures in connection with this offering could restrict our operations and adversely affect our financial condition.
      Upon the consummation of this offering, we and Retail Ventures will have entered into a number of agreements governing our separation from and our future relationship with Retail Ventures, including a master separation agreement and a shared services agreement, in the context of our relationship to Retail Ventures as a wholly-owned subsidiary. Accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties.
      We and Retail Ventures intend to enter into a tax separation agreement that will become effective upon consummation of this offering. The tax separation agreement will govern the respective rights, responsibilities, and obligations of Retail Ventures and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding taxes and related tax returns. Although Retail Ventures does not intend or plan to undertake a spin-off of our stock to Retail Ventures stockholders, we and Retail Ventures have agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail

Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of DSW and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to DSW or Retail Ventures. Our agreements in connection with such tax matters last indefinitely. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Separation Agreements” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”

We may be prevented from issuing stock to raise capital, to effectuate acquisitions or to provide equity incentives to members of our management and board of directors.
      Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. Although as of the date of this prospectus Retail Ventures does not intend or plan to undertake a spin-off of our stock to Retail Ventures shareholders, under the terms of our tax separation agreement, we have agreed that for so long as Retail Ventures continues to own greater than 50% of the voting control of our outstanding stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. This may prevent us from issuing additional equity securities to raise capital, to effectuate acquisitions or to provide management or director equity incentives. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”

Our prior and continuing relationship with Retail Ventures exposes us to risks attributable to Retail Ventures’ businesses.
      Retail Ventures is obligated to indemnify us for losses that a party may seek to impose upon us or our affiliates for liabilities relating to the Retail Ventures business that are incurred through a breach of the master separation agreement or any ancillary agreement by Retail Ventures or its non-DSW affiliates, if such losses are attributable to Retail Ventures in connection with this offering or are not expressly assumed by us under the master separation agreement. Immediately following this offering, any claims made against us that are properly attributable to Retail Ventures or Value City in accordance with these arrangements would require us to exercise our rights under the master separation agreement to obtain payment from Retail Ventures. We are exposed to the risk that, in these circumstances, Retail Ventures cannot, or will not, make the required payment. If this were to occur, our business and financial performance could be adversely affected. See “Certain Relationships and Related Party Transactions.”

Possible future sales of Class A Common Shares by Retail Ventures, SSC, Cerberus and Back Bay could adversely affect prevailing market prices for the Class A Common Shares.
      After completion of this offering, the Class B Common Shares held by Retail Ventures will continue to be subject to liens in favor of SSC, Cerberus and Value City. However, Retail Ventures may sell any and all of the Common Shares held by it upon the consent of these lenders, subject to applicable securities laws and the restrictions set forth below. For a discussion of these liens, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation” and “Description of Indebtedness.” In addition, SSC, Cerberus and Back Bay will have the right to acquire from Retail Ventures Class A Common Shares of DSW after the consummation of this offering. Sales or distribution by Retail Ventures, SSC, Cerberus and Back Bay of a substantial number of Class A Common Shares in the public market or to their respective shareholders, or the perception that such SSC, Cerberus and Back Bay sales or distributions could occur, could adversely affect prevailing market prices for the Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      Retail Ventures has advised us that its current intent is to continue to hold all the Common Shares owned by it following this offering, except to the extent necessary to satisfy obligations under warrants it has granted to SSC, Cerberus, and Back Bay. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.” However, Retail Ventures is not subject to any contractual obligation to retain its controlling interest, except that Retail Ventures has agreed not to sell or otherwise dispose of any Common Shares of DSW that Retail Ventures holds for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters. See “Underwriting.” As of the date of this prospectus, Retail Ventures is highly leveraged as a result of the indebtedness outstanding under the Value City term loan facility, revolving credit facility and convertible loan facility. After the consummation of this offering, Retail Ventures will continue to be highly leveraged as a result of the indebtedness outstanding under the Value City revolving credit facility and convertible loan facility, and it may incur additional indebtedness in the future. If Retail Ventures were to require additional funds to service or refinance this indebtedness or to fund its operations in the future and could not obtain capital from alternative sources, it could seek to sell some or all of the Common Shares of DSW that it holds in order to obtain such funds.
      Similarly, SSC, Cerberus and Back Bay are not subject to any contractual obligation to retain Class A Common Shares they may acquire from Retail Ventures, except that they, too, have agreed not to sell or otherwise dispose of any of our Common Shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. As a result, there can be no assurance concerning the period of time during which Retail Ventures, SSC, Cerberus and Back Bay will maintain their respective beneficial ownership of Common Shares following this offering. Retail Ventures, SSC, Cerberus and Back Bay will have registration rights respect to their respective Common Shares following this offering which would facilitate any future disposition. See “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures” and “Shares Available for Future Sale.”

FORWARD-LOOKING STATEMENTS
      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
      If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

USE OF PROCEEDS
      We estimate that the net proceeds from our sale of the                     Class A Common Shares we are offering will be $                    million, assuming an initial public offering price of $          per share (the midpoint of the range set forth on the cover page of the prospectus), and after deducting estimated underwriting discounts and offering expenses. If the underwriters exercise their option to purchase additional shares in full, we estimated that the net proceeds will be $                     million, after deducting estimated underwriting discounts and offering expenses.
      We intend to use the net proceeds:

•	to repay $165 million of intercompany indebtedness owed to Retail Ventures; and

•	the remainder for working capital and other general corporate purposes.

      The intercompany indebtedness was incurred to fund a $165 million dividend to Retail Ventures. The indebtedness is evidenced by a note which is scheduled to mature in March 2020 and bears interest at a rate equal to London Interbank Offered Rate, or LIBOR, plus 850 basis points per year. As of April 30, 2005, the interest rate was 11.2%.

DIVIDEND POLICY
      We do not anticipate paying cash dividends on our Common Shares in the foreseeable future. Management anticipates that all our earnings and other cash resources, if any, will be retained by us for investment in our business. The payment of dividends is subject to the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, legal restrictions on the payment of dividends and other factors the board of directors deems relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Indebtedness — Our New Secured Revolving Credit Facility.”

CAPITALIZATION
      The following table sets forth our capitalization as of January 29, 2005:

•	on an actual basis;

•	on a pro forma basis to give effect to the incurrence and repayment of $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures, and the amendment of our articles of incorporation pursuant to which each outstanding common share of DSW was changed into Class B Common Shares of DSW; and

•	on a pro forma as adjusted for this offering basis to give further effect to (i) our issuance and sale of Class A Common Shares in this offering at an assumed public offering price of $ per share, the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus, (ii) the deduction of estimated underwriting discounts and offering expenses payable by us, (iii) the repayment of $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures and the application of the net proceeds of this offering, as described under “Use of Proceeds” and (iv) expected borrowings under our new secured revolving credit facility.
      This table contains unaudited information and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes that appear elsewhere in this prospectus.

	As of January 29, 2005

				Pro Forma
				As Adjusted
				for this
	Actual	Pro Forma		Offering

	(dollars in thousands)
Cash	$8,339	$8,339		$

Short-term debt	—	—
Long-term debt Retail Ventures revolving credit facility	$55,000	$55,000
New DSW revolving credit facility	—	—
Intercompany indebtedness	—	165,000	(1)

Total debt	$55,000	$220,000
Equity:
Common Shares, no par value, 500 shares authorized, 410.09 shares outstanding actual; no shares authorized or outstanding, pro forma or pro forma as adjusted to give effect to this offering	—	—		$
Class A Common Shares, no par value, shares authorized; no shares outstanding, historical and pro forma; shares outstanding, pro forma as adjusted to give effect to this offering	—	—
Class B Common Shares, no par value, shares authorized; no shares outstanding, historical; shares outstanding, pro forma and pro forma as adjusted to give effect to this offering	—	—
Preferred Shares, no par value, shares authorized, no shares outstanding actual	—	—
Additional paid-in capital	101,442	101,442
Retained earnings	77,384	(87,616)

Total equity	$178,826	$13,826

Total capitalization	$233,826	$233,826

(1)	Represents $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures.

DILUTION
      If you invest in our Class A Common Shares, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A Common Shares and the net tangible book value per share of our Common Shares after this offering.
      Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of Common Shares then outstanding. Our net tangible book value as of                     , 2005 was approximately $                    million. After giving effect to the change of 410.09 common shares of DSW into                     Class B Common Shares, our pro forma net tangible book value will be $          per share. After giving effect to our sale of Class A Common Shares in this offering at the initial public offering price of $          per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and estimated offering expenses, our pro forma net tangible book value as of                     , 2005 would have been $                    , or $          per Common Share (assuming no exercise of the underwriters’ option to purchase additional shares). This represents an immediate increase in the pro forma net tangible book value of $           per share to Retail Ventures and an immediate and substantial dilution of $          per share to new investors purchasing Class A Common Shares in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of , 2005	$
Decrease in pro forma net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$
      The foregoing discussion and tables assume no exercise of stock options immediately following this offering. As of the date of this consummation of this offering, there will be options outstanding to purchase a total of                     registered Class A Common Shares of DSW at an exercise price per share equal to the initial public offering price per share. To the extent that any of these options are exercised in the future, there may be further dilution to new investors.
      The following table sets forth, as of                     , 2005, on the pro forma basis as described above, the difference between the number of Common Shares purchased from us, the total price and average price per share paid by our existing shareholder, Retail Ventures, and by the new investors in this offering at an assumed initial public offering price of                     per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and estimated offering expenses.

	Shares Purchased		Total Consideration

	Number	Percentage	Amount	Percentage

Retail Ventures	0	0%	$0	0%
New investors Total		100%		100%
      If the underwriters’ option to purchase additional shares is exercised in full, the following will occur:

•	the percentage of Common Shares held by Retail Ventures will decrease to approximately % of the total number of Common Shares outstanding; and

•	the number of Common Shares held by new investors will be increased to shares, or approximately % of the total number of our Common Shares outstanding after this offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
      The unaudited pro forma condensed consolidated financial data presented below were derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and do not give effect to any transactions other than those described below.
      The unaudited pro forma condensed consolidated statement of income for the year ended January 29, 2005 assumes that each of the following items described in the bullet points below had occurred on February 1, 2004, and the unaudited pro forma condensed consolidated balance sheet as of January 29, 2005 assumes that each of the following items had occurred on January 29, 2005:

•	the consummation of this offering;

•	the incurrence and repayment of $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures and the application of net proceeds as set forth under “Use of Proceeds”;

•	the completion of the Transactions;

•	the reallocation of shoe warehousing and distribution cost allocated to the shoe department of Value City, using the allocation parameters set forth in the services agreement; and

•	the reflection of additional operating expenses and incremental costs associated with the operation of DSW as a separate entity.
      The unaudited pro forma condensed consolidated financial statements do not purport to (i) represent what our financial position and results of operations actually would have been had we been a stand-alone company during the periods presented and had this offering occurred as of the dates indicated and (ii) project our financial performance for any period. The following data are presented for informational purposes only and should be read in conjunction with “Risk Factors,” “Capitalization,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and with our audited consolidated financial statements and the notes thereto and our unaudited interim consolidated financial statements and the notes thereto, all included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Fiscal Year Ended January 29, 2005

		Operating		Pro Forma
	Actual	Adjustments		As Adjusted

	(Dollars in thousands, except per share amounts)
Net sales	$961,089	$		$961,089
Cost of sales	(690,878)	3,146	(1)	(687,732)

Gross profit	270,211	3,146		273,357
Operating expenses	(214,102)	(6,850	)(2)	(220,952)

Operating profit	56,109	(3,704)		52,405
Interest expense	(2,734)			(2,734)

Earnings before income taxes	53,375	(3,704)		49,671
Income taxes	(18,420)	1,279	(3)	(17,141)

Net income	$34,955	$(2,425)		$32,530

Unaudited pro forma as adjusted basic net income per share(4)
Shares used in computing unaudited pro forma as adjusted basic net income per share(4)
Unaudited pro forma as adjusted diluted net income per share(4)
Shares used in computing unaudited pro forma as adjusted diluted net income per share(4)

(1)	Reflects the reallocation of shoe warehousing and distribution costs allocated to the leased shoe departments of Value City, using the allocation parameters set forth in the shared services agreement.

(2)	Reflects additional estimated operating expenses, including the reallocation of corporate department charges between Retail Ventures and DSW, the cost of services to be provided under the shared services agreement from Retail Ventures to DSW (net of income to be earned from services provided by DSW to Retail Ventures) and incremental costs associated with the operation of DSW as a separate entity.

(3)	The effective tax rate applied to the pro forma adjustments is 34.5%, the tax rate that was in effect for the fiscal year ended January 29, 2005.

(4)	During the fiscal year ended January 29, 2005, DSW operated as a wholly-owned subsidiary of Retail Ventures and, accordingly, did not have publicly traded shares outstanding. Unaudited pro forma as adjusted basic and diluted net income per share is computed by dividing unaudited pro forma as adjusted net income by the number of common shares. We assume there will be Common Shares outstanding after this offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of January 29, 2005

							Pro Forma As
					Pro Forma As		Adjusted for the
			Capital		Adjusted for		Offering and for
			Structure		Capital Structure	Offering	Capital Structure
	Actual		Adjustments		Adjustments	Adjustments(3)	Adjustments

	(Dollars in thousands)
Current assets	$247,846				$247,846
Advances to affiliates	23,676				23,676
Property & equipment — net	90,056				90,056
Goodwill, tradenames & other	33,859				33,859

Total assets	$395,437				$395,437

Current liabilities	$108,927				$108,927
Long term obligations	55,000	(1)	165,000	(2)	220,000
Other non current liabilities	52,684				52,684
Common shareholders’ equity	178,826		(165,000	) (2)	13,826

Total liabilities & shareholders’ equity	$395,437				$395,437

(1)	Represents borrowings on the existing revolving credit facility of Value City, which are attributable to DSW.

(2)	Represents the issuance of $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures.

(3)	Represents the issuance of $ million of Class A Common Shares at an assumed initial offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus), the payment of estimated fees and expenses assumed to be $ million, and the application of the net proceeds as set forth under “Use of Proceeds.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      We present below summary historical financial data. The following summary historical financial data (i) as of January 29, 2005 and January 31, 2004, and for each of fiscal 2002, 2003 and 2004, were derived from our audited historical consolidated financial statements included elsewhere in this prospectus (ii) as of February 1, 2003 and for fiscal 2001 were derived from our audited consolidated financial statements and (iii) as of February 3, 2001 and February 2, 2002 and for fiscal 2000 were derived from our unaudited consolidated financial statements for these periods.

	For the Fiscal Year Ended

	2/3/01(1)	2/2/02	2/1/03	1/31/04	1/29/05

	(Unaudited)
	(Dollars in thousands except sales per square foot)
Statement of Income Data:
Net sales(2)	$421,548	$523,509	$644,345	$791,348	$961,089
Gross profit	$103,675	$123,396	$158,756	$202,927	$270,211
Operating profit	$9,955	$4,668	$17,781	$28,053	$56,109
Net income	$5,242	$239	$8,060	$14,807	$34,955
Balance Sheet Data:
Total assets	$230,660	$232,821	$295,703	$291,184	$395,437
Working capital(3)	$2,687	$60,121	$87,141	$103,244	$138,919
Current ratio(4)	1.03	1.77	2.07	2.39	2.28
Long term obligations	$513	$325	$54,116	$35,000	$55,000
Other Data:
Number of DSW stores:
Beginning of period	58	78	104	126	$142
New stores	20	26	22	16	31
Closed stores	0	0	0	0	1

End of period	78	104	126	142	172
Comparable DSW stores (units)	44	54	74	102	124
DSW store square footage added(5)	544,999	684,086	584,652	386,734	835,020
Average gross square footage(6)	1,536,307	2,217,108	2,912,545	3,364,094	4,010,245
Net sales per average gross sq. ft. (7)	$267	$230	$214	$214	$217
Number of leased shoe departments at end of period	16	16	113	168	224
Affiliated leased shoe departments	16	16	16	17	22
Non-affiliated leased shoe departments	0	0	97	151	202
Total comparable store sales change (8)	19.1%	0.0%	0.1%	5.9%	5.0%

(1)	Fiscal 2000 includes 53 weeks; all other years contain 52 weeks.

(2)	Includes net sales of leased shoe departments.

(3)	Working capital represents current assets less current liabilities.

(4)	Current ratio represents current assets divided by current liabilities.

(5)	DSW square footage added represents the total amount of square footage added during the year attributable to new store openings for DSW stores only; it does not reflect changes in square footage of leased shoe departments.

(6)	Average gross square footage represents the monthly average of square feet for DSW stores only for each period presented and consequently reflects the effect of opening stores in different months throughout the year.

(7)	Net sales per average gross square foot is the result of dividing net sales for DSW stores only for the period presented by average gross square foot calculated as described in footnote 6 above.

(8)	Comparable DSW stores and comparable leased shoe departments are those units that have been in operation for at least 14 months at the beginning of the fiscal year. Stores or leased shoe departments, as the case may be, are added to the comparable base at the beginning of the year and are dropped for comparative purposes in the month that they are closed.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our historical consolidated financial statements and the notes thereto, our unaudited pro forma financial statements and the notes to our unaudited pro forma financial statements appearing elsewhere in this prospectus, including “Prospectus Summary — Summary Consolidated Financial Information,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data” and “Selected Consolidated Financial and Operating Data.” The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and included elsewhere in this prospectus.
Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 172 DSW stores in 32 states as of January 29, 2005, with net sales of approximately $961.1 million in fiscal 2004. We offer in our DSW stores a combination of selection, convenience and value that we believe differentiates us from our competitors such as mall-based department stores, national chains and independent shoe retailers and appeals to consumers from a broad range of socioeconomic and demographic backgrounds. In addition to operating DSW stores, as of January 29, 2005, we operated a total of 202 leased shoe departments for three non-affiliated retailers, including 153 leased shoe departments for Stein Mart, Inc., or Stein Mart; 48 for Gordman’s, Inc., or Gordmans; and one for Frugal Fannie’s Fashion Warehouse, or Frugal Fannie’s. As of January 29, 2005, we also operated 22 leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures. We plan to further strengthen our position as a leading specialty branded footwear retailer by pursuing three primary strategies for growth — expanding our store base, driving sales through enhanced merchandising and continuing to improve profitability.
      The first DSW store was opened in July 1991, and in 1998, the DSW business was acquired by Value City, which subsequently became a wholly-owned subsidiary of Retail Ventures. In December 2004, Retail Ventures completed a corporate reorganization whereby Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, merged with and into Value City, another wholly-owned subsidiary of Retail Ventures. In turn, Value City transferred all the issued and outstanding shares of DSW to Retail Ventures in exchange for a promissory note. We have operated as a division of Retail Ventures, and our assets, liabilities and operating results have been included in Value City’s or Retail Ventures’ financial statements, since the time of our acquisition and the formation of Retail Ventures, respectively. In connection with the sale of Class A Common Shares offered pursuant to this prospectus, DSW will become a publicly-traded company and will operate its business as a stand-alone entity. For more information regarding the separation of the DSW business from Retail Ventures, please see “— Separation Agreements” and “Certain Relationships and Related Party Transactions — Relationships Between Our Company and Retail Ventures.”
      Our consolidated financial statements, which are discussed below, reflect the historical position, results of operations and cash flows of the DSW business, which has been transferred to us from Retail Ventures or other affiliates pursuant to the reorganization. They assume that DSW, for the periods presented, had existed as a separate legal entity. Our consolidated financial statements reflect the accounting policies adopted by Retail Ventures in the preparation of its financial statements. Some costs have been reflected in the consolidated financial statements that are not necessarily indicative of the costs that DSW would have incurred had it operated as an independent, stand-alone entity for all periods presented. These costs include allocated portions of Retail Ventures’ corporate overhead, interest expense and income taxes.

Sources of Revenue
      DSW generates revenues by purchasing primarily in-season shoes and accessories directly from vendors for sale to customers in DSW stores and leased shoe departments. We have operated leased shoe departments in Filene’s Basement stores since April 2000, in Stein Mart stores since July 2002 and in Gordmans stores since June 2004.

Expansion Strategy
      The main growth strategy for our business is to increase total net sales through DSW store expansion while maintaining positive comparable store sales growth for DSW stores. We intend to open approximately 30 stores per year in each fiscal year from fiscal 2005 through fiscal 2009. For fiscal 2005, we have budgeted approximately $10.5 million and $26.4 million, respectively, for capital expenditures and inventory in connection with new DSW store openings. We expect to receive approximately $9.0 million in tenant allowances in connection with these store openings. We plan to finance investment in new DSW stores with cash flows from operating activities and by drawing from our new $150 million senior secured revolving credit facility when necessary. However, we may be unable to open new stores contemplated by our growth plan on a timely basis. For a further discussion of the risks associated with our growth strategy, see “Risk Factors — Risks Relating to Our Business.”
      We expect our expenses to increase as we operate the additional stores and support the increasing size of the business. However, we will strive to limit the growth rate of our expenses to a rate that is less than the growth rate of net sales. We expect the increase in net sales to come primarily from an increase in our market share, as we do not expect a significant increase in the total footwear market.
      We utilize economic and demographic information to select new DSW store locations that will generate additional incremental sales with minimal negative effects on existing stores. The selection of stores is based on evaluating total sales expectations for the location, as well as the appropriateness of the size and rent. In fiscal years 2002, 2003, and 2004 we have opened DSW stores that were nearly 6% larger than the average store size of a typical DSW store in prior fiscal years. However, to date, the sales volumes of these newer stores have been less than our average store sales, and, as a result, we have experienced a decrease in net sales per average gross square foot. As the newer stores increase their net sales and we open new stores sized to fit market potential, we expect to improve our net sales per gross square foot performance in the future.
      We opened 31 new DSW stores in fiscal 2004 and plan to open approximately 30 stores in each fiscal year from fiscal 2005 through fiscal 2009. For stores scheduled to open in fiscal 2005, as of January 29, 2005, we have signed leases for 23 new stores and two store relocations.
      We anticipate that cash from operations, together with borrowings under our new secured revolving credit facility, will be adequate to fund operating expenses, working capital, capital expenditures and our planned retail expansion. However, there can be no assurance as to the future availability of external financing or internally generated funds required to execute our DSW store expansion strategy as planned. For more information regarding our plans for funding our operations and expansion, see “— Liquidity and Capital Resources.”

Key Financial and Non-Financial Measures
      In evaluating DSW’s results of operations, our management refers to a number of key financial and non-financial measures relating to the performance of our business. Among our key financial results are net sales, operating profit and net income. Non-financial measures that we use in evaluating our performance include number of DSW stores and leased shoe departments, net sales per average gross square foot for DSW stores, and change in comparable stores sales.
      The following describes certain line items set forth in our consolidated statement of income:
      Net Sales. We record net sales exclusive of sales tax and net of returns. For comparison purposes, we define stores or leased shoe departments as comparable or non-comparable. A store’s or leased shoe department’s sales are included in comparable sales if the store or leased shoe department has been in operation at least 14 months at the beginning of the fiscal year. Stores and leased shoe departments are excluded from the comparison in the month that they close. Stores that are remodeled or relocated are excluded from the comparison if they are closed for more than two fiscal months or are relocated out of their market area.
      Cost of Sales. Our cost of sales includes the cost of merchandise, distribution and warehousing, store occupancy, permanent and point of sale reductions, markdowns and shrinkage provision. After the consummation of this offering, our cost of sales will also reflect the impact of shared services.
      Operating Expenses. Operating expenses include expenses related to store selling, store management and store payroll costs, advertising, leased shoe department operations, store depreciation and amortization, pre-opening advertising and other pre-opening costs (which are expensed as incurred), corporate expenses for buying services, information services, marketing, insurance, legal, finance and other corporate related departments and benefits for associates and related payroll taxes. After the consummation of this offering, our operating expenses will also reflect the cost of shared services and the cost of operating as a public company. Corporate level expenses are primarily attributable to our corporate offices in Columbus, Ohio.

Fiscal Year; Seasonality
      We follow a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2004, 2003, 2002 and 2001 each consisted of 52 weeks and fiscal 2000 consisted of 53 weeks.
      Our business, measured in terms of net sales, is subject to seasonal trends. Our net sales, measured on a comparable stores basis, have typically been higher in spring and early fall, when our customers’ interest in new seasonal styles increases. In addition, when measured in terms of operating profit, our business has historically experienced lower levels of profitability in the fourth quarter of our fiscal year, due primarily to moderately lower sales in the fourth quarter. Unlike many other retailers, we have not historically experienced a large increase in net sales during our fourth quarter associated with the winter holiday season.

Separation Agreements
      We will enter into several agreements with Retail Ventures in connection with the separation of the DSW business from the Retail Ventures group.
      Master Separation Agreement. The separation agreement will become effective upon the consummation of this offering. The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement will require us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also will agree to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also will contain provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
      Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year under applicable federal and state securities laws of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      Shared Services Agreement. Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, will continue to operate as they did prior to this offering. We will continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which when signed will become effective as of January 30, 2005, we will provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation, store design and construction management. Retail Ventures will provide us with services relating to import administration, risk management, information technology, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for us and for our directors, officers, and employees.
      We anticipate that the initial term of the shared services agreement will expire at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. As of the date of this prospectus, we expect that Retail Ventures will provide us with several information technology services for a period longer than the initial term, and we expect that distribution services will be provided for a period shorter than the initial term. With respect to each of the other shared services, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
      Tax Separation Agreement. We have historically been included in Retail Ventures’ consolidated group, or the Consolidated Group, for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include Retail Ventures and/or certain of its subsidiaries, or a Combined Group, for state and local income tax purposes. We intend to enter into a tax separation agreement with Retail Ventures that will become effective upon consummation of this offering. Pursuant to the tax separation agreement, we and Retail Ventures generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We will have the right to review and comment on such pro forma tax returns. We will be responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
      Retail Ventures will be exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally will be responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services to be provided to us by Retail Ventures, we will pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we will reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services to be provided to us.
      Retail Ventures will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we will have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we will have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures will have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
      We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of the our outstanding stock. It is not expected that we will be included in the Consolidated Group following this offering. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.
      As of the date of this prospectus Retail Ventures does not intend or plan to undertake a spin-off of our stock to Retail Ventures stockholders. Nevertheless, we and Retail Ventures have agreed to set forth our respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of DSW or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.

Critical Accounting Policies and Estimates.
      As discussed in Note 1 to our consolidated financial statements included elsewhere in this prospectus, the preparation of our consolidated financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including, but not limited to, those related to inventory valuation, depreciation, amortization, recoverability of long-lived assets (including intangible assets), estimates for self insurance reserves for health and welfare, workers’ compensation and casualty insurance, income taxes, contingencies, litigation and revenue recognition. We base these estimates and judgments on our historical experience and other factors we believe to be relevant, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The process of determining significant estimates is fact-specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial and appraisal techniques. We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate.
      While we believe that our historical experience and other factors considered provide a meaningful basis for the accounting policies applied in the preparation of the consolidated statements, we cannot guarantee that our estimates and assumptions will be accurate. As the determination of these estimates requires the exercise of judgment, actual results inevitably will differ from those estimates, and such differences may be material to our financial statements.

      We believe the following represent the most significant accounting policies, critical estimates and assumptions, among others, used in the preparation of our consolidated financial statements:

•	Revenue Recognition. Revenues from merchandise sales are recognized at the point of sale and are net of returns and exclude sales tax. Revenue from gift cards is deferred and the revenue is recognized upon redemption of the gift cards.

•	Cost of Sales and Merchandise Inventories. Merchandise inventories are stated at the lower of cost, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail inventory method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross profit are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on our consolidated balance sheet is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns. Hence, earnings are negatively impacted as merchandise is marked down prior to sale. Reserves to value inventory at the lower of cost or market were $14.2 million and $11.5 million at the end of fiscal 2004 and 2003, respectively.

Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value or mark-on, markups of initial prices established, reductions in prices due to customers’ perception of value (known as markdowns), and estimates of losses between physical inventory counts, or shrinkage, which, combined with the averaging process within the retail inventory method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.

We include in the cost of sales expenses associated with warehousing, distribution and store occupancy. Warehousing costs are comprised of labor, benefits and other labor-related costs associated with the operations of the warehouse, which are primarily payroll-related taxes and benefits. The non-labor costs associated with warehousing include rent, depreciation, insurance, utilities and maintenance and other operating costs that are passed to us from the landlord. Distribution costs include the transportation of merchandise to the warehouse and from the warehouse to our stores. Store occupancy costs include rent, utilities, repairs, maintenance and janitorial costs and other costs associated with licenses and occupancy-related taxes, which are primarily real estate taxes passed to us by our landlords.

•	Asset Impairment and Long-lived Assets. We must periodically evaluate the carrying amount of our long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows (undiscounted and without interest) from the asset. Our reviews are conducted down at the lowest identifiable level, which include a store. The impairment loss recognized is the excess of the carrying value, based on discounted future cash flows, of the asset over its fair value. Should an impairment loss be realized, it will be included in operating expenses. The amount of impairment losses recorded during fiscal 2004 was $0.9 million, while in fiscal 2003 and 2002 the amounts of impairment losses were immaterial to the financial statements. We believe at this time that the long-lived assets’ carrying values and useful lives continue to be appropriate. To the extent these future projections or our strategies change, the conclusion regarding impairment may differ from our current estimates.

•	Self-insurance Reserves. We record estimates for certain health and welfare, workers compensation and casualty insurance costs that are self-insured programs. These estimates are based on actuarial assumptions and are subject to change based on actual results. Should the total cost of claims for health and welfare, workers compensation and casualty insurance exceed those anticipated, reserves recorded may not be sufficient, and, to the extent actual results vary from assumptions, earnings would be impacted.

•	Customer Loyalty Program. We maintain a customer loyalty program for our DSW stores in which customers receive a future discount on qualifying purchases. The “Reward Your Style” program is designed to promote customer awareness and loyalty and provide us with the ability to communicate with our customers and enhance our understanding of their spending trends. Upon reaching the target spending level, customers may redeem these discounts on a future purchase. Generally, these future discounts must be redeemed within six months. We accrue the estimated costs of the anticipated redemptions of the discount earned at the time of the initial purchase and charge such costs to operating expense based on historical experience. The estimates of the costs associated with the loyalty program require us to make assumptions related to customer purchase levels and redemption rates. The accrued liability as of January 29, 2005 and January 31, 2004 was $4.5 million and $3.0 million, respectively. To the extent assumptions of purchases and redemption rates vary from actual results, earnings would be impacted.

•	Income Taxes. We are required to determine the aggregate amount of income tax expense to accrue and the amount which will be currently payable based upon tax statutes of each jurisdiction we do business in. In making these estimates, we adjust income based on a determination of generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on our balance sheet for temporary differences that will reverse in subsequent years. A valuation allowance is established against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. If our management had made these determinations on a different basis, our tax expense, assets and liabilities could be different.
Results of Operations
      As of January 29, 2005, we operated 172 DSW stores and leased shoe departments in 153 Stein Mart stores, 48 Gordmans stores, 22 Filene’s Basement stores and one Frugal Fannie’s store. We manage our operations as one segment. The following table represents selected components of our historical consolidated results of operations, expressed as percentages of net sales:

	For the Fiscal Year Ended

	February 1,	January 31,	January 29,
	2003	2004	2005
	(52 Weeks)	(52 Weeks)	(52 Weeks)

Net sales, including sales from leased departments	100.0%	100.0%	100.0%
Cost of sales	(75.4)	(74.4)	(71.9)

Gross profit	24.6	25.6	28.1
Operating expenses	(21.9)	(22.1)	(22.3)

Operating profit	2.7	3.5	5.8
Interest expense, net	(0.6)	(0.3)	(0.3)

Income before income taxes	2.1	3.2	5.5
Provision for income taxes	(0.9)	(1.3)	(1.9)

Net income	1.2%	1.9%	3.6%

Fiscal Year Ended January 29, 2005 (Fiscal 2004) Compared to Fiscal Year Ended January 31, 2004 (Fiscal 2003)
      Net Sales. Net sales for the fifty-two weeks ended January 29, 2005 increased by 21.4%, or $169.8 million, to $961.1 million from $791.3 million in the fifty-two week period ended January 31, 2004. Our comparable store sales in fiscal 2004 improved 5.0% compared to the previous fiscal year. The increase includes an increase of 31 new DSW stores, 51 non-affiliated leased shoe departments and five Filene’s Basement leased shoe departments in fiscal 2004. The new DSW locations added $82.0 million in sales compared to fiscal 2003, while the new leased shoe departments added $12.7 million. Leased shoe department sales comprised 9.4% of total net sales in fiscal 2004, compared to 8.9% in fiscal 2003.
      Compared with fiscal 2003, DSW comparable store sales increased in women’s 4.3%, athletic 11.6% and accessories 9.6%, and decreased in the men’s category by 0.3%. Sales increases in women’s were driven by dress, better and sandals in the spring and women’s casual in the fall. The increase in athletic was the result of sales in “fashion” athletic in both the men’s and women’s categories. The increase in accessories was the result of additional new merchandise being offered.
      Gross Profit. Gross profit increased $67.3 million to $270.2 million in fiscal 2004 from $202.9 million in fiscal 2003, and increased as a percentage of net sales from 25.6% in fiscal 2003 to 28.1% in fiscal 2004. This increase is primarily attributable to increased initial markup and a decrease in markdowns when compared to the prior fiscal year. The initial markup increase is the result of increased average unit retail and the ability to buy at lower costs, which is due to the fact that we placed larger orders. Warehouse expense as a percentage of net sales decreased from 2.5% in fiscal 2003 to 2.2% in fiscal 2004. The decrease in warehouse expense is the result of improved operational efficiencies achieved through the use of electronic shipping information and increased unit volumes. This decrease in warehouse expense was partially offset by increases in store occupancy, from 12.8% of total net sales in fiscal 2003 to 12.9% of total net sales in fiscal 2004.
      Operating Expenses. For fiscal 2004, operating expenses increased $39.2 million from $174.9 million in fiscal 2003 to $214.1 million, which represented 22.3% of net sales. Operating expenses for fiscal 2004 include $10.8 million in pre-opening costs, as compared to $5.1 million in the prior fiscal year. Pre-opening costs are expensed as incurred and therefore do not necessarily reflect expenses for the stores opened in a given fiscal year. The new DSW stores and leased shoe departments added $14.8 million in expenses compared to fiscal 2003, excluding pre-opening expenses.
      Operating Profit. Operating profit was $56.1 million in fiscal 2004 compared to $28.1 million in fiscal 2003, and increased as a percentage of net sales from 3.5% in fiscal 2003 to 5.8% in fiscal 2004. Operating profit was positively affected by the full year of operations for our DSW stores and leased shoe departments opened in fiscal 2003.
      Interest Expense. Interest expense, net of interest income, was $2.7 million in each of fiscal 2004 and fiscal 2003. Interest expense in fiscal 2004 was the result of an increase in the average weighted borrowing rate, offset in part by a decrease in average weighted borrowings. Interest expense includes the amortization of debt issuance costs of $0.5 million in each of fiscal 2004 and fiscal 2003.
      Income Taxes. Our effective tax rate for fiscal 2004 was 34.5%, versus 41.5% for fiscal 2003. The decrease in the effective tax rate was primarily due to the change in tax deferred items for tax purposes.
Fiscal Year Ended January 31, 2004 (Fiscal 2003) Compared To Fiscal Year Ended February 1, 2003 (Fiscal 2002)
      Net Sales. Net sales for the fifty-two weeks ended January 31, 2004 increased by 22.8%, or $147.0 million, to $791.3 million from $644.3 million in the fifty-two week period ended February 1, 2003. Our comparable store sales in fiscal 2003 improved 5.9% compared to the previous fiscal year. The increase includes a net increase of 16 new DSW stores, 54 non-affiliated leased shoe departments and one Filene’s Basement leased shoe department in fiscal 2003. The new DSW locations added $32.8 million in sales compared to fiscal 2002, while the new leased shoe departments added $25.4 million. Leased shoe department sales comprised 8.9% of total net sales in fiscal 2003, compared to 3.5% in fiscal 2002.
      Compared with fiscal 2002, DSW comparable store sales increased in women’s 7.3%, men’s 4.5%, athletic 1.5% and accessories 3.2%. The increase in women’s was primarily attributable to a strong year-long comparable store performance in the women’s better category and a strong seasonal boot performance in the fourth quarter of fiscal 2003. The increase in men’s was primarily driven by increases in the casual and fashion dress shoe categories. In athletic, the increase was primarily attributable to an increase in the men’s athletic category. The increase in accessories was primarily driven by an increase in the gift category.

      Gross Profit. Gross profit increased $44.1 million to $202.9 million in fiscal 2003 from $158.8 million in fiscal 2002, and increased as a percentage of net sales from 24.6% in fiscal 2002 to 25.6% in fiscal 2003. This increase was primarily attributable to higher initial markups on merchandise purchases, as evidenced by the increase in average unit retail prices, and a decrease in warehouse expense as a percentage of sales from 2.7% in fiscal 2002 to 2.5% in fiscal 2003. These components were offset by increases in store occupancy from 12.1% of net sales in fiscal 2002 to 12.8% of net sales in fiscal 2003. The increase in store occupancy is the result of the higher cost of renting our newer stores.
      Operating Expenses. For fiscal 2003, operating expenses increased $33.9 million from $141.0 million in fiscal 2002 to $174.9 million, which represented 22.1% of net sales. Fiscal 2003 includes $5.1 million in pre-opening costs compared to $2.9 million in the prior fiscal year. Pre-opening costs are expensed as incurred and therefore do not necessarily reflect expenses for the stores opened in a given fiscal year. Included in operating expenses is the related operating cost associated with operating the leased shoe departments, excluding occupancy. The new DSW stores and leased shoe departments added $6.7 million in expenses compared to fiscal 2002, excluding pre-opening expenses.
      Operating Profit. Operating profit was $28.1 million in fiscal 2003 compared to $17.8 million in fiscal 2002, and increased as a percentage of net sales from 2.7% in fiscal 2002 to 3.5% in fiscal 2003. Operating profit was positively affected by the full year of operations for the stores and leased operations opened in fiscal 2002.
      Interest Expense. Interest expense, net of interest income, decreased $1.2 million from $3.9 million in fiscal 2002 to $2.7 million in fiscal 2003, due primarily to the write-off in fiscal 2002 of unamortized debt issuance costs and a decrease in the average weighted borrowing rate, offset in part by an increase in average weighted borrowings. Interest expense includes the amortization of debt issuance costs of $0.5 million in each of fiscal 2003 and fiscal 2002.
      Income Taxes. Our effective tax rate for fiscal 2003 was 41.5%, versus 42.0% for fiscal 2002. The decrease in the effective tax rate was primarily due to the decrease in non-deductible expenses for tax purposes.

Quarterly Results

Quarterly Operations Data
      The following tables set forth unaudited quarterly condensed consolidated statements of operations data, expressed in thousands of dollars. This quarterly information is unaudited, but has been prepared on the same basis as the annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, reflects all adjustments necessary for a fair representation of the information for the periods presented. This quarterly condensed statement of income data should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Operation results for any quarter are not necessarily indicative of results for any future period or for the full fiscal year.

	Quarter Ended
	($ in thousands)

	FY 2004

	5/1/04	7/31/04	10/30/04	1/29/05

Net sales	$232,559	$234,403	$262,444	$231,683
Cost of sales	(164,972)	(167,464)	(184,991)	(173,451)

Gross profit	67,587	66,939	77,453	58,232
Operating expenses	(53,782)	(51,305)	(60,664)	(48,351)

Operating profit	13,805	15,634	16,789	9,881
Interest expense	(726)	(745)	(989)	(274)

Earnings before income taxes	13,079	14,889	15,800	9,607
Income tax (provision) benefit	(5,263)	(5,992)	(6,358)	(807)

Net income	$7,816	$8,897	$9,442	$8,800

Comparable store sales change	11.0%	3.0%	0.8%	5.8%

	Quarter Ended
	($ in thousands)

	FY 2003

	5/3/03	8/2/03	11/1/03	1/31/04

Net sales	$186,715	$197,327	$221,421	$185,885
Cost of sales	(144,718)	(145,607)	(161,523)	(136,573)

Gross profit	41,997	51,720	59,898	49,312
Operating expenses	(42,363)	(42,904)	(47,466)	(42,141)

Operating profit (loss)	(366)	8,816	12,432	7,171
Interest expense	(924)	(627)	(634)	(554)

Earnings (loss) before income taxes	(1,290)	8,189	11,798	6,617
Income tax (provision) benefit	535	(3,395)	(4,890)	(2,757)

Net income (loss)	$(755)	$4,794	$6,908	$3,860

Comparable store sales change	(3.5%)	4.8%	12.0%	11.6%
Liquidity and Capital Resources

Overview
      Our primary ongoing cash requirements are for seasonal and new store inventory purchases, capital expenditures in connection with our expansion, the remodeling of existing stores and infrastructure growth. We have historically funded our expenditures with cash flows from operations and borrowings under the

Retail Ventures credit facilities to which we have been a party, as described below. Our working capital and inventory levels typically build seasonally. We believe that we will be able to continue to fund our operating requirements and the expansion of our business pursuant to our growth strategy in the future with cash flows from operations and borrowings under the new DSW secured revolving credit facility we are entering into in connection with the separation of the DSW business from Retail Ventures, although we can give no assurance in this regard.

The DSW Separation
      On or about the date of the consummation of this offering, Retail Ventures expects to amend or terminate the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW has rights and obligations as a co-borrower and co-guarantor. For further description of these facilities and our new secured revolving credit facility, see “Description of Indebtedness.”
      The Value City Revolving Credit Facility. Until the amendment and restatement of this revolving credit agreement, we will continue to be a co-borrower under a Loan and Security Agreement, as amended, entered into with National City Business Credit, Inc., or National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. We, Value City and other Retail Ventures affiliates are currently named as co-borrowers, and Retail Ventures is a co-guarantor. The maturity date of the facility is June 11, 2006. This revolving credit agreement allows DSW and the other Retail Ventures affiliates named as co-borrowers to draw on a $425 million revolving credit facility, subject to applicable borrowing base restrictions. All the capital stock of DSW and DSWSW is pledged to National City, as administrative agent, in favor of the revolving credit facility lenders. We, Retail Ventures and the other co-borrowers and guarantors named therein are jointly and severally liable for all liabilities incurred under the agreement. We have reflected our direct obligations under this revolving credit facility as they relate to borrowings secured by our assets in our historical financial statements included elsewhere in this prospectus. For additional information regarding this revolving credit facility, see “— Financing Activities.”
      Under the Value City revolving credit facility, the borrowing base formula applicable to DSW has been based on the value of our inventory and receivables. Primary security for this revolving credit facility is provided in part by a first priority lien on all of the inventory and accounts receivable of DSW and the other co-borrowers thereunder, as well as certain intercompany notes and payment intangibles. Subject to the provisions of an intercreditor agreement, this revolving credit facility also has the substantial equivalent of a second priority perfected security interest in all the first priority collateral securing the Value City aggregate $100 million term loans and the Value City $75 million convertible loan, including all of the capital stock of DSW and DSWSW. We are a co-borrower under this revolving credit facility, and will remain obligated thereunder until the amendment and restatement of this revolving credit agreement described below. Interest on borrowings under this revolving credit facility is calculated at the bank’s base rate plus 0.0% to 0.5%, or at the LIBOR rate plus 2.00% to 2.75%, depending upon the level of average excess availability that DSW and the other co-borrowers maintain. At January 29, 2005 and January 31, 2004, $108.5 million and $120.0 million were available, respectively, under this revolving credit facility. Direct borrowings by us aggregated $55.0 million and $35.0 million as of January 29, 2005 and January 31, 2004, respectively, while $14.9 million and $11.4 million letters of credit were issued and outstanding as of January 29, 2005 and January 31, 2004, respectively.
      On or about the date of the consummation of this offering, Retail Ventures and its affiliates will amend and restate the revolving credit agreement, and we will be released from our obligations thereunder. In addition, National City will release its liens on the shares of our capital stock held by Retail Ventures and the capital stock of DSWSW held by us. Leasehold mortgages granted by DSW and DSWSW in 2002 to secure obligations under the revolving credit agreement, as well as the Value City term loan facility and subordinated convertible loan facility, will also be released.
      Simultaneously, DSW expects to enter into a new $150 million secured revolving credit facility with a term of five years. Under this facility, we expect that we and our subsidiary, DSWSW, will be named as co-

borrowers. This new DSW facility is expected to have borrowing base restrictions and will provide for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under our new secured revolving credit facility will be secured by a lien on substantially all of our and our subsidiary’s personal property. In addition, our new secured revolving credit facility will contain usual and customary restrictive covenants relating to our management and the operation of our business. These covenants will, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity.
      The Value City Term Loan Facility. Until the amendment of this term loan agreement, we will continue to be a co-borrower under a Financing Agreement, as amended, among Cerberus, as agent, and other parties named therein, originally entered into in June 2002. Under the terms of this term loan agreement, Cerberus and SSC each provided to us, Value City and other Retail Ventures affiliates a separate $50 million three-year term loan. Retail Ventures is named as a co-guarantor. In July 2004, the maturity date of these loans was extended until June 11, 2006. In connection with these loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $3.0 million interest in each of their term loans and received a corresponding portion of the warrants to purchase Retail Ventures stock from each of Cerberus and SSC. All the capital stock of DSW and DSWSW is pledged to Cerberus, as agent, in favor of SSC, Cerberus and Back Bay. As a co-borrower, we are jointly and severally liable for the performance and payment of obligations under this financing agreement; however, this indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures.
      On or about the date of the consummation of this offering, we expect to be released from our obligations as a co-borrower pursuant to the amendment of this term loan agreement. We have been advised by Retail Ventures that Value City expects to repay all the term loan indebtedness on or about the date of the consummation of this offering. In connection with the amendment of this term loan agreement, Retail Ventures has agreed to amend the outstanding warrants to provide SSC, Cerberus and Back Bay the right, from time to time, either to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the existing antidilution provisions) or (ii) acquire from Retail Ventures Class A Common Shares of DSW at the price of shares sold to the public in this offering (subject to antidilution provisions similar to those in the existing warrants). Prior to the consummation of this offering, we will enter into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares held by Retail Ventures for Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      The Value City Senior Subordinated Convertible Loan Facility. Until the amendment and restatement of this convertible loan agreement, we will continue to be a co-guarantor under an Amended and Restated Senior Subordinated Convertible Loan Agreement, as amended, entered into with Cerberus, as agent and lender, SSC, as lender, and the other parties named therein, originally entered into in June 2002. Under this agreement, SSC initially provided a $75 million loan, now held equally by SSC and Cerberus, to Value City, as borrower, which is convertible at the option of the lenders into common shares of Retail Ventures at an initial conversion price of $4.50 per share. All the capital stock of DSW and DSWSW is pledged to Cerberus, as agent, in favor of Cerberus and SSC. Retail Ventures is a co-guarantor under this convertible loan agreement, and the maturity date of this convertible loan is June 10, 2009. This indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures. This indebtedness originated as a $75 million loan made to Value City by an institutional lender in March 2000, which was assigned to SSC in December 2000.
      On or about the date of the consummation of this offering, we expect to be released from our obligations as a co-guarantor pursuant to the amendment and restatement of this agreement. The $75 million convertible loan will be converted into a $75 million non-convertible loan, and the capital stock of DSW held by Retail Ventures will continue to secure the amended loan facility. In addition, in connection with the amendment and restatement of this convertible loan agreement, Retail Ventures has agreed to issue to SSC and Cerberus convertible warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended loan agreement.
      Under the convertible warrants, SSC and Cerberus will have, from time to time, the right either to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to existing antidilution provisions) or (ii) acquire from Retail Ventures Class A Common Shares of DSW at a strike price equal to the price of the shares to the public in this offering (subject to antidilution provisions similar to those in the existing warrants). SSC and Cerberus may acquire an aggregate number of Class A Common Shares of DSW from Retail Ventures which, at the price of shares sold in this offering, have a value equal to the outstanding principal amount of the amended loan facility. Prior to the consummation of this offering, we will enter into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares held by Retail Ventures for Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      Cross-Corporate Guarantees. We have entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guarantee payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. We may be released from any prospective liability under the guarantees at any time. Upon release, our potential liability would be limited to the then outstanding amount under the canceled guarantee. We will terminate these cross-corporate guarantees on or about the date of the consummation of this offering. The outstanding balance at that time, which we expect to be approximately $                    , will decrease to zero over a period of approximately 90 days as payments are made in the ordinary course of business.
      Value City Intercompany Note. The capital stock of DSW held by Retail Ventures will continue to secure the $240 million Value City intercompany note made payable by Retail Ventures to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to Retail Ventures on that date. The lien granted to Value City on the DSW capital stock held by Retail Ventures will be released upon written notice that warrants held by Cerberus, SSC and Back Bay are to be exercised in exchange for DSW capital stock held by Retail Ventures and to be delivered by Retail Ventures upon the exercise of such warrants.

Operating Activities
      Net cash provided by operations in fiscal 2004 was approximately $15.7 million, compared to approximately $45.1 million for fiscal 2003. Net working capital increased $35.7 million to $138.9 million at January 29, 2005 from $103.2 million at January 31, 2004. Current assets divided by current liabilities at those dates were 2.3 and 2.4, respectively.
      The $15.7 million net cash provided by operations during fiscal 2004 reflects several causes. Net cash was used to increase inventory by $58.0 million, increase deferred income taxes by $7.8 million and increase advances to affiliates by $22.2 million. Net cash was provided by operations, an increase in accrued expenses of $15.0 million and an increase in accounts payable of $19.9 million.
      Net cash provided by operating activities totaled $45.1 million in fiscal 2003 while operating activities used $30.8 million in fiscal 2002. The net cash change reflects several causes, primarily the increase in inventory of $8.9 million, the decrease in accounts payable of $9.0 million and the decrease in advances to affiliates of $20.6 million, which were funded from operations.

      We operate all our stores, warehouses and corporate office space from leased facilities. Lease obligations are accounted for either as operating leases or as capital leases. We disclose in the notes to the financial statements included elsewhere in this prospectus the minimum payments due under operating or capital leases.

Investing Activities
      In fiscal 2004, our cash used in investing activities amounted to $34.3 million compared to $22.3 million for fiscal 2003. In fiscal 2004, fiscal 2003 and fiscal 2002, our cash used in investing activities consisted of capital expenditures. Cash used for capital expenditures was $34.3 million, $22.3 million and $23.1 million for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. Capital expenditures were related primarily to new stores.
      Our future capital expenditures will depend primarily on the number of new stores we open, the number of existing stores we remodel and the timing of these expenditures. In fiscal 2004, we opened 31 additional stores. We plan to open approximately 30 stores per year in each of the four years from fiscal 2005 through fiscal 2009. During fiscal 2004, the average investment required to open a typical new DSW store was approximately $1.7 million. Of this amount, gross inventory typically accounted for $880,000, fixtures and leasehold improvements typically accounted for $600,000 (prior to tenant allowances) and pre-opening advertising and other pre-opening expenses typically accounted for $250,000. We plan to finance investment in new stores with cash flows from operating activities and by drawing from our new $150 million senior secured revolving credit facility when necessary.

Financing Activities
      In fiscal 2004, our net cash provided by financing activities was $19.9 million compared to net cash used by financing activities of $19.2 million in fiscal 2003. The primary source of financing funds is the Retail Ventures revolving credit facility.
      Net cash used by financing activities was $19.2 million in fiscal 2003 and was primarily attributable to the net decrease in borrowing under the Value City revolving credit facility of $19.0 million. Net cash provided by financing activities in fiscal 2002 was $52.4 million. The primary source of financing funds was the net increase in the Value City revolving credit facility of $54.0 million, which was partially offset by debt issuance costs of $1.4 million. For a discussion of the terms of the Value City revolving credit facility and the expected $150 million secured revolving credit facility of DSW, see “— The DSW Separation.”
Contractual and Operating Lease Obligations
      We have the following minimum commitments under contractual obligations, as defined by the SEC. A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions; and the approximate timing of the transaction. Other long-term liabilities are defined as long-term liabilities that are reflected on our balance sheet in accordance with GAAP. Based on this definition, the tables below include only those contracts which include fixed or minimum obligations. It does not include normal purchases, which are made in the ordinary course of business.

      The following table provides aggregated information about contractual obligations and other long-term liabilities as of January 29, 2005:
Contractual Obligations

	Payments due by period

						No
		Less than			More than	Expiration
	Total	1 year	1-3 years	3-5 years	5 years	Date

	(dollars in thousands)
Long-term debt(1)	$55,000	—	$55,000	—	—	—
Operating lease obligations(2)	786,611	$81,496	167,184	$160,170	$377,761	—
Construction commitments(3)	1,035	1,035	—	—	—	—
Purchase obligations(4)	3,160	1,794	1,246	120	—	—

Total	$845,806	$84,325	$223,430	$160,290	$377,761	—

(1)	On or about the date of this offering, we expect to be released from our obligations under the Retail Ventures revolving credit facility, the Retail Ventures term loan facility and the Retail Venture senior subordinated convertible loan facility. Simultaneously, we expect to enter into a new $150 million secured revolving credit facility.

(2)	Our operating leases require us to pay for common area maintenance costs and real estate taxes. In fiscal 2004, these common area maintenance costs and real estate taxes represented 25.6% of our required lease payments. These costs and taxes vary year by year and are based almost entirely on actual costs incurred and taxes paid incurred by the landlord. As such, they are not included in the lease obligations presented above.

(3)	Construction commitments include capital items to be purchased for projects that were under construction, or for which a lease had been signed, as of January 29, 2005

(4)	Many of our purchase obligations are cancelable by us without payment or penalty, and we have excluded such obligations, along with all associate employment and intercompany obligations.

     We had outstanding letters of credit that totaled approximately $14.9 million at January 29, 2005 and $11.4 million at January 31, 2004. If certain conditions are met under these arrangements, we would be required to satisfy the obligations in cash. Due to the nature of these arrangements and based on historical experience, we do not expect to make any significant payment outside of terms set forth in these arrangements.
      In addition to the amounts included in the table above, as of January 29, 2005, we have signed lease agreements for new store locations with annual rent of approximately $9.6 million. In connection with the new lease agreements, we will receive approximately $7.4 million of tenant allowances, which will reimburse us for expenditures at these locations.
Recent Accounting Pronouncements
      In January 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which requires the consolidation of certain entities considered to be variable interest entities (“VIEs”). An entity is considered to be a VIE when it has equity investors who do not have a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor will absorb a majority of the VIE’s expected losses or residual returns if they occur. FIN 46 provides several exceptions to these rules, relating to qualifying special purpose entities (“QSPEs”) subject to the requirements of SFAS No. 140. Upon its original issuance, FIN 46 required that VIEs created after January 31, 2003 would be consolidated immediately, while VIEs created prior to February 1, 2003 were to be consolidated as of July 1, 2003.
      In October 2003, the FASB deferred the effective date for consolidation of VIEs created prior to February 1, 2003 to December 31, 2003 for calendar year-end companies, with earlier application encouraged.

      In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the original interpretation and to exempt certain entities from its requirements. FIN 46R provides special effective date provisions to enterprises that fully or partially applied FIN 46 prior to the issuance of the revised interpretation. In particular, entities that have already adopted FIN 46 are not required to adopt FIN 46R until the quarterly reporting period ended May 1, 2004. Adoption of the required sections of FIN 46, as modified and interpreted, including the provisions of FIN 46R, did not have any effect on our financial statements or disclosures.
      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), many of which were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and for pre-existing instruments as of the beginning of the first interim period beginning after June 15, 2003. Initial adoption of this accounting pronouncement did not have a material impact on our financial statements.
      The FASB’s Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting By A Customer (Including A Reseller) For Cash Consideration Received From A Vendor, addressed the accounting treatment for vendor allowances. The adoption of EITF Issue No. 02-16 in 2003 did not have a material impact on our financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123R”), Share-Based Payment. This statement revised SFAS No. 123, Accounting for Stock-Based Compensation, and requires companies to expense the value of employee stock options and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005. No stock options or similar awards have been granted by the Company as of fiscal years 2004 and 2003. Thus, SFAS No. 123R has had no impact on us. However, any future stock options and similar awards would need to be valued and expensed in accordance with SFAS No. 123R.
      In April 2005, the SEC delayed the compliance date for SFAS 123R until the beginning of our fiscal year 2006.
Off-Balance Sheet Arrangements
      It is not our intention to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as special purpose entities or variable interest entities, which would facilitate off-balance sheet arrangements or other limited purposes. We have not entered into any “off-balance sheet” arrangements, as that term is described by the SEC, as of January 29, 2005.
Quantitative and Qualitative Disclosures About Market Risk
      We have been exposed to market risk from changes in interest rates, which may adversely affect our financial condition, results of operations and cash flows. In seeking to minimize the risks from interest rate fluctuations, we manage exposures through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We do not use financial instruments for trading or other speculative purposes and are not party to any leveraged financial instruments.
      We are exposed to interest rate risk primarily through our borrowings under the Retail Ventures revolving credit facility. At January 29, 2005, our direct borrowings under this facility aggregated $55.0 million. Our new secured revolving credit facility will permit debt commitments up to $150 million, includes a letter of credit facility, extends for a term of five years, and will provide for borrowings at variable interest rates. We have historically used interest rate swap agreements to effectively establish long-term fixed rates on borrowings under the Retail Ventures revolving credit facility, thus reducing a portion of our interest rate risk. These swap agreements, which are designated as cash flow hedges, involve the receipt of variable rate amounts in exchange for fixed rate interest payments over the life of the agreements. At January 29, 2005, we had no outstanding swap agreements.

      A hypothetical 100 basis point increase in the interest rate of the debt outstanding under the Retail Ventures revolving credit facility for fiscal 2004, net of income taxes, would have had an approximate $0.3 million impact on our results of operation for such period.
Inflation
      Our results of our operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation because of the nature of the estimates required, management believes that the effect of inflation, if any, on our results of operations and financial condition has been minor; however, there can be no assurance that the business will not be affected by inflation in the future.

BUSINESS
Company Overview
      DSW is a leading U.S. specialty branded footwear retailer operating 172 shoe stores in 32 states as of January 29, 2005. We offer a wide selection of brand name and designer dress, casual and athletic footwear for women and men. Our typical customers are brand-, quality- and style-conscious shoppers who have a passion for footwear and accessories. Our core focus is to create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers by offering them a vast, exciting selection of in-season styles combined with the convenience and value they desire. We believe this combination of selection, convenience and value differentiates us from our competitors and appeals to consumers from a broad range of socioeconomic and demographic backgrounds.
      Since its inception, DSW has evolved into a distinctive, consumer-friendly retail concept that allows customers to personalize their shopping experience by offering a “sea of shoes” that are accessible, easy-to-shop, and fulfill a broad range of style and fashion desires. We cater to customers who take pleasure in the “thrill of the hunt” for the perfect shoe and value the shopping experience itself as an enjoyable pastime. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. Over 30,000 pairs of shoes in more than 2,000 styles are displayed on the selling floor of most of our stores, compared to a significantly smaller product offering at typical department stores. Our stores feature self-service fixtures that allow customers to view, touch, and try on the product without relying on salespeople to check availability. Our locations have clear signage, and well-trained sales associates are available to assist customers as desired. New footwear merchandise is organized by style on the main floor, and clearance goods are organized by size in the rear of the store. Accessories and impulse items are featured at the front. The store layout allows customers who do not have time for relaxed browsing to swiftly identify the shoe styles they are seeking and shop in a targeted, time-efficient manner.
      Our goal is to further strengthen our position as a leading specialty branded footwear retailer in the United States. For fiscal 2004, we generated $961.1 million in net sales and $56.1 million in operating profit. During the same period, we sold over 23.7 million pairs of shoes. Over the five-fiscal-year period ended January 29, 2005, we have grown our DSW store base, net sales and operating profit at compound annual rates of 24.3%, 31.3% and 48.9%, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto.
Corporate History
      We were incorporated on January 20, 1969 and opened our first DSW store in Dublin, Ohio in July 1991. In 1998, Value City Department Stores, Inc., which subsequently became a wholly-owned subsidiary of Retail Ventures, Inc., purchased DSW and affiliated shoe businesses from SSC and Nacht Management, Inc. In December 2004, Retail Ventures carried out a corporate reorganization whereby Value City Department Stores, Inc., a wholly-owned subsidiary of Retail Ventures, merged with and into Value City, another wholly-owned subsidiary of Retail Ventures. In turn, Value City transferred all the issued and outstanding shares of DSW to Retail Ventures in exchange for a promissory note. In February 2005, we changed our name from Shonac Corporation to DSW Inc. Since our change in ownership in 1998, we have accelerated our profitable expansion by investing in new stores, merchandise development, technology and our people to support further growth and enhance our performance.
Competitive Strengths
      We believe that our leading market position is driven by our competitive strengths — the breadth of our branded product offerings, our distinctive and convenient store layout, the value proposition offered to our customers and our demonstrated ability to deliver profitable growth on a consistent basis. Over the past few years, we have broadened our merchandise assortment, honed our retail operating model and continued our dedication to providing first-rate quality products at attractive prices. We believe that we will continue to improve our ability to leverage these competitive strengths and to attract and retain talented managers and merchandisers.

The Breadth of Our Product Offerings
      Our goal is to excite our customers with a “sea of shoes” that fulfill a broad range of style and fashion needs. We believe that our typical store offers the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation. We carry primarily in-season footwear found in specialty and department stores and branded make-ups (shoes made exclusively for a retailer), with selection at each store geared toward the particular demographics of the location. A typical DSW store carries approximately 30,000 pairs of shoes in over 2,000 styles compared to a significantly smaller product offering at typical department stores. We also offer a complementary selection of handbags, hosiery and other accessories which appeal to our brand- and fashion-conscious customers.
      Our strategy is designed to ensure that a broad and consistent selection of merchandise is available at all times. We keep merchandise fresh by receiving new shipments at least weekly and by trying to ensure that new items are on the selling floor within 24 hours of delivery. Our goal is to provide our customers with the benefits of what we refer to as “trip assurance” — offering a wide selection of in-season branded merchandise every day that increases our customers’ likelihood of finding the right shoe at the right price each time they visit our stores. The continual turnover of new merchandise encourages customers to visit often and see the new styles that arrive each week.
      We continually strive to improve the quality and breadth of our vendor relationships. We primarily purchase in-season merchandise directly from more than 300 domestic and foreign vendors. Our buyers have established strong, mutually beneficial relationships with vendors that view DSW as a significant distribution channel for their branded offerings. Our suppliers consider us to be an attractive retail channel due to both the scale and geographic reach of our store base and our willingness to buy merchandise across a broad selection of styles. The quality of our vendor relationships allows us to secure an extensive assortment of in-season merchandise and distinguishes us from other shoe retailers.

Our Distinctive and Convenient Store Layout
      We provide our customers with the highest level of convenience based on our belief that customers should be empowered to control and personalize their shopping experiences. Our store layout and visual merchandising techniques provide the most convenient shopping process, regardless of the type of shoe-buying experience our customers desire on a particular trip.
      Thrill of the Hunt. We cater to the passionate shoe enthusiast and indulge customers who love to shop. Customers take pleasure in the “thrill of the hunt” as they scan our wide product offering in search of the products that best suit their needs. All our merchandise is displayed on the selling floor with self-service fixtures to enable customers to view and touch the merchandise. We believe this self-service aspect provides our customers with maximum convenience as they are able to browse and try on the merchandise without feeling rushed or pressured into making a decision too quickly. Therefore, customers are able to shop at their own pace as they savor the thrill and enjoyment of indulging their passion for shoes. Although all DSW stores are designed for self-service shopping, sales associates are available to help customers locate merchandise and to assist as needed.
      Easy Shopping Experience. DSW also caters to shoppers who are time-constrained and come to our stores knowing exactly what they want. Our wide selection ensures that they are more likely to find styles and sizes they are seeking at DSW than at other shoe retailers, thereby minimizing the risk of leaving empty-handed. The stores are also creatively designed for an efficient shopping experience. Our self-service concept empowers our customers to shop quickly and easily because they do not have to rely on a salesperson to check for sizes and styles. Typical DSW stores are approximately 25,000 square feet, with over 85% of total square footage used as selling space. We organize most of our stores on a single level, which allows customers to view the entire store and product offering as they enter and move quickly to the area where their desired styles are located. Interiors are well-lit, with informative signage, and spacious aisles allow ease of movement throughout the store. We display shoes in a logical manner that groups together similar styles such as dress, casual, seasonal and athletic merchandise. Clearance shoes are grouped by size and displayed on racks in the rear of the store. Of the 172 DSW stores open as of January 29, 2005, 145 are either freestanding or located in shopping centers, which provide customers with direct access to parking, and the remainder are in shopping malls or downtown locations. For added convenience, we provide a centralized check-out, which aids customers in quickly locating the cashier for efficient processing.

The Value Proposition Offered to Our Customers
      Through our buying organization, we are able to provide our customers with high-quality, in-season fashions at prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. We employ a consistent pricing strategy that typically provides our customers with the same price on our merchandise from the day it is received until it goes into our planned clearance rotation. Our pricing strategy differentiates us from our competitors who usually price and promote merchandise at discounts available only for limited time periods. We find that customers appreciate having the power to shop for value when it is most convenient for them, rather than waiting for a department store or specialty retailer to have a sale event. For easy comparison by our customers, we prominently display our price and the corresponding vendor’s suggested retail price for each pair of shoes.
      Our graduated, self-liquidating clearance process automatically moves shoes to large clearance racks located in the rear of the store when only a few pairs remain. Because this system also applies to our fastest-moving merchandise, some of our shoppers benefit from steep price reductions on our most popular items. We have also successfully tested “extreme clearance,” a system that is productive in high-traffic locations and incorporates greater price reductions on clearance merchandise. This system provides more floor space for new merchandise at a faster rate.
      We believe that customers value our pricing strategy as it provides them with what we refer to as “value assurance” — knowing that no matter when our customers shop with us, they are typically assured of receiving our best value price on whatever merchandise they purchase. We believe our everyday value prices are competitive with the typical sale price found at most of our competitors. We use the tagline “The Shoes of the Moment. The Deal of a Lifetime.” to convey this combination of selection and value to our customers. During fiscal 2004, the average ticket price for a pair of shoes (including clearance stock) in a DSW store was $39.
      In order to provide additional value to shoe enthusiasts and other regular customers, we developed a customer loyalty program called “Reward Your Style.” This program offers additional savings to frequent shoppers and encourages repeat sales. We target market to “Reward Your Style” members throughout the year. We classify these members by frequency and use direct mail and on-line communication to stimulate further sales and traffic. As of January 29, 2005, over 5.5 million members enrolled in the “Reward Your Style” loyalty program had purchased merchandise in the previous two fiscal years, up from approximately 4.5 million members as of January 31, 2004. In fiscal 2004, approximately 60.1% of DSW store net sales were generated by shoppers in the loyalty program, and these shoppers spent an average of 19% more per purchase than customers who were not enrolled.

Demonstrated Ability to Consistently Deliver Profitable Growth
      Since 1998, we have focused our operating model on selection, convenience and value. We believe that the profitable growth we have achieved in the past is attributable to our operating model and management’s focus on store-level profitability and economic payback.
      Over the five fiscal years ended January 29, 2005, our net sales and operating profit have grown at compound annual growth rates of 31.3% and 48.9%, respectively. In addition, for all our annual new store classes since 1996, we have achieved positive operating cash flow within two years of opening. We intend to continue to focus on net sales, operating profit and cash flow per annual new store class as we pursue our growth strategy.

Growth Strategy
      We plan to continue to strengthen our position as a leading specialty branded footwear retailer by pursuing the following three primary strategies for growth in sales and profitability — expanding our store base, driving sales through enhanced merchandising and leveraging our operating model. For additional information regarding our growth strategy, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Overview — Expansion Strategy.”

Expanding Our Store Base
      We believe our specialty retail concept has broad national appeal and provides substantial opportunity for new store expansion. Over the five-fiscal-year period ended January 29, 2005, we have rapidly expanded our store base by opening 115 DSW stores, including 31 new stores in fiscal 2004. We plan to open approximately 30 stores in each fiscal year from fiscal 2005 through fiscal 2009 and believe that opening stores at this rate will not compromise our new store economics. For stores scheduled to open in fiscal 2005, as of January 29, 2005, we have signed leases for 23 new stores and two store relocations. We plan to open stores both in markets in which we currently operate and in new markets.
      Based on an internal planning model created in fiscal 2003, we believe that we have the long-term potential to operate over 400 stores in the United States, including the 172 stores existing as of January 29, 2005. Our internal supportable store analysis model is used to evaluate potential new DSW store growth opportunities in both existing and new markets based on demographic characteristics, current penetration levels, market-specific real estate assessments and a variety of subjective adjustments. We may not prepare our internal model on the same basis, or using similar assumptions, as may be used by other participants in the retail industry or other third parties, and the projections of our model may therefore not be comparable to projections of the models of such other parties. We periodically evaluate and revise our model based on a number of factors, including our financial condition, general economic conditions in the United States, customer demographics, the penetration of zip codes proximate to existing stores, the competitive environment and the public’s awareness of our brand. Because of these numerous variables, our supportable store projections are subject to change, and the total number of potential stores is periodically revised as a result of these changes. No assurance can be given as to whether or when we will achieve the market penetration targets generated by our model.
      Site selection. In general, our evaluation of potential new stores focuses on store size, configuration, location and lease terms. We target high-traffic real estate locations, with new stores sized as appropriate to fit market potential. An ideal DSW store is either freestanding on the peripheral road of a mall, in a power strip center, in a shopping center or in a high traffic urban shopping zone. We target not only locations with high traffic and visibility, but also locations near other large format, category leading retailers, such as Bed Bath & Beyond, Barnes & Noble and Staples, and we insist on favorable lease terms. We intend, over time, to cluster our stores in strategic metropolitan areas to enhance name recognition, lower average per store advertising costs and achieve economies of scale in management and distribution.
      New store model. After we approve a site, we negotiate lease terms and begin planning the store layout and design. We typically devote between four and six weeks from the time we take possession of a store to prepare for its opening. During fiscal 2004 the average investment required to open a new DSW store was approximately $1.7 million per store. Of this amount, in fiscal 2004, gross inventory typically accounted for approximately $880,000, fixtures and leasehold improvements typically accounted for approximately $600,000 (prior to tenant allowances) and pre-opening advertising and other pre-opening expenses typically accounted for approximately $250,000. All our stores are leased or subleased.

Driving Sales Through Enhanced Merchandising
      We intend to increase the number of customer transactions and average transaction value by continually refining our merchandise mix. Our merchandising group constantly monitors current fashion trends as well as historical sales trends to identify popular styles and styles that may become popular in the upcoming season. We track store performance and sales trends on a weekly basis and have a flexible incremental buying process that enables us to order styles frequently throughout each season, in contrast to department stores, which typically make one large purchase at the beginning of the season.
      Expanding vendor relationships. We have established strong vendor relationships that allow us to gain favorable access to high quality, brand name merchandise at attractive prices. These favorable relationships also allow us to take advantage of opportunistic in-season merchandise that may be offered to us from time to time. We intend to capitalize on the success of our existing vendor relationships as well as identify and develop new supply sources, in particular to enhance our offering of high-end designer brands.
      Increasing sales within existing merchandise categories. In order to further increase sales within our existing women’s, men’s and athletic shoe categories, we aim to increase the quality and breadth of existing vendor offerings and to keep our product mix fresh and on target by continually testing new fashions and actively monitoring sell-through rates in our stores. Additionally, we employ marketing initiatives, including broad advertising campaigns, the “Reward Your Style” loyalty program and sales of gift cards to encourage repeat visits and attract new customers.
      Extending into new product categories. While shoes are the main focus of DSW, we believe offering a complementary assortment of handbags, hosiery and other accessories is an important driver of profitable sales. We will continue to explore new, related product categories that we believe could enhance sales of footwear.

Leveraging Our Operating Model
      As we grow our business and fill in markets to their full potential, we believe we will continue to improve our profitability by leveraging our cost structure, particularly in the areas of advertising, regional management, distribution and overhead functions. Additionally, we intend to continue investing in our infrastructure to improve our operating and financial performance. Most significantly, we believe continued investment in information systems will enhance our efficiency in areas such as merchandise planning and allocation, inventory management, distribution and point of sale functions, among others.

Retail Store Base

DSW Store Locations
      As of January 29, 2005, we operated 172 DSW stores in 32 states in the United States. The map below shows the states in which our DSW stores are located as of January 29, 2005:
Merchandising

Strategy
      DSW stores offer a wide selection of high quality, in-season and fashion-oriented footwear, handbags and accessories with everyday prices that we believe are competitive with the typical sale price found at specialty retailers and department stores. Our merchandising group continually monitors current fashion trends, as well as historical sales trends, to identify popular styles and those that may become popular in the upcoming season. We believe that our stores offer the largest selection of brand name and designer merchandise of any footwear retailer or typical department store in the nation. We primarily carry in-season footwear found in specialty and department stores and branded make-ups (shoes made exclusively for a retailer), with selection at each store geared towards the particular demographics of the location. A typical DSW store carries over 2,000 shoe styles, compared to a significantly smaller product offering at typical department stores. Our goal is to offer a wide selection of on-trend branded merchandise that greatly increases our customers’ likelihood of finding the right shoe at the right price in one trip.
      We believe our wide selection of merchandise from moderate-priced brands to higher-end designer goods contributes to a distinctive shopping experience for our customers. Particularly, our growing selection of high-end brands differentiates us from price-oriented retailers and builds strong customer loyalty. We purchase in-season designer and branded merchandise both on a planned and opportunistic basis.
      In the main portion of each of our stores, the shoes are organized by style in order to highlight the breadth of our merchandise assortment. However, when only a few pairs of a style remain, we place those shoes on a clearance rack organized by size in the rear of the store and reduce their prices periodically. Our clearance approach has been successful in creating additional excitement and traffic in the store and in moving the remaining merchandise quickly. It also creates available floor space for incoming new styles and a wider selection of shoes.

Merchandise Mix
      We separate our DSW merchandise into four total categories — women’s dress and casual footwear; men’s dress and casual footwear; athletic footwear; and accessories. While shoes are the main focus of DSW, we also offer a complementary assortment of handbags, hosiery and other accessories. The following table sets forth the approximate percentage of our sales attributable to each DSW merchandise category in fiscal 2004:

Category	Percent of Net Sales

Women’s	62%
Men’s	18%
Athletic	14%
Accessories and Other	6%

Buying, Planning and Allocation
      As of January 29, 2005, our merchandising group consists of a President Chief Merchandising Officer, or President CMO, two Vice President General Merchandising Managers, a Vice President Planning and Allocation, a corporate merchandise manager, two divisional merchandise managers, and three senior buyers. For each major product category, there is a buyer, an assistant buyer and a merchandiser, whose responsibility is allocation. We begin the buying process for our DSW stores in February for the following fall merchandise and in June for the following spring merchandise. Once our buyers determine the styles and merchandise mix for an upcoming season, they focus on purchasing the required quantities at the lowest cost and the highest quality available, as well as within the most advantageous flow or timetable.
      Our planning and allocation group serves as strategic partner to, and exercises financial control over, the buying team. Each buyer’s purchasing plan is reviewed on a seasonal and yearly basis by the President Chief Merchandising Officer and Vice President Planning and Allocation. Quarterly updates based on seasonal trends are incorporated into the buying plan. We believe this organizational scheme helps maximize our buying opportunities while maintaining appropriate organizational and financial control. Since October 2003, all functional areas within planning and allocation have been supported by a software package that integrates financial analysis into the planning and allocation process. While this software is already yielding positive results, we believe that continued use of this software will yield additional improvements in our planning and allocation functions.
      Merchandise planning at the category level, for pre-season planning and in-season adjustments, is developed through strong relationships with our buying organization. Channel planning at the store level tailors the assortment of merchandise by store based on each store’s customer demographics and balances the merchandise mix by factoring in volume and space management objectives. Allocation management, which directs the flow of merchandise from our distribution center to the individual stores, allows us to quickly respond and adjust assortments based on trend, store and style specific sales patterns. Our allocation decisions are based not only on quantity and assortment, but also include consideration of price, vendor, color and other style characteristics. We believe that this approach to planning and allocation allows us to optimize our ability to deliver the right merchandise to the right store at the right time, thereby increasing sales and reducing the need for markdowns.

Vendor Relationships
      We believe we have good relationships with our vendors. We purchase merchandise directly from more than 300 domestic and foreign vendors as of January 29, 2005. Our vendors include suppliers who either manufacture their own merchandise or supply merchandise manufactured by others, or both. Most of DSW’s domestic vendors import a large portion of their merchandise from abroad. We have implemented quality control programs under which our DSW buyers and store managers inspect incoming merchandise for fit, color and material, as well as for overall quality of manufacturing. We do not generally experience material difficulties with merchandise manufactured overseas. As the number of DSW locations increases and our sales volumes grow, we believe there will continue to be adequate sources available to acquire a sufficient supply of quality goods in a timely manner and on satisfactory economic terms. After giving effect to consolidation among our vendors, during fiscal 2004, merchandise supplied by our three top vendors accounted for approximately 19% of our net sales.
      We believe that many vendors view us as a significant distribution channel for their branded offerings and appreciate our uncomplicated purchasing program. Our vendor relationships result in greater access to high quality, in-season merchandise at attractive prices.
Marketing and Advertising

Strategy
      Our marketing strategy for DSW focuses on communicating the selection, convenience and value offered by DSW through the use of the slogan “The Shoes of the Moment. The Deal of a Lifetime.” We utilize television, radio and print media advertising as well as in-store promotions. In fiscal 2004, we spent $39.3 million, or 4.1% of our net sales on advertising, excluding costs to promote each new store opening, which are included in pre-opening expenses.

“Reward Your Style”
      In early 1998, we introduced the “Reward Your Style” customer loyalty program at DSW. The “Reward Your Style” program seeks to motivate members to shop at DSW by offering them a $25 reward certificate for every $250 they spend. In addition to customer rewards, the program regularly communicates with customers through direct mail, e-mail and the DSW website. Messages include fashion updates, new arrivals and other shopping information. As of January 29, 2005, over 5.5 million members enrolled in the “Reward Your Style” program had purchased merchandise in the previous two fiscal years and, in fiscal 2004, 60.1% of DSW store net sales were generated by shoppers in the loyalty program. We believe that this program has successfully increased the shopping frequency and average transaction size of our customers.
      While the program develops customer loyalty, it also provides us with valuable market intelligence and purchasing information regarding our most frequent customers. We carefully analyze the members’ transaction activity and use this information to directly advertise, to encourage repeat shopping and to communicate with our targeted customers. By understanding the characteristics of our best DSW customers, we are able to identify other existing customers in lower spending groups with similar profiles and target communications and advertisements to increase the attractiveness of our offerings to them, resulting in increases in their spending level.

Gift Card Program
      We implemented a gift card program in November 2003. We use this program to generate additional sales by reaching new customers and increasing awareness of the DSW concept. During the November and December holiday season of 2004, we sold approximately 96,000 gift cards with an aggregate value of approximately $4.5 million.
Staffing and Operations
      At DSW, store associates receive training to maximize the customer shopping experience in our self-service environment. Training components consist of customer service, maintaining neat, clean and orderly store conditions for ease of shopping, efficient checkout process and friendly service. We also maintain a store management training program to develop the skills of management personnel and to provide an ongoing talent pool for future store expansion. We prefer to fill store management and field supervisor positions through internal promotions.
      As of January 29, 2005, our stores are organized into the West, Central and East geographic regions, composed of 13, 7 and 12 districts, respectively. Each region is supported by a Regional Vice President or Director, who supervise senior district, district and area managers headquartered in the respective region, district or area. The Regional Vice Presidents and Directors spend the majority of their time in their stores to ensure adherence to merchandising, operational and personnel standards. The typical staff for a DSW store consists of a store manager and two assistant managers who supervise 15 to 25 full-and part-time hourly associates. Each store manager reports directly to one of 32 district or area managers, each of whom in turn reports to one of three Regional Vice Presidents or Regional Directors, who in turn report to the Senior Vice President of Store Operations. Our DSW store managers are responsible on a day-to-day basis for customer relations, personnel hiring and scheduling, and all other operational matters arising in the stores. Our store managers are an important source of information concerning local market conditions, trends and customer preferences. We provide compensation bonuses to our store managers which are largely based on store profitability and inventory control.
Distribution
      DSW’s distribution center is located in an approximately 707,000 square foot facility in Columbus, Ohio. The design of the distribution center facilitates the prompt delivery of priority purchases and fast-selling footwear to stores so we can take full advantage of each selling season. This distribution center facility uses a warehouse management system, upgraded in 2003, and material handling equipment, including conveyor systems, to separate and collate shipments to our stores. We use a cross dock conveyor system which enhances the movement of merchandise through the distribution facility using vendor advance shipment notifications, or ASNs. Although we believe that our receiving and distribution process and infrastructure will support our anticipated growth in 2005, we may need to increase our distribution capacity in 2006 to accommodate our expanding retail store base.
Management Information and Control Systems
      We believe a high level of automation is essential to maintaining and improving our competitive position and executing our expansion strategy. We rely upon computer systems to provide information for all areas of our business, including merchandise planning and allocation, inventory control, distribution, warehouse operations, financial planning, store billing, point of sale and automated payroll and accounting. We focus on leveraging our technology infrastructure and systems whenever appropriate to simplify our processes and increase our efficiency. Most of the technical infrastructure for our stores and corporate headquarters has been replaced or upgraded in the last two years, and most of the technical infrastructure for our distribution center has been replaced or upgraded in the last three years.
      In order to promote our continued growth, we have undertaken several major initiatives to build upon the merchandise management system and warehouse management systems that support DSW. An electronic data interchange, or EDI, project is underway to utilize product UPC barcodes and electronic exchange of purchase orders, advance shipment notifications and invoices with our top vendors. As of January 29, 2005, approximately 70% of our footwear product is processed using UPC bar codes, which has reduced processing costs and improved flow of goods through the distribution center to the stores. EDI purchase orders and ASNs were piloted with key vendors in early 2004. They accounted for approximately 20% of the volume of our shipments as of the end of fiscal 2004, and we expect they will be approximately 50% by the end of fiscal 2005. This will speed the flow of goods from the vendor to DSW stores, as well as reduce the amount of inventory needed in our warehouse. Additionally, new merchandise planning and merchandise allocation systems were implemented in 2003 to improve inventory productivity and store assortments and reduce supply chain cycle time.
      We utilize point of sale, or POS, registers with full scanning capabilities to increase speed and accuracy at customer checkouts and facilitate inventory restocking. In 2003, a new, completely wireless POS system was implemented in all DSW stores, resulting in more efficient customer checkouts and back office operations. This enables us to complete new store openings more efficiently and simply. In addition, in October 2004, we launched an application that provides us with the ability to look up a customer’s “Reward Your Style” number at POS registers. We anticipate that in fiscal 2005, the POS system will be further upgraded with debit card terminals and signature capture. We also expect to continually enhance system security.

      Program administration, operations and analysis for the “Reward Your Style” program was brought in-house on February 1, 2005. Prior to this time, these functions were contracted out to a third party. We use enterprise data warehouse and customer relationship management software to manage the program. We expect this will allow us to support, expand and integrate “Reward Your Style” with the POS system to improve the customer experience while reducing costs.
      Effective as of the date of consummation of this offering, information technology support will be provided to us as a shared service under the shared services agreement by Retail Ventures’ information technology department for a period that ends at the end of fiscal 2007 and will extend automatically unless terminated by one of the parties.
Industry Overview and Competition
      According to NPD Fashionworld®, a market research company, for the twelve months ended January 2005, the total U.S. footwear market generated sales of $39.0 billion. Women’s footwear accounted for $19.1 billion in sales, representing 49.0% of the market, while men’s footwear generated $14.7 billion, representing 37.6% of the total market. According to NPD Fashionworld, for the twelve months ended January 2005, DSW captured 2.8% of the total women’s market, including 4.3% of the dress and 3.7% of the dress casual categories. In both categories, DSW ranked fourth in the industry and third and second, respectively, among branded shoe retailers. In men’s, DSW has achieved a 1.4% share of the overall market, including a 3.2% share in dress casual. In the men’s dress casual category, DSW is ranked third overall, and second among branded shoe retailers.
      Based on our unique retail format and the high quality, in-season selection of our shoe merchandise, we believe that DSW provides a distinct shoe-shopping destination for our customers. We view our primary competitors to be department stores. According to NPD Fashionworld, for the twelve months ended January 2005, department stores represented 12.5% of the footwear market based on dollar volume, increasing from 12.4% for the same period a year ago. DSW also competes with mall-based company stores, national chains, independent shoe retailers, single-brand specialty retailers and brand-oriented discounters.
      We believe that customers prefer our wide selection of on-trend merchandise compared to product offerings of typical traditional department stores, mall-based company stores, national chains, single-brand specialty retailers and independent shoe retailers because those retailers generally offer a more limited selection at higher average prices and in a less convenient format than we do. In addition, we also believe that we will successfully compete against competitors who have attempted to duplicate our format because they typically offer assortments with fewer recognizable brands and more styles from prior seasons.
      Although our prices are value-oriented, our core customer is not the low-price shoe buyer. Therefore, we do not view non-brand-oriented discount retailers as our prime competitors. These non-brand-oriented discount retailers may offer footwear at lower price points; however, they generally offer lower quality, private label shoes. In contrast, we serve customers that are typically brand-, quality- and style-conscious shoppers. As such, we believe they prefer our value offerings to those of the non-brand oriented discount stores. In addition, we believe we will increase our market share as discount shoppers realize that they can buy higher quality brands and more fashionable shoes in our stores’ clearance sections for prices only slightly higher than what they are willing to spend at a discount store.
Leased Shoe Department Businesses
      We have operated leased shoe departments for Filene’s Basement, a wholly-owned subsidiary of Retail Ventures, since its acquisition by Retail Ventures in March 2000. Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement. Under the new agreement, we own the merchandise, record sales of merchandise net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of January 29, 2005, we operated leased shoe departments in 22 Filene’s Basement locations.

      We also operate leased shoe departments for three non-affiliated retailers. We entered into supply agreements to merchandise the shoe departments in Stein Mart, Gordmans and Frugal Fannie’s stores as of July 2002, June 2004 and September 2003, respectively. We own the merchandise, record sales of merchandise net of returns and sales tax, provide fixtures and provide supervisory assistance in these covered locations. Stein Mart, Gordmans and Frugal Fannie’s provide the sales associates. We pay a percentage of net sales as rent. As of January 29, 2005, we supplied merchandise to 153 Stein Mart stores, 48 Gordmans stores and one Frugal Fannie’s store.
Intellectual Property
      We have registered a number of trademarks and service marks in the United States and internationally, including DSW®, DSW Shoe Warehouse® and Reward Your Style®. The renewal dates for these U.S. trademarks are April 25, 2015, May 23, 2015, and June 22, 2009, respectively.
      We believe that our trademarks and service marks, especially those related to the DSW concept, have significant value and are important to building our name recognition. We aggressively protect our fixture designs, our packaging and store design elements and our marketing slogans and graphics. To protect our brand identity, we have also protected the DSW trademark in several foreign countries.
Properties
      All DSW stores, our principal executive office and all our distribution, warehouse and office facilities are leased or subleased. As of January 29, 2005, we leased or subleased 15 DSW stores and our main warehouse facility from entities affiliated with SSC. The remaining DSW stores are leased from unrelated entities. Most of the DSW store leases provide for a minimum annual rent plus a percentage of gross sales over specified breakpoints. Most of our leases are for a fixed term with three to five four- or five-year renewal terms exercisable at our option.
      Our warehouse and distribution facility, located in an approximately 707,000 square foot facility in Columbus, Ohio, is adequate for our current needs. The lease expires in December 2016 and has three renewal options with terms of five years each. We believe that this facility, with some modifications and additional equipment on an as-needed basis, will be adequate for our foreseeable demands in 2005; however, we may need to increase our distribution capacity in 2006 to accommodate our expanding retail store base. Because our ability to expand our warehouse facilities at our current site is limited, we may need to acquire and construct additional facilities in other geographic locations to accommodate our planned expansion. Our principal executive office is also located on the site of our main warehouse and distribution facility in Columbus, Ohio.
Associates
      As of January 29, 2005, we employed approximately 4,600 associates. None of our associates is covered by any collective bargaining agreement.
      We offer competitive wages, comprehensive medical and dental insurance, vision care, company-paid and supplemental life insurance programs, associate-paid long-term and short-term disability insurance and a 401(k) plan to our full-time associates and some of our part-time associates.
      We have not experienced any work stoppages, and we consider our relations with our associates to be good.
Legal Proceedings
      We are involved in various legal proceedings that are incidental to the conduct of our business, including, but not limited to employment discrimination claims. In the opinion of management, the amount of any liability with respect to these proceedings, either individually or in the aggregate, will not be material.

      As of the date of this prospectus, we are defending against a claim in the State of California alleging improper classification of managerial employees. The action, Adams v. DSW Shoe Warehouse, Inc., et al., was brought as a class action in September 2004 in the Superior Court for the State of California, Los Angeles County. The plaintiff, one of our former California assistant store managers, has alleged violations of the California Labor Code and the Business and Professions Code. The plaintiff has alleged that we improperly classify our assistant store managers as exempt employees not entitled to overtime pay or strictly scheduled rest and meal periods. This plaintiff is seeking back pay for overtime allegedly not paid, rest and meal period compensation, interest, statutory penalties, costs, attorney’s fees, and injunctions against such business practices in the future on behalf of a purported class, which has not yet been certified. We are vigorously defending this action, and we do not believe that this proceeding will have a material adverse effect on our business, financial condition or results of operations.
      On March 8, 2005, we announced that we had learned of the theft of credit card and other purchase information. On April 18, 2005, we issued the findings from our investigation into the theft. The theft covered all customers who made purchases at 108 DSW stores during a three-month period from mid-November 2004 to mid-February 2005. Transaction information involving approximately 1.4 million credit cards was obtained. For each card, the stolen information included credit card or debit card numbers, name and transaction amount. In addition, data from transactions involving approximately 96,000 checks were stolen. In these cases, checking account numbers and driver’s license numbers were obtained.
      We have contacted federal law enforcement authorities, who are involved in the investigation. To mitigate the situation, we are working with credit card companies and issuers and trying to contact as many of our affected customers as possible. In addition, we are working with a leading computer security firm to minimize the risk of any further data theft.
      While no litigation regarding this theft is currently pending, there can be no assurance that there will not be in the future.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth certain information about our directors and executive officers as of the consummation of this offering, together with their positions and ages:

Name	Age	Position With Us

Jay L. Schottenstein	50	Chief Executive Officer and Chairman of the Board of Directors
Deborah L. Ferrée	51	President and Chief Merchandising Officer
Peter Z. Horvath	47	Executive Vice President and Chief Operating Officer
Douglas J. Probst	40	Senior Vice President, Chief Financial Officer and Treasurer
Julia A. Davis	44	Executive Vice President, General Counsel and Secretary
Steven E. Miller	46	Senior Vice President and Controller
David J. Disque	53	Senior Vice President, Store Operations
Kathleen C. Maurer	45	Vice President, Human Resources
Timothy McDougall	46	Vice President, Real Estate, Store Planning and Construction
Heywood Wilansky	57	Director
James A. McGrady	54	Director and Vice President
      Each of our executive officers holds office until his or her successor is elected or appointed and qualified or until his or her resignation or removal, if earlier. Other than with respect to Mr. McGrady, the persons listed below will serve as officers of DSW as of the consummation of this offering. Each director listed below holds office until his successor is duly elected or appointed and qualified or until his earlier death, retirement, disqualification, resignation or removal. We expect to replace Mr. McGrady in his capacity as director prior to the consummation of this offering.
      Jay L. Schottenstein will serve as our Chief Executive Officer and Chairman of the Board of Directors. He was appointed as our Chief Executive Officer in March 2005. Mr. Schottenstein became a director of DSW in March of 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc., which is a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.
      Deborah L. Ferrée will serve as our President and Chief Merchandising Officer. Ms. Ferrée joined us in November 1997. She has served as President and Chief Merchandising Officer since November 2004. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
      Peter Z. Horvath will serve as our Executive Vice President and Chief Operating Officer, a position he has held since January 2005. He has extensive retail experience, having spent nineteen years with the Limited Brands business. He has held numerous finance function roles within various divisions of Limited Brands, most recently serving as Senior Vice President of Merchandise Planning and Allocation for the entire Limited

Brands enterprise from April 2002 to August 2004. From February 1997 to April 2002, he served as Chief Financial Officer for multiple apparel divisions of Limited Brands. From 1985 to February 1997, Mr. Horvath held various positions with Limited Brands, including Vice President Controller of Express, Inc. and Director of Financial Reporting for Limited Stores.
      Douglas J. Probst will serve as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Probst joined DSW in mid-March 2005. From April 1990 to February 2005, he held various positions with TOO Inc., a company spun-off from The Limited, Inc., including Vice President of Finance and Controller from May 2004 to February 2005, Vice President Finance from October 2003 to May 2004 and Vice President Financial Analysis and Store Control from December 1999 to October 2003. From August 1986 to March 1990, he was in the practice of public accounting with Peat Marwick. Mr. Probst is a certified public accountant.
      Julia A. Davis will serve as our Executive Vice President, General Counsel and Secretary. Since January 2003, Ms. Davis has been and will continue to be after consummation of this offering Executive Vice President and General Counsel of Retail Ventures as well. She has been our Executive Vice President and General Counsel since January 2003 and was a director of DSW from December 2004 to March 2005. Prior to joining Retail Ventures, she was a partner in the Columbus office of Vorys, Sater, Seymour and Pease LLP for 10 years. Ms. Davis has over 17 years of experience in private legal practice primarily representing and advising national and regional retail companies in a variety of employment matters.
      Steven E. Miller will serve as our Senior Vice President and Controller. Since May 2003, he has been and will continue to be after consummation of this offering Senior Vice President and Controller of Retail Ventures as well. He has been Vice President and Controller of DSW since May 2002 and held those positions with Retail Ventures from September 2000 to May 2003. Prior to that time, Mr. Miller served as Chief Financial Officer of Spitzer Management, Inc. beginning in 1998. From 1993 to 1998, Mr. Miller held various positions with Big Lots, Inc., including Director, Assistant Treasurer and Assistant Controller. Mr. Miller is a certified public accountant.
      David J. Disque will serve as our Senior Vice President, Store Operations. Mr. Disque joined us in November 1998 as Vice President, DSW Store Operations and served in that capacity until March 2004. Mr. Disque was Vice President Store Operational Support for Value City from May 1998 to October 1998. He held several positions at Hills Department Stores from March 1993 to April 1998, including Vice President, Merchandise Presentation and Regional Vice President, Store Operations. Prior to that, he spent over 21 years with Marshall’s and Federated Department Stores.
      Kathleen C. Maurer will serve as our Vice President, Human Resources. From March 2004 until the consummation of this offering, Ms. Maurer has served as Vice President, Human Resources of Retail Ventures. Prior to that, she served as Chief Administrative Officer and Vice President, Human Resources of Real Living, Inc. from February 2002 to March 2004. From April 1996 to February 2002, Ms. Maurer held various positions at TOO, Inc., a company spun off from The Limited, Inc., including Vice President, Human Resources, Senior Vice President, Human Resources and Executive Human Resources Consultant. Ms. Maurer has over 22 years of human resources experience within the retail sector, including 17 years at The Limited, Inc and its affiliates.
      Timothy McDougall will serve as our Vice President, Real Estate, Store Planning & Construction. From March 2004, Mr. McDougall has served as Retail Ventures’ Vice President of Real Estate, Chief Development Officer. From November 1995 to March 2004, he was a partner in Greenwood Realty, a retail development and consulting firm. Prior to joining Greenwood Realty in 1995, Mr. McDougall held various positions with the consumer products division of Gulf and Western Industries, New York.
      Heywood Wilansky will serve as a director of DSW. He was appointed to the board of directors in March 2005. Mr. Wilansky has been the President and Chief Executive Officer of Retail Ventures since November 2004. Before joining Retail Ventures, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic

Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores.
      James A. McGrady serves as a director and as a Vice President of DSW. Mr. McGrady has also served as Chief Financial Officer, Treasurer and Secretary of Retail Ventures since July 2000. He was our Executive Vice President, Chief Financial Officer, Treasurer and Secretary from December 2002 to March 2005 and has been a director of DSW since December 2002. From July 2000 to December 2002, he served as Chief Financial Officer of Value City Department Stores. Prior to July 2000, Mr. McGrady served as Vice President and Treasurer of Big Lots, Inc. beginning in 1986. From 1979 through 1986, Mr. McGrady was in the practice of public accounting with KPMG Main Hurdman. Prior to consummation of this offering, we expect to appoint another individual to replace Mr. McGrady as a director.
Board Composition
      Our amended and restated code of regulations will authorize seven directors to serve on the board of directors, or board. As of April 2005, the following three individuals serve on the board of directors: Mr. Jay Schottenstein, Mr. James McGrady and Mr. Heywood Wilansky. We expect to replace Mr. McGrady in his capacity as director prior to the consummation of this offering. In addition, we expect four additional individuals to be elected prior to the consummation of this offering.
      Prior to consummation of this offering, we expect to have seven directors serving on our board. After all our directors have been elected, we anticipate that our board will determine that a majority of our directors are independent as defined under the listing standards of the NYSE.
Committees of the Board of Directors
      We will establish an audit committee, nominating and corporate governance committee and compensation committee of our board. We intend to comply with all applicable NYSE rules relating to committee composition and committee charter requirements. We will not utilize the “controlled company” or “IPO phase-in” exemptions available to us under the NYSE rules.
      The audit committee will assist the board in fulfilling its oversight responsibility relating to our financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of our independent public accountants, our system of internal controls, the internal audit function, our code of ethical conduct, retaining and, if appropriate, terminating the independent public accountants and approving audit and non-audit services to be performed by the independent public accountants.
      We expect our board to affirmatively determine that all three members of the audit committee are “independent” directors as defined under the NYSE rules and under Section 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We also expect our board to determine that one of our directors on the audit committee is an “audit committee financial expert” as such term is defined by the SEC under Item 401(h) of Regulation S-K.
      The nominating and corporate governance committee’s functions will include assisting the board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the nominating and corporate governance committee will review the Corporate Governance Principles, make recommendations to the board with respect to other corporate governance principles applicable to us, oversee the annual evaluation of the board and management and review management and board succession plans. We expect all three members of this committee to be “independent” directors as defined under the NYSE rules.
      The compensation committee’s functions will include evaluating the Chief Executive Officer’s performance, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensations decisions under such plans; and recommending to the board the compensation for non-employee board members.
      We expect all three members serving on the compensation committee to be “independent” directors as defined under the NYSE rules, making us in full compliance with current NYSE rules regarding compensation committee membership.
Compensation Committee Insider Participation
      Compensation decisions during fiscal 2004 pertaining to our executive officers’ compensation (other than for our named executive officers) were made by the former Chief Executive Officer of Retail Ventures, John C. Rossler, and the former Chief Operating Officer of Retail Ventures, Edwin J. Kozlowski. Compensation decisions regarding Deborah L. Ferrée, Peter Z. Horvath, and Douglas J. Probst were made by Jay L. Schottenstein as Chairman of Retail Ventures. Mr. Schottenstein became the Chief Executive Officer and Chairman of the Board of Directors of DSW in March 2005.
Compensation of Directors
      We will pay an annual retainer to our non-employee directors (each an “independent” director as defined under the NYSE rules). The retainer will consist of $50,000 in cash and a grant of a number of deferred stock units with a value equal to $50,000, determined by using the fair market value of a DSW Class A Common Share at the date of grant. Each director may elect to receive all or a portion of their cash retainer in the form of deferred stock units, as well. The deferred stock units will be fully vested on the date of grant, but will not be distributable to the director until the director leaves the board (for any reason). When the director leaves the board, the deferred stock units owed to the director will be settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The deferred stock units will be settled in a lump sum transfer, and the director may not defer settlement or spread the settlement over a longer period of time. The deferred stock units will be issued under the DSW 2005 Equity Plan. See “Employee Incentive Plans — The DSW Incentive Plans — The DSW 2005 Equity Plan” for a discussion of the DSW 2005 Equity Plan.
      Directors will have no voting rights in respect of the deferred stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors will not have dividend rights in the deferred stock units until settlement, but an award agreement may provide for equivalent rights. If such equivalent rights are granted, the director will be “credited” with the same dividend that would be issued if the deferred stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s deferred stock unit award is settled at the time that the director leaves the board. We will be entitled to a tax deduction when the award is settled, and the director will be taxed on the then fair market value of the award.
      All members of our board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors and its committees.
Codes of Conduct
      We have adopted a code of ethics that applies to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. These codes of ethics have been designated as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to, or waiver from, any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the “Code of Conduct” or the “Code of Ethics for Senior Financial Officers” that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website.

Executive Compensation
      The following summary compensation table sets forth information concerning the cash and non-cash compensation for services rendered to DSW earned during fiscal 2004 by, awarded to or paid to our Chief Executive Officer, our former Chief Executive Officer, each of the next four most highly compensated executive officers and one executive officer who would have been one of the four most highly compensated but for the fact that he was no longer serving as an executive officer at the end of fiscal 2004. We refer to these officers as our “named executive officers” in other parts of this prospectus. Even though Mr. Probst was not employed by us during fiscal 2004, we have included him on this table as we expect him to be one of our most highly compensated executive officers following the consummation of this offering and to be eligible to participate in many of the same plans and programs as our other named executive officers. For purposes of the summary compensation table, we have listed the portion of each named executive officer’s compensation allocable to services rendered to DSW. This allocation is based on the net sales of the DSW segment of the business of Retail Ventures for fiscal 2004 as compared to the total net sales of Retail Ventures and its subsidiaries for such year. After the consummation of this offering, Ms. Ferrée, Mr. Horvath and Mr. Probst will continue to be paid by us. Prior to and after consummation of this offering, Ms. Davis and Mr. McGrady will be paid by Retail Ventures, and a portion of the related expense will be allocated to DSW.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted
				Other Annual	Stock	Securities	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Award(s)	Underlying	Payouts	Compensation
Name and Principal Position(1)	Year	($)	($)(3)	($)(4)	($)	Options	($)(5)	($)(6)

Jay L. Schottenstein(7)	2004	84,950(2)	—	—	—	—	—	—
Chief Executive Officer and Chairman of the Board
Deborah L. Ferrée(8)	2004	553,083	710,938	—	—	—	345,000	8,037
President & Chief Merchandising Officer
Peter Z. Horvath(9)	2004	28,846	—	—	—	—	—	—
Chief Operating Officer
Douglas J. Probst(10)	2004	—	—	—	—	—	—	—
Chief Financial Officer
James A. McGrady	2004	147,421	96,225	—	—	—	—	2,865
Chief Financial Officer, Treasurer and Secretary of Retail Ventures(11)
Julia A. Davis	2004	93,607	80,376	—	—	—	—	2,392
Executive Vice President and General Counsel of Retail Ventures
John C. Rossler(12)(13)	2004	255,686	92,746	—	—	—	279,979	250,580
Former Chief Executive Officer and President of Retail Ventures
Edwin J. Kozlowski(12)(13)	2004	182,621	66,198	22,417	—	—	69,560	188,299
Former Executive Vice President Chief Operating Officer of Retail Ventures

(1)	In fiscal 2004, Ms. Ferrée, Mr. McGrady and Ms. Davis were the three most highly compensated officers who were still employed with us or Retail Ventures as of the end of fiscal 2004. None of our other executive officers received compensation for services rendered to DSW in an amount greater than $100,000 in fiscal 2004.

(2)	Includes amounts paid in respect of fiscal 2004 to Mr. Schottenstein as compensation for his role as Chairman of the Board of Directors of Retail Ventures, allocable to DSW. As of the date of his appointment as Chief Executive Officer, Mr. Schottenstein does not have a formal written employment agreement with DSW.

(3)	Includes amounts paid in respect of fiscal 2004 under the Value City Department Stores, Inc. 2003 Incentive Plan. In connection with the offering, we expect that our board will adopt and our shareholders will approve the DSW Inc. 2005 Cash Incentive Plan. We expect that some of our named executive officers will participate in that plan.

(4)	SEC rules do not require the reporting of perquisites and other personal benefits to the extent that the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each named executive officer. For Mr. Kozlowski, includes allocated amounts of $22,271 relating primarily to personal benefits.

(5)	In July 2002, the compensation committee of the board of directors of Retail Ventures recommended and the Board of Directors approved the establishment of a “value creation” program, pursuant to which cash payments were made to certain participants including Messrs. Rossler and Kozlowski and Ms. Ferrée. Mr. Rossler was awarded $805,000 in fiscal 2004, pursuant to the program, subject to a risk of forfeiture on termination of employment, $279,979 of which was allocable to DSW during fiscal 2004. Mr. Kozlowski was awarded $200,000 in fiscal 2004, pursuant to the program, subject to a risk of forfeiture on termination of employment, $69,560 of which was allocable to DSW during fiscal 2004. Ms. Ferrée was awarded an aggregate of $690,000 pursuant to the program, subject to a risk of forfeiture on termination of employment, $345,000 of which was paid during fiscal 2004. All obligations under the “value creation” program have been satisfied as of February 1, 2004, upon payment of the last installment.

(6)	The amounts shown in this column for each named executive officer consist of contributions or other allocations to Retail Ventures’ 401(k) Plan and Associate Stock Purchase Plan for the named executive officer, as follows:
401(K) Plan and Associate Stock Purchase Plan

Name	401(K) Plan	Stock Purchase Plan

Jay L. Schottenstein	$0	$0
Deborah L. Ferrée	$7,850	$187
Peter Z. Horvath	$0	$0
Douglas J. Probst	$0	$0
James A. McGrady	$2,865	$0
Julia A. Davis	$2,392	$0
John C. Rossler*	$2,484	$0
Edwin J. Kozlowski	$2,741	$0

*	Retail Ventures paid premiums in the amount of $700 for a life insurance policy for Mr. Rossler pursuant to which Mr. Rossler would have received the benefit of any cash surrender value. The policy was terminated in May 20, 2004.

(7)	Mr. Schottenstein became Chief Executive Officer and Chairman of the Board of Directors of DSW in March 2005.

(8)	Ms. Ferrée entered into a new employment agreement effective as of November 2004. Her new annual salary is $700,000.

(9)	Mr. Horvath joined DSW in January 2005. His annual salary is $500,000.

(10)	Mr. Probst joined DSW effective March 14, 2005. His annual salary is $350,000.

(11)	The information in the table represents the portion of Mr. McGrady’s compensation allocable to DSW. This allocation is based on the net sales of DSW segment of the business of Retail Ventures for 2004 as compared with the total net sales of Retail Ventures and its subsidiaries for such year.

(12)	The employment of Messrs. Rossler and Kozlowski was terminated by the board of directors of Retail Ventures as of November 3, 2004. The information in the table represents portions of their respective compensation allocable to DSW. The portion allocable to DSW was determined as described in footnote (11) above.

(13)	Includes severance payments accrued during fiscal 2004 with respect to the termination of their employment. As to Mr. Kozlowski, it also includes the January 14, 2005 cash value of an automobile awarded to him as part of his severance.

Aggregated Option/ SAR Exercises for Common Shares of Retail Ventures in Last Fiscal Year and Fiscal Year-End Option/ SAR Values
      The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options in respect of Retail Ventures common shares, as well as the value of unexercisable in-the-money options, as of the end of fiscal 2004, based on the closing price of Retail Venture common shares on that date ($6.61 per share). No named executive officer held options or SARs in respect of our common shares.

			Number of Securities	Value of Unexercised
Named	Number of		Underlying Unexercised	In-the-Money
Executive	Shares Acquired	Value	Options/SARs At Fiscal	Options/SARs At Fiscal
Officers	upon Exercise	Realized(1)	Year End	Year End(1)

			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Jay L. Schottenstein	—	—	50,000/—	—/—
Deborah L. Ferrée	—	—	227,600/324,400	457,440/684,060
Peter Z. Horvath	—	—	—/—	—/—
Douglas J. Probst	—	—	—/—	—/—
James A. McGrady	—	—	243,000/332,000	462,150/687,900
Julia A. Davis	—	—	8,000/32,000	39,840/159,360
John C. Rossler	—	—	2,445,000/—	5,137,950/—
Edwin J. Kozlowski	—	—	1,720,000/—	3,629,200/—

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference in the per share option exercise price and the per share fair market value at year end of $6.61. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Employee Incentive Plans

The Retail Ventures Incentive Plans
      Some of our employees (including our named executive officers) and non-employee directors have participated in or have been eligible to participate in equity incentive plans sponsored by Retail Ventures which provided them an opportunity to earn incentive cash compensation and to receive equity-based compensation related to the common shares of Retail Ventures. These plans include the Amended and Restated Retail Ventures, Inc. 1991 Stock Option Plan, or the Retail Ventures 1991 Option Plan, the Retail Ventures, Inc. Amended and Restated 2000 Stock Incentive Plan, or the Retail Ventures 2000 Stock Incentive Plan, the Value City Department Stores, Inc. 2003 Incentive Compensation Plan, or the Retail Ventures 2003 Incentive Plan and the Retail Ventures, Inc. Employee Stock Purchase Plan, or the Retail Ventures ESPP. All of these plans are collectively referred to as the Retail Ventures Plans. After the offering, some of our officers may also participate in the Retail Venture Plans.
      After the offering, awards previously issued under the Retail Ventures Plans will remain outstanding and will continue to be earned or exercisable under their terms.
      All of the Retail Ventures Plans (other than the Retail Ventures ESPP) are administered by the Retail Ventures board of directors, or a committee comprised of independent board members who are “outside directors” within the meaning of Section 162(m) of the Code. The Retail Ventures ESPP is administered by committee comprised of certain Retail Ventures employees.
      Subject to the terms of each plan, the administrator of each Retail Ventures Plan decides who may participate, when awards are granted, the number and types of awards granted and the terms and conditions that must be met to earn the award, including the period over which a cash award is earned and the period over which an equity award may be earned and exercised or settled. The plan administrator also determines the exercise price of the stock options and stock appreciation rights granted under any Retail Ventures Plans.
      Subject to shareholder approval in certain instances, the Retail Ventures board of directors may amend, suspend or terminate the Retail Ventures Plans at any time, provided that no such amendment, suspension or termination may adversely affect any award previously granted to a participant without their consent.
      Awards granted under the Retail Ventures Plans are generally not transferable by the participant except by will or the laws of descent and distribution, and options are exercisable, during the lifetime of the participant, only by the participant or his guardian or legal representative, unless otherwise permitted by the plan administrator.
      With the exception of the Retail Ventures ESPP, the Retail Ventures Plans are intended to permit the payment of performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that Retail Ventures may take for compensation paid in excess of $1,000,000 to certain of its “covered officers” in any one calendar year. Under Section 162(m) of the Code, compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, will not be subject to this limitation if certain requirements are met. Any payments that are intended to be deductible as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more of the performance measures listed in the Retail Ventures Plans as previously approved by the shareholders of Retail Ventures and which otherwise satisfy requirements applicable to “qualified performance-based compensation” under Section 162(m) of the Code.

The Retail Ventures 1991 Option Plan
      The Retail Ventures 1991 Option Plan expired in 2001, although some awards granted before that date remain outstanding and may yet be exercised.
      The Retail Ventures 1991 Option Plan authorizes the committee administering the plan to grant incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options and tax offset awards. A tax offset award is a cash payment intended to reimburse an employee for a portion of the income taxes incurred when exercising a nonstatutory stock option or selling an incentive stock option at a time that generates ordinary income taxes.
      The Retail Ventures 1991 Plan provides that (i) all options held by a participant who retires (i.e., terminates after reaching age 60 or completing 30 years of service) will become exercisable and may be exercised anytime within 30 days after retirement or, if shorter, the date the option would expire under its terms, (ii) all options held by a participant who terminates because of death or disability (as defined in the Retail Ventures 1991 Option Plan) will become exercisable and may be exercised anytime within one year after termination because of disability or, if shorter, the date the option would expire under its terms, and (iii) all exercisable options held by a participant who terminates (or is terminated) for any other reason (other than for “cause” as defined in the Retail Ventures 1991 Plan) may be exercised anytime within 30 days after termination or, if shorter, the date the option would expire under its terms and all options that are not exercisable at termination will be forfeited. All options (whether or not then exercisable) held by a participant who is terminated for “cause” (as defined in the Retail Ventures 1991 Plan) are forfeited and may not be exercised at any time.
      In the event of a change in control of Retail Ventures (as defined in the Retail Ventures 1991 Plan) all options that are outstanding on the date of the change in control will become exercisable for a period of 30 days ending on the date of the change in control and will expire on the date of the change in control if they are not exercised before that date.

The Retail Ventures 2000 Stock Incentive Plan
      The Retail Ventures 2000 Stock Incentive Plan authorizes the committee administering the plan to grant incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, stock appreciation rights, restricted stock, performance units and performance shares.
      The Retail Ventures 2000 Stock Incentive Plan provides that (i) all options and stock appreciation rights held by a participant who terminates employment after qualifying for retirement under a tax-qualified retirement plan or terminates because of death or disability (as defined in the Retail Ventures 2000 Stock Incentive Plan), may be exercised anytime within one year (three months in the case of incentive stock options held by an employee who is retiring) after termination because of retirement, death or disability or, if shorter, the date the option would expire under its terms; and (ii) all options and stock appreciation rights held by a participant who terminates (or is terminated) for any other reason, may not be exercised after termination unless the committee specifically provides for a post-termination exercise period which may not be longer than three months. The effect of terminations of employment on restricted stock, performance units or performance shares is specified in individual award agreements.
      In the event of a change in control of Retail Ventures (as defined in the Retail Ventures 2000 Stock Incentive Plan) all options that are outstanding on the date of the change in control will become exercisable immediately. No similar plan provision is available for other types of awards granted under the Retail Ventures 2000 Stock Incentive Plan.

The Retail Ventures 2003 Incentive Plan
      The Retail Ventures 2003 Incentive Plan is designed to provide additional incentive cash compensation to officers of Retail Ventures if pre-established performance criteria specified in the plan are met. The maximum annual incentive compensation that any covered officer may earn under the Retail Ventures 2003 Incentive Plan is $4,000,000.
      A covered officer who terminates employment with Retail Ventures and all related entities for any reason other than death or disability before the end of a performance period will forfeit any right to receive incentive compensation for the performance period. However, a covered officer who terminates his or her employment with Retail Ventures and all related entities because of death or disability (as defined in the Retail Ventures 2003 Incentive Plan) will receive a prorated amount under the Retail Ventures 2003 Incentive Plan, but only if applicable performance goals are actually achieved as of the end of that performance period. The amount paid in these circumstances is the incentive compensation the deceased or disabled employee would have received at the end of the performance period multiplied by a fraction, the numerator of which is the number of days between the beginning of the performance period and the date employment terminated and the denominator of which is the total number of days included in the performance period.

The Retail Ventures ESPP
      The Retail Ventures ESPP is a broad-based employee stock purchase plan through which employees may purchase shares of Retail Ventures stock if they have reached age 20 1/2, completed at least one year of employment and regularly work at least 1,000 hours annually. To participate, each eligible employee must agree to a weekly payroll deduction (no more than $24.00 for hourly-rated employees and $52.00 for salary-rated employees). Retail Ventures matches 15% of each authorized payroll deduction. These amounts are applied to purchase Retail Ventures stock.
      Participants are always fully vested in shares purchased through the Retail Ventures ESPP and may sell them at any time.
The DSW Incentive Plans
      In connection with the offering, we expect that our board of directors will adopt and our shareholders will approve the DSW Inc. 2005 Equity Incentive Plan, or the DSW 2005 Equity Plan, and the DSW Inc. 2005 Cash Incentive Compensation Plan, or the DSW 2005 Cash Plan, to enable us to attract, retain and reward outstanding employees and directors through cash incentives and equity-based compensatory awards, including incentive stock options (within the meaning of Section 422 of the Code), non-qualified stock options, performance shares, performance units, restricted stock, restricted stock units, stock appreciation rights and stock units. The DSW 2005 Equity Plan and the DSW 2005 Cash Plan are collectively referred to as the DSW Plans. Immediately following this offering,                      registered shares will be subject to employee stock options at an exercise price per share equal to the initial public offering price per share.
      After the offering, some of our officers, including those who also simultaneously hold positions with Retail Ventures, may participate in both the Retail Ventures Plans described above and in the DSW Plans. Also, some Retail Ventures employees providing services to DSW may be eligible to participate in the DSW Plans.
      The DSW Plans will be administered by the compensation committee of our board of directors with respect to awards granted to employees and by the entire board with respect to awards granted to non-employee directors. The compensation committee is comprised of at least two members who satisfy the independence requirements of current NYSE listing standards, are “outside directors” within the meaning of Section 162(m) of the Code, and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
      Awards granted under the DSW Plans are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his guardian or legal representative, unless permitted by the committee.
      The DSW Plans are intended to permit us to deliver performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that we may take for compensation paid in excess of $1,000,000 to certain of our executive officers in any one calendar year. Under Section 162(m) of the Code, compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, will not be subject to this limitation if certain requirements are met. Any awards that are intended to be deductible as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more of the performance measures listed in the DSW Plans and otherwise satisfy the requirements applicable to “qualified performance-based compensation” under Section 162(m) of the Code.
      In the event of a change in control of DSW all awards will vest or become exercisable and generally will be settled for cash. However, the value of any acceleration of vesting will, if appropriate, be reduced to avoid any golden parachute penalties under Sections 280G or 4999 of the Code unless otherwise provided in an award agreement or another written agreement (such as an employment agreement) between DSW and an affected employee. Generally, a change in control is defined in the DSW Plans to include (i) a change in a majority of DSW’s directors during any 12-month period, (ii) with some exceptions (including exceptions for acquisitions by Retail Ventures, SSC or trusts established for members of the Schottenstein family), the acquisition by any person (or a group of persons acting together) of more than 30% of DSW’s outstanding voting securities, (iii) a merger or business combination affecting DSW and after which DSW shareholders hold less than 50% of the surviving entity’s voting power and (iv) a complete dissolution or liquidation of DSW.
      Our board or the compensation committee of the board may terminate, suspend or amend the DSW Plans at any time without shareholder approval, except to the extent necessary to satisfy applicable law or listing requirements. However, generally no amendment may adversely affect any rights of a participant under an outstanding award without their consent. Unless terminated sooner, the DSW 2005 Equity Plan will terminate automatically ten years from the date of its implementation.

The DSW 2005 Equity Plan
      The DSW 2005 Equity Plan authorizes 4,600,000 shares of our common shares to be issued under the plan. Of these, 4,600,000 may be issued through the exercise of incentive stock options. The DSW 2005 Equity Plan also provides that any shares subject to an unfulfilled award (e.g., a forfeited option or an award settled in cash) may be subject to a subsequent award under the plan.
      The DSW 2005 Equity Plan provides that our employees may receive incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, performance shares and performance units and that our non-employee directors (and directors of any of our affiliates) may receive nonstatutory options, restricted stock or restricted stock unit awards. The DSW 2005 Equity Plan also permits non-employee directors to elect to receive all or a portion (in 25% increments) of their annual cash retainer and other director fees in the form of stock units. Each stock unit represents the right to receive the fair market value of one of our common shares. Our non-employee directors also will automatically receive 50% of their fees in the form of deferred stock units which will be immediately vested but will be settled in shares of our stock only when they leave the board.
      The maximum number of our shares underlying options that may be issued annually to any covered executive is 500,000 and the maximum number of whole-share grants (such as restricted stock and performance shares) is 100,000.
      The DSW 2005 Equity Plan limits participants’ ability to exercise awards they hold when they terminate employment. Under these rules (and unless the award agreement specifies otherwise), (i) all awards held by a participant who retires (i.e., terminates after reaching age 65 and completing five years of service) becomes disabled (as defined in the DSW 2005 Equity Plan) or dies will become exercisable and may be exercised anytime within one year (three months in the case of incentive stock options held by an employee who is retiring) after termination because of retirement, disability or death or, if shorter, the date the award would expire under its terms and (ii) all exercisable awards held by a participant whose employment terminates for any other reason (other than for “cause” as defined in the DSW 2005 Equity Plan) may be exercised anytime within 90 days after termination or, if shorter, the date the award would expire under its terms and all awards that are not exercisable at termination will be forfeited. All awards (whether or not then exercisable) held by a participant who is terminated for “cause” (as defined in the DSW 2005 Equity Plan) are immediately forfeited and may not be exercised at any time.
      Subject to applicable legal requirements, at any time prior to a change in control of DSW, the compensation committee is authorized to cancel any or all outstanding stock options and other awards granted under the DSW 2005 Equity Plan. Upon cancellation, we are obligated to pay the participants only with respect to those options and awards that are then exercisable. With respect to outstanding stock options that are exercisable when cancelled, we will pay the participant the difference between the fair market value of the common shares underlying the stock option and the exercise price of the stock option. With respect to other awards under the DSW 2005 Equity Plan which are exercisable when cancelled, we will pay the participant the fair market value of the common shares subject to the award.
      Based on federal income tax laws currently in effect, we believe that we will not be entitled to a federal income tax deduction when an incentive stock option, nonstatutory stock option, restricted stock award, restricted stock unit award, performance stock award, performance stock unit award or stock unit award is granted and participants will not be required to include any amount in federal taxable income at that time. Except in the case of incentive stock options, we will be entitled to a federal income deduction in the year these awards are settled or exercised and participants will be required to recognize ordinary federal income taxes on the same amount in the same year. The amount of our federal income tax deduction (and the amount simultaneously taxable to the participant) will be the full value of the award when it is settled in the case of a restricted stock award, restricted stock unit award, performance stock award, performance stock unit award and stock unit award. In the case of nonstatutory stock options, the amount of our federal income tax deduction (and the amount simultaneously taxable to participants) will be the difference between the price a participant pays to exercise the nonstatutory stock option and the fair market value of the stock acquired when the option is exercised. Generally, upon exercise of an incentive stock option, we would not be entitled to any federal income tax deduction and the participant would not recognize income upon exercise. If the participant (i) does not dispose of the shares within two years after the date of the grant and one year after the transfer of shares upon exercise and (ii) is an employee of ours or of one of our subsidiaries from the date of the grant through and until three months before the exercise date, any gain from a subsequent sale of shares acquired through incentive stock options would be taxed to the participant as a long-term capital gain and we would not be entitled to a federal income tax deduction. However, if a participant does not satisfy the requirements of clauses (i) and (ii) above, we will be entitled to a federal income tax deduction equal to the difference between the price a participant paid to exercise the incentive stock option and the fair market value of the stock acquired when the option was exercised and the participant will be required to recognize ordinary income in the same amount.

The DSW 2005 Cash Plan
      The DSW 2005 Cash Plan authorizes the compensation committee to designate employees (including executive officers and employees who are not executive officers) who may earn additional cash compensation under the DSW 2005 Cash Plan, to identify business-related performance goals that must be met over a performance period specified by the compensation committee as a condition of the payment of the incentive compensation and to specify the amount of the cash bonus to be paid if those performance goals are met. The performance goals that executive officers must achieve to earn a cash bonus are derived from criteria listed in the DSW 2005 Cash Plan. Employees who are not executive officers also may earn a cash bonus under the DSW 2005 Cash Plan, although their performance goals may be based on criteria not listed in the DSW 2005 Cash Plan. The compensation committee must establish performance goals as soon as administratively practicable before the beginning of the performance period but, in the case of executive officers, no later than 90 days after the beginning of the performance period or the expiration of 25% of the performance period, whichever is earliest.
      At the end of each performance period, the compensation committee will ascertain whether each employee has or has not met applicable performance goals and certify those results to our board of directors along with a statement of the amount of any cash bonus earned. If an employee has not met applicable performance goals, he or she will not receive a cash bonus under the DSW 2005 Cash Plan for that performance period. If an employee has met applicable performance goals, DSW will pay the stipulated cash bonus as soon as administratively practicable but in no case later than two and one-half months after the end of our fiscal year during which the performance period ends or the calendar year during which the performance period ends, whichever is latest. The maximum annual bonus that any covered executive may earn under the DSW 2005 Cash Plan is $5,000,000.
      An employee who terminates employment for any reason other than death or disability before the end of a performance period will forfeit any right to receive a bonus during that performance period. However, an employee who terminates employment because of death or disability (as defined in the DSW 2005 Cash Plan)

will receive a prorated bonus under the DSW 2005 Cash Plan but only if applicable performance goals are actually achieved at the end of that performance period. The amount paid in these circumstances is the bonus the deceased or disabled employee would have received at the end of the performance period multiplied by a fraction, the numerator of which is the number of days between the beginning of the performance period and the date employment terminated and the denominator of which is the total number of days included in the performance period.
      Based on federal income tax laws currently in effect, we believe that we will be entitled to a federal income tax deduction equal to the full amount paid from the DSW 2005 Cash Plan in the year it is paid and that employees receiving payments from the DSW 2005 Cash Plan will be required to recognize ordinary income in the same year.
Benefit Plans
      After the completion of this offering, we will continue to participate in certain of the health and welfare benefit plans that are sponsored by Retail Ventures. Such plans include a health and medical plan, prescription drug plan, vision service plan, optional dental plan, life insurance plans, disability plans, and a cafeteria plan subject to Section 125 of the Code.
      Our full-time employees who attain age twenty-one may contribute up to thirty percent of their compensation on a pre-tax basis to a profit sharing and 401(k) plan, subject to Internal Revenue Service limitations. Part-time employees may contribute to the plan after attaining age twenty-one and completing one year of service as defined in the plan. We match employee deferrals into the plan, 100% on the first 3% of eligible compensation deferred and 50% on the next 2% of eligible compensation deferred. Matching begins after one year of qualified service. Additionally, we may contribute a discretionary profit sharing amount to the plan each year. The plan offers participants a diverse choice of investment options and contains provisions for loans and hardship withdrawals.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreements
      We have entered into an employment agreement with Ms. Ferrée, which became effective on November 22, 2004. The agreement provides for an indefinite term (which terminates upon the executive’s death, disability (as such term is defined in the agreement), voluntary termination by the executive or involuntary termination by us). Under the agreement, Ms. Ferrée will receive an annual base salary of $700,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our employee pension or welfare benefit plans at a level commensurate with her title and position and provides an entitlement to an annual perquisite allowance from us of $40,000.
      If the employment of Ms. Ferrée is involuntarily terminated by us without cause, or if Ms. Ferrée terminates her employment with us for good reason, as such term is defined in her employment agreement, Ms. Ferrée will be entitled to receive payment of her base salary through the end of 2007 if such termination occurs prior to the end of the 2006 or for a 12 month period beginning on the date of termination if such termination occurs on or after January 1, 2007; up to 18 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to her outstanding stock options. The agreement with Ms. Ferrée also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      Mr. McGrady entered into an employment agreement with Retail Ventures effective June 21, 2000, for an initial term ending June 21, 2003, with automatic one-year extensions unless either party gives 60 calendar days notice of intent not to extend the agreement. The agreement provides for an annual salary of $300,000 (which the Retail Ventures president, with the approval of the Chairman of Retail Ventures, may increase at his discretion) and a bonus of at least 40% of his base salary if board approved, predetermined, performance measures set annually are met. The agreement also provides for Mr. McGrady’s participation in the deferred compensation or other employee benefit plans, insurance plans, discount privileges, incentive plans and other employee welfare plans generally available to the executives of Retail Ventures. The agreement also provides for a vehicle allowance. If Mr. McGrady’s employment is terminated by Retail Ventures “without cause” as defined in his agreement, and other than pursuant to Retail Ventures providing notice of its intent not to renew the agreement, then Mr. McGrady will be entitled to receive 12 months of base salary, 12 months of reimbursement for the cost of health care continuation and any cash incentive bonus declared but not paid. The agreement also contains confidentiality provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non- solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      Ms. Davis entered into an employment agreement with Retail Ventures effective as of April 29, 2004. The agreement provides for an indefinite term (which terminates upon the executive’s death, disability (as such term is defined in her employment agreement), voluntary termination by Ms. Davis or involuntary termination by Retail Ventures). The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if board approved, predetermined performance measures set annually are met. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for Ms. Davis’ participation in the employee pension or welfare benefit plans of Retail Ventures at a level commensurate with her title and position. The agreement also provides for a vehicle allowance and fuel card. If Ms. Davis’s employment is terminated by Retail Ventures “without cause” as defined in her agreement, then Ms. Davis will be entitled to 12 months of base salary, 12 months of reimbursement for the cost of health care continuation, a pro-rata portion of any cash incentive bonus for the year of termination, and one year of accelerated vesting with respect to her outstanding stock options. The agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
      The Company has not yet entered into employment agreements with Messrs. Horvath and Probst. It is anticipated, however, that these officers will enter into employment agreements prior to the consummation of this offering, providing them with an annual base salary of no less than $500,000 and $350,000, respectively, and an annual bonus opportunity for 2005 of 100% and 80%, respectively, of such base salary.

Termination of Employment
      On November 3, 2004, the board of directors of Retail Ventures voted to terminate John C. Rossler, President and Chief Executive Officer of Retail Ventures, and Edwin J. Kozlowski, President and Chief Operating Officer of Retail Ventures, and to terminate their respective employment agreements “without cause” in accordance with the terms of the agreements. In connection with their terminations of employment, Messrs. Rossler and Kozlowski each entered into confidential settlement agreements and releases with Retail Ventures in March 2005.
      Mr. Rossler’s employment agreement, dated effective as of February 3, 2002, provided for an annual salary of $700,000 with annual increases of 2.5%. Pursuant to its terms, on termination “without cause” (as such term is defined in his employment agreement), Mr. Rossler became entitled to receive 12 months of his base salary plus reimbursement for his cost of maintaining continuing health care coverage for a period of up to 18 months following his termination. Mr. Rossler has a duty to mitigate these payments pursuant to the terms of his employment agreement. In addition, (i) Mr. Rossler is entitled to a pro rata incentive compensation payment based on the extent to which performance standards are met on the last day of the year in which he is terminated without cause; and (ii) subject to the terms of Retail Ventures’ stock incentive plan and any applicable award agreement, (a) all stock options held by Mr. Rossler will be fully vested and exercisable, (b) all restrictions then imposed on any restricted stock (other than those imposed by any applicable state or federal statute) held by Mr. Rossler will lapse and be removed and the shares will be distributed to him, and (c) all performance stock options held by Mr. Rossler will be fully vested and exercisable. In consideration of the payments made and benefits provided to Mr. Rossler upon his termination of employment without cause, Mr. Rossler has agreed to non-competition and non-solicitation restrictions which remain in effect until the second anniversary of his termination of employment and to a standard confidentiality covenant. Pursuant to the settlement agreement with Mr. Rossler, the effective date of Mr. Rossler’s termination of employment was January 14, 2005 and he will receive severance as described above through December 20, 2005. Mr. Rossler waived any claim to an incentive compensation payment for fiscal 2004. In addition, under the settlement agreement, Mr. Rossler agreed to release Retail Ventures from all claims relating to his employment.
      Mr. Kozlowski’s employment agreement, dated effective as of February 3, 2002, provided for an annual salary of $500,000 with annual increases of 2.5%. Pursuant to its terms, on termination “without cause” (as such term is defined in his employment agreement), Mr. Kozlowski became entitled to receive 12 months of his base salary plus reimbursement for his cost of maintaining continuing health care coverage for a period of up to 18 months following his termination. Mr. Kozlowski has a duty to mitigate these payments pursuant to the terms of his employment agreement. In addition, (i) Mr. Kozlowski is entitled to a pro rata incentive compensation payment based on the extent to which performance standards are met on the last day of the year in which he is terminated without cause; and (ii) subject to the terms of Retail Ventures’ stock incentive plan and any applicable award agreement, (a) all stock options held by Mr. Kozlowski will be fully vested and exercisable, (b) all restrictions then imposed on any restricted stock (other than those imposed by any applicable state or federal statute) held by Mr. Kozlowski will lapse and be removed and the shares will be distributed to him, and (c) all performance stock options held by Mr. Kozlowski will be fully vested and exercisable. In consideration of the payments made and benefits provided to Mr. Kozlowski upon his termination of employment without cause, Mr. Kozlowski has agreed to non-competition and non-solicitation restrictions which remain in effect until the second anniversary of his termination of employment and to a standard confidentiality covenant. Pursuant to the settlement agreement with Mr. Kozlowski, the effective date of Mr. Kozlowski’s termination of employment was January 14, 2005 and he will receive severance as described above through December 7, 2005. Mr. Kozlowski waived any claim to an incentive compensation payment for the year 2004. Pursuant to the settlement agreement, Mr. Kozlowski will keep the automobile in his possession as of the date of the settlement agreement, with the cash value of the automobile being considered severance pay under the employment agreement, and he agreed to repay in full by April 15, 2005 the balance of the loan made to him by Retail Ventures to cover certain expenses related to personal benefits. In addition, under the settlement agreement, Mr. Kozlowski agreed to release Retail Ventures from all claims relating to his employment.

THE TRANSACTIONS
      On or about the date of the consummation of this offering, we intend to complete a series of related repayment and refinancing transactions, which include the following principal components:

•	We expect to be released from our obligations under the Value City revolving credit facilities, and we expect to enter into a new five-year secured revolving credit facility.

•	We expect to be released from our obligations under the Value City term loan and senior subordinated convertible loan facilities.

•	We expect to repay $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures.
New Credit Facility
      Upon the consummation of this offering, Retail Ventures will refinance the existing Value City credit facilities, and we expect to be released from our obligations as a co-borrower or co-guarantor thereunder. Simultaneously, we expect to enter into a new $150 million secured revolving credit facility with a term of the five years. Under this new facility, we expect that we and our subsidiary, DSWSW, will be named as co-borrowers. This new facility is expected to have borrowing base restrictions and will provide for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under our new secured revolving credit facility will be secured by a lien on substantially all our and our subsidiary’s personal property. In addition, our new secured revolving credit facility will contain usual and customary restrictive covenants relating to our management and the operation of our business. These covenants will, among other things, restrict our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. See “Description of Indebtedness.”
Repayment of Intercompany Debt
      Prior to or concurrently with the completion of this offering, we will repay $165 million of intercompany indebtedness incurred to fund a dividend to Retail Ventures. See “Use of Proceeds.” Immediately following this offering, no intercompany indebtedness will remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
      Prior to this offering, we were operated as a direct wholly-owned subsidiary of Retail Ventures. Immediately following this offering, Retail Ventures will continue to own approximately           % of our Common Shares and will control           % of the combined voting power of our Common Shares. If the underwriters’ option to purchase additional shares is exercised in full, immediately following this offering, Retail Ventures will own           % of our Common Shares and will control           % of the combined voting power of our Common Shares. Retail Ventures will continue to have the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
      As of January 29, 2005, SSC owned approximately 46% on a fully diluted basis of the outstanding common shares of Retail Ventures and had the power acting alone to approve any action requiring a vote of the majority of the voting shares of Retail Ventures and to elect all of Retail Ventures’ directors. As of January 29, 2005, Jay Schottenstein, the Chairman of Retail Ventures, beneficially owned approximately 78% of the common shares of SSC as Chief Executive Officer and Chairman of the board of directors of DSW and Chairman of the board of directors of Retail Ventures. For fiscal 2002, fiscal 2003 and fiscal 2004, we paid approximately $14.9 million, $5.7 million and $10.3 million, respectively, in total fees and expenses to SSC. See “— Leases and Subleases,” “Corporate Services Agreement with SSC,” and “— Notes, Credit Agreements and Guarantees.”
      In the ordinary course of business, we have entered into a number of agreements with Retail Ventures, Value City and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. We do not expect to enter into any additional contracts or other transactions with Retail Ventures or any of our directors, officers or other affiliates other than those specified below. However, in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our board or a committee of our board that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations.
Relationships Between Our Company And Retail Ventures

Historical Relationship With Retail Ventures
      We have been a wholly-owned subsidiary of Value City or Retail Ventures since 1998. As a result, in the ordinary course of our business, we have received various services provided by Value City and Retail Ventures, including import administration, risk management, information technology, tax, financial services, shared benefits administration and payroll, and will maintain insurance for us and for our directors, officers and employees as well as other corporate services. Retail Ventures has also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures consider to be reasonable reflections of the use of services provided or the benefit received by us. These allocations totaled $0.1 million in fiscal 2002, $24.4 million in fiscal 2003 and $29.5 million in fiscal 2004.
      For additional information about our relationship with Retail Ventures, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Retail Ventures as our Controlling Shareholder
      Immediately prior to this offering, Retail Ventures will be our sole shareholder. Upon completion of this offering, Retail Ventures will continue to own approximately           % (or approximately           % if the underwriters exercise their option to purchase additional shares in full) of the outstanding shares of our Common Shares. For as long as Retail Ventures continues to control more than 50% of the combined voting power of our Common Shares, Retail Ventures will be able to direct the election of all the members of our board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common shares or other equity securities, and the payment of dividends with respect to our common shares. Similarly, Retail Ventures will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to Retail Ventures.
      Retail Ventures has advised us that its current intent is to continue to hold all the Class B Common Shares owned by it following this offering, except to the extent necessary to satisfy obligations under warrants it has granted to certain of its lenders. All the Class B Common Shares of DSW held by Retail Ventures will continue to be subject to liens in favor of SSC, Cerberus and Value City. Retail Ventures is not subject to any contractual obligation to retain its controlling interest, except that Retail Ventures has agreed not to sell or otherwise dispose of any of our Class B Common Shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. See “Underwriting.” As a result, there can be no assurance concerning the period of time during which Retail Ventures will maintain its ownership of Class B Common Shares owned by it following this offering.
      Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Shares is required in order for Retail Ventures to continue to include us in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. As of the date of this prospectus, Retail Ventures does not intend or plan to undertake a spin-off of DSW or another tax-free transaction involving DSW. It is not expected that we will be included in Retail Ventures’ consolidated group for U.S. federal income tax purposes following the offering and, as a result, there can be no assurance that our tax position will not be less favorable than it is at present.
      For a further discussion of these risks, see “Risk Factors — Risks Relating to our Relationship with and Separation from Retail Ventures.”

Agreements Between Us And Retail Ventures
      This section describes the material provisions of agreements between us and Retail Ventures relating to this offering and our relationship with Retail Ventures after this offering. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which will be filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the full text of these material agreements. We have entered or will enter into these agreements with Retail Ventures in the context of our relationship as a wholly-owned subsidiary of Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.

Agreements Relating to our Separation from Retail Ventures
      In connection with this offering, Retail Ventures and we will deliver agreements governing various interim and ongoing relationships between us. These agreements will include:

•	a master separation agreement;

•	a tax separation agreement;

•	a shared services agreement; and

•	an exchange agreement.

Master Separation Agreement
      The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement will require us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also will agree to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also will contain provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
      Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year under applicable federal and state securities laws of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.

Shared Services Agreement
      Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, will continue to operate as they did prior to this offering. We will continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which when signed will become effective as of January 30, 2005, we will provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation store design and construction management. Retail Ventures will provide us with services relating to import administration, risk management, information technology, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for us and for our directors, officers and employees.
      We anticipate that the initial term of the shared services agreement will expire at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. As of the date of this prospectus, we expect that Retail Ventures will provide us with several information technology services for a period longer than the initial term, and we expect that distribution services will be provided for a period shorter than the initial term. With respect to each of the other shared services, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
      Prior to and following the consummation of this offering, DSW has had, and will continue to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and Retail Ventures. We expect to pay Retail Ventures for these services as expenses for these services are incurred. These services are provided to us by virtue of our status as Retail Ventures’ affiliate and are unrelated to those delineated in the shared services agreement.

Tax Separation Agreement
      We have historically been included in Retail Ventures’ consolidated group, or the Consolidated Group, for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include Retail Ventures and/or certain of its subsidiaries, or a Combined Group, for state and local income tax purposes. We intend to enter into a tax separation agreement with Retail Ventures that will become effective upon consummation of this offering. Pursuant to the tax separation agreement, we and Retail Ventures generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We will have the right to review and comment on such pro forma tax returns. We will be responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
      Retail Ventures will be exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally will be responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services to be provided to us by Retail Ventures, we will pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we will reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services to be provided to us.
      Retail Ventures will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we will have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we will have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures will have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
      We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of the our outstanding stock. It is not expected that we will be included in the Consolidated Group following the offering. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposed is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group.
      As of the date of this prospectus Retail Ventures does not intend or plan to undertake a spin-off of our stock to Retail Ventures stockholders. Nevertheless, we and Retail Ventures have agreed to set forth our respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of DSW or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.

Exchange Agreement
      We expect to enter into an exchange agreement with Retail Ventures which will become effective upon the consummation of this offering. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will agree to issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.
Leases and Subleases
      Office, warehouse and distribution facility. We lease our 707,000 square foot corporate headquarters, warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC, 4300 East Fifth Avenue LLC. The lease expires in December 2016 and has three renewal options with terms of five years each. The monthly rent is $179,533, $194,228 and $208,922 during the first, second and third five-year periods of the initial term, respectively. The rent increases to $220,416, $235,090 and $249,803 in the first, second and third renewal terms, respectively. On account of this agreement, we paid to the landlord approximately $2.6 million in fiscal 2002, $3.1 million in fiscal 2003 and $3.4 million in fiscal 2004. See “Business — Properties.”
      DSW stores. As of January 29, 2005, we leased or subleased 15 DSW stores from affiliates of SSC. We paid SSC or its affiliates approximately $5.3 million for fiscal 2003 and approximately $6.6 million for fiscal 2004 on account of the leases and subleases listed below:

				Annual
				Minimum Rent
				Payments as of
				January 29,
Store Location	Landlord	Expiration Date	Renewal Options	2005(1)
Glen Allen, Virginia	Jubilee — Richmond, LLC	October 2015	Three, with terms of five years each.	$423,028
Fairfax, Virginia	Jubilee Limited Partnership	November 2009	Two, with terms of 10 years each.	$519,100
Clariton Boulevard (Pittsburgh, Pennsylvania)	SSC	December 2017	Three, with terms of five, five and two years, respectively.	$338,789
Troy, Michigan	Jubilee Limited Partnership	February 2013	Two, with terms of five years each.	$512,000

				Annual
				Minimum Rent
				Payments as of
				January 29,
Store Location	Landlord	Expiration Date	Renewal Options	2005(1)
Springdale, Ohio	Jubilee — Springdale, LLC	October 2016	Three, with terms of five years each.	$568,000
Tampa, Florida(2)	JLPK — Dale Mabry, LLC	November 2018	Three, with terms of five years each.	$314,292
Denton, Texas	Jubilee Limited Partnership	February 2019	Three, with terms of five years each.	$319,790
Richmond, Virginia (Midlothian)	JLP — Richmond LLC	April 2019	Three, with terms of five years each.	$420,000
Merrillville, Indiana	Jubilee Limited Partnership	December 2017	Three, with terms of five years each.	$360,000
Beavercreek, Ohio	Shoppes of Beavercreek, Ltd	September 2012	Three, with terms of five years each.	$362,745
Chesapeake, Virginia	JLP — Chesapeake, LLC	July 2011	Four, with terms of five years each.	$402,325
Columbus, Ohio (Polaris)	SSC — Polaris, LLC	October 2017	Four, with terms of five years each.	$583,800
Cary, North Carolina	JLP — Cary, LLC	February 2018	Three, with terms of five years each.	$424,782
Madison, Tennessee	JLP — Madison LLC	November 2017	Three, with terms of five years each.	$252,992
Cincinnati, Ohio(2) (Eastgate)	Eastgate Pavilion, Ltd.	October 2019	Three, with terms of five years each.	$331,941
Kalamazoo, Michigan(3) (Maple Hill Mall)	K&S Maple Hill Mall, L.P.		Three, with terms of five years each.	$303,604
South Bend, Indiana(3) (Erskine Village)	KSK Scottsdale Mall, L.P.		Three, with terms of five years each.	$325,000

(1)	For each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance.

(2)	These properties were sold to non-affiliated third parties in December 2004.

(3)	These stores are expected to open in fiscal 2005, at which time the expiration date will be determined.

Corporate Services Agreement with SSC
      We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and its wholly-owned subsidiaries and SSC. The agreement set forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of January 29, 2005, the only services we receive pursuant to this agreement pertain to real estate services and the administration of our health insurance and benefit plans. For fiscal 2002, fiscal 2003 and fiscal 2004, our allocated portion of the amount Retail Ventures paid SSC or its affiliates was $0.3 million, $0.2 million and $0.3 million, respectively, for such services. We expect to continue to receive these services following consummation of this offering pursuant to an amended corporate services agreement.
      Until July 2004, we were self-insured through our participation in a self-insurance program maintained by SSC. While we no longer participate in the program we continue to remain liable for liabilities incurred by us under the program. Under the program, SSC charged Retail Ventures amounts based, among other factors, on loss experience and its actual payroll and related costs for administering the program. For fiscal 2002, fiscal 2003 and fiscal 2004, our allocated portion of the amount Retail Ventures paid SSC was approximately $3.0 million, $0.2 million and an amount immaterial to the financial statements, respectively, for participation in the program.
      Prior to and following the consummation of this offering, DSW has had, and will continue to have, the option to use corporate aircraft provided by a third party vendor pursuant to a contract between the third party vendor and SSC and a Retail Ventures affiliate. We expect to pay SSC for these services as expenses for these services are incurred. These services are made available to us by virtue of our status as an SSC affiliate.
Agreement with Value City for Leased Shoe Departments
      Until December 28, 2004, we were party to a License Agreement with Value City which gave us the exclusive right to supply footwear to leased shoe departments in specified Value City stores. Under this license, we agreed to pay to Value City a specified percentage of our annual gross sales from each of the Value City leased shoe departments. In addition, we paid some of Value City’s expenses, including those related to advertising for the shoe departments and employee services for shoe department employees.
      The managers and full- and part-time associates who staffed our departments in these Value City stores were employees of Value City. We reimbursed Value City for the payroll taxes, benefits and other expenses associated with those associates. We supplied our own merchandise and store fixtures, maintained our own insurance and were responsible for repairs and maintenance of our fixtures, merchandise and equipment.
      We paid approximately $35.3 million in total license fees and other expenses (including payroll and benefits) to Value City for fiscal 2002, approximately $41.6 million for fiscal 2003 and approximately $41.2 million for fiscal 2004. The historical and pro forma financial data included elsewhere in this prospectus does not give effect to transactions that have taken place pursuant to this agreement. As part of the reorganization that took place on December 28, 2004, this contract was terminated.
Agreements with Filene’s Basement for Leased Shoe Departments
      Until January 29, 2005, we were party to an agreement with Filene’s Basement pursuant to which we had the exclusive right to operate leased shoe departments with approximately 20,000 square feet of selling space and approximately 3,000 feet of storage space in Filene’s Basement stores. At the time this contract was terminated, this agreement pertained only to the two combination DSW/Filene’s Basement stores. Under this agreement, we owned the merchandise, recorded sales of merchandise net of returns and sales tax and provided supervisory assistance in all covered locations. We pay a percentage of net sales as rent. We also paid certain taxes, insurance premiums and freight costs with respect to the merchandise. We paid approximately $2.0 million in total fees and expenses to Filene’s Basement for fiscal 2002, $2.0 million for fiscal 2003 and $2.1 million for fiscal 2004.
      Until January 29, 2005, we were party to an agreement with Filene’s Basement pursuant to which we had the exclusive right to operate leased shoe departments with approximately 1,000 square feet of selling space and 200 square feet of storage space in Filene’s Basement stores. At the time this contract was terminated, we operated departments of this size in 22 Filene’s Basement stores. Under this agreement, we owned the merchandise, recorded sales of merchandise net of returns and sales tax and provided supervisory assistance in all covered locations. We pay a percentage of net sales as rent. We also paid certain taxes, insurance premiums and freight costs with respect to the merchandise. We paid approximately $3.1 million in total fees and expenses to Filene’s Basement for fiscal 2002, $3.8 million for fiscal 2003 and $4.8 million for fiscal 2004.
      Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, we have the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. We own the merchandise, record sales of merchandise net of returns and sales tax, and receive a per-store license fee for use of our name on the stores. We pay a percentage of net sales as rent. The employees that supervise the shoe departments are employees of us who report directly to our supervisors. Filene’s Basement provides the fixtures and sales associates. We also pay certain taxes, insurance premiums and freight costs with respect to the merchandise. As of January 29, 2005, this agreement pertained to only two combination DSW/Filene’s Basement stores.
      Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement we have the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. We own the merchandise, record sales net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. We also pay certain taxes, insurance premiums and freight costs with respect to the merchandise. As of January 29, 2005, we operated leased shoe departments in 22 Filene’s Basement stores.
Agreement with Filene’s Basement for Atrium Space at our Union Square Store in Manhattan
      Effective as of January 30, 2005, we entered into a Shared Expenses Agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and our Union Square store leased space, and for other expenses related to our leased space, which are located in the same building in New York, New York. Under that agreement, we have agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and our leased space. We estimate that our share of these expenses will total approximately $100,000 for fiscal 2005.
Registration Rights Agreements
      Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year under applicable federal and state securities laws of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      We expect to enter into a registration rights agreement with Cerberus, SSC and Back Bay under which we will agree to register the Class A Common Shares held by them, if any, in certain circumstances.
Union Square Store Guaranty of Retail Ventures
      In January 2004, we entered into a Lease Agreement with 40 East 14 Realty Associates, L.L.C. for our Union Square store in Manhattan, New York. In connection with the lease, Retail Ventures has agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations. We estimate that the annual rent payment under the lease will total approximately $1.25 million for fiscal 2005.
Notes, Credit Agreements and Guarantees
      The Value City Revolving Credit Facility. Until the amendment and restatement of this revolving credit agreement, we will continue to be a co-borrower under a Loan and Security Agreement, as amended, entered into with National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. The agreement allows us, Value City and the other Retail Ventures affiliates co-borrowers thereto, to draw on a $425 million revolving credit facility, subject to applicable borrowing base restrictions. The maturity date of the facility is June 11, 2006. We, the other co-borrowers and the guarantors are jointly and severally liable for the liabilities incurred under the agreement. We expect our obligations under this agreement to be released on or about the date of the consummation of this offering in connection with the amendment and restatement of this revolving credit agreement. We have reflected our direct obligations under this revolving credit facility as they relate to borrowings secured by our assets in our historical financial statements included elsewhere in this prospectus. For additional information regarding this revolving credit facility, see “Description of Indebtedness.”

      The Value City Term Loan Facility. Until the amendment of this term loan agreement, we will continue to be a co-borrower to a Financing Agreement, as amended, among Cerberus, as agent, and the other parties named as co-borrowers therein, originally entered into in June 2002. Under the terms of this term loan agreement, SSC and Cerberus each provided us, Value City and the other Retail Ventures affiliates named as co-borrowers with a separate $50 million term loan with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. In connection with these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $3 million interest in each of their term loans, and received a corresponding portion of the warrants to purchase Retail Ventures stock from each of Cerberus and SSC. The term loans’ stated rate of interest per annum through June 11, 2004 was 14% if paid in cash and 15% if the co-borrowers elected a paid-in-kind, or PIK, option. During the first two years of the term loans, the co-borrowers could elect to pay all interest in PIK. During the final two years of the term loans, the stated rate of interest is 15.0% if paid in cash or 15.5% if by PIK, and the PIK option is limited to 50% of the interest due. For fiscal 2002 and fiscal 2003, the co-borrowers elected to pay interest in cash. We expect our obligations under this term loan agreement to be released on or about the date of the consummation of this offering; however, this indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures. For additional information regarding this term loan facility, see “Description of Indebtedness.”
      In connection with the amendment of this term loan agreement, Retail Ventures has agreed to amend the outstanding warrants to provide SSC, Cerberus and Back Bay the right, from time to time, either to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the existing antidilution) provisions or (ii) acquire from Retail Ventures Class A Common Shares of DSW at the price of shares sold in this offering (subject to antidilution provisions similar to those in the existing warrants). Prior to the consummation of this offering, we will enter into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares. See “— Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      The Value City Senior Subordinated Convertible Loan Facility. Until the amendment and restatement of this convertible loan agreement, we will continue to be a co-guarantor under an Amended and Restated Senior Subordinated Convertible Loan Agreement, as amended, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Under this convertible loan agreement, SSC initially provided a $75 million term loan, now held equally by SSC and Cerberus, to Value City, convertible at the option of the lenders into common shares of Retail Ventures at an initial conversion price of $4.50 per share. The maturity date of this convertible loan is June 10, 2009. We expect our obligations under this convertible loan agreement to be released on or about the date of the consummation of this offering in connection with the amendment and restatement of this convertible loan agreement; however, this indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures. For additional information regarding this convertible loan facility, see “Description of Indebtedness.”
      In connection with the amendment and restatement of this convertible loan agreement, the $75 million convertible loan will be converted into a $75 million non-convertible loan. In addition, Retail Ventures has agreed to issue to SSC and Cerberus convertible warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended loan agreement. Under the convertible warrants, SSC and Cerberus will have, from time to time, the right either to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to existing antidilution provisions) or (ii) acquire from Retail Ventures Class A Common Shares of DSW at a strike price equal to the price of the shares to the public sold in this offering (subject to antidilution provisions similar to those in the existing warrants). SSC and Cerberus may acquire an aggregate number of

Class A Common Shares of DSW from Retail Ventures which, at the price of shares sold in this offering, have a value equal to the outstanding principal amount of the amended loan facility. Prior to the consummation of this offering, we will enter into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares held by Retail Ventures for Class A Common Shares. See “— Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      Value City Intercompany Note. The capital stock of DSW held by Retail Ventures will continue to secure the $240 million Value City intercompany note made payable by Retail Ventures to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to Retail Ventures on that date. The lien granted to Value City on the DSW capital stock held by Retail Ventures will be released upon written notice that warrants held by Cerberus, SSC and Back Bay are to be exercised in exchange for DSW capital stock held by Retail Ventures and to be delivered by Retail Ventures upon the exercise of such warrants.
      Cross-Corporate Guarantees. We have entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guarantee payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. We may be released from any prospective liability under the guarantees at any time. Upon release, our potential liability would be limited to the then outstanding amount under the canceled guarantee. We will terminate these cross-corporate guarantees on or about the date of the consummation of this offering. The outstanding balance at that time, which we expect to be approximately $          , will decrease to zero over a period of approximately 90 days as payments are made in the ordinary course of business.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
      After this offering, Retail Ventures will remain a substantial shareholder of the corporation and SSC will remain a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that will govern conflicts, corporate opportunities and related party transactions. These provisions will be substantially similar to those that currently apply to us through provisions of Retail Ventures’ amended articles of incorporation.
      Conflicts/ Competition. Retail Ventures and SSC have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
      Corporate Opportunities. In the event that Retail Ventures, SSC or any director or officer of either of them who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for Retail Ventures or SSC, our amended articles of incorporation provide:

•	If Retail Ventures or SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•	If one of our directors or officers who is also a director or officer of Retail Ventures or SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if Retail Ventures or SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•	If the corporate opportunity is offered to one of our officers who is also a director but not an officer of Retail Ventures or SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of Retail Ventures or SSC, in which case it belongs to Retail Ventures or SSC, as the case may be.

•	If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of Retail Ventures or SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•	If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of Retail Ventures or SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

      Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with Retail Ventures, SSC, our directors, directors of Retail Ventures or SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•	the relationship or interest is disclosed or is known to the board of directors or the committee approving the contract or transaction, and the board of directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•	the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the board of directors, a committee of the board of directors, or the shareholders.
Loans to Management
      In June 2001, we loaned Edwin J. Kozlowski, who was then serving as our President and Chief Operating Officer, $412,758.00. In May 2003, Mr. Kozlowski repaid the balance of the loan. Interest had accrued at the prime rate set from time to time by National City Bank, Columbus, Ohio.
      Mr. Kozlowski entered into an employment agreement with Retail Ventures, effective May 1, 2001, to serve as its Executive Vice President and Chief Operating Officer for a term ending April 30, 2004. Under the terms of the agreement, in July 2001, Retail Ventures loaned Mr. Kozlowski $80,000 to cover expenses related to personal benefits. This loan was being forgiven at the rate of 10% for each 12 consecutive month period Mr. Kozlowski remained employed after the date the loan was made. The largest amount of the loan outstanding in fiscal 2004 was $72,662. On November 3, 2004, the board of directors voted to terminate Mr. Kozlowski’s employment. In April 2005, Mr. Kozlowski repaid the loan in full.
Certain Employment Arrangements
      Mr. John Rossler is the former Chief Executive Officer and President of Retail Ventures. During his tenure, his son, Ryan Rossler, was employed as a buyer for the DSW business. During fiscal 2004, Mr. Ryan Rossler received salary and bonus totaling $91,942 and other employment benefits, including 401(k) plan and associate stock purchase plan contributions by Retail Ventures and a cafeteria health care plan. His salary and benefits were consistent with those provided to other associates of DSW holding comparable positions.

PRINCIPAL SHAREHOLDERS
Beneficial Ownership of Our Common Shares
      As of the date of this prospectus, Retail Ventures owned all our outstanding common shares. The following table sets forth information regarding the beneficial ownership of our Class A Common Shares and Class B Common Shares upon completion of this offering by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding Common Shares;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all our directors and executive officers as a group.
      Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 4150 East 5th Avenue, Columbus, Ohio 43219.

	Number of Shares		Percentage of Shares		Percentage of
	Beneficially Owned(1)		Beneficially Owned(1)(2)		Combined Voting
Power of All Classes
Name of Beneficial Owner	Class A	Class B	Class A	Class B	of Common Shares

Retail Ventures, Inc.(3)(4)
Jay L. Schottenstein(5)(6)
Deborah L. Ferrée(7)
Peter Z. Horvath
Douglas J. Probst
James A. McGrady(3)(8)
Julia A. Davis(3)(9)
Heywood Wilansky(3)(10)
Schottenstein Stores Corporation (6)(11)(12)
Cerberus Partners L.P.(11)(13)(14)
Back Bay Capital Funding LLC (11)(15)(16)
All directors and executive officers as a group (7 persons)

*	Less than 1%

(1)	Except as otherwise set forth in the footnotes below, each beneficial owner has the sole power to vote and dispose of all ordinary shares held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Common shares issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	These numbers do not take into account any exercise of the underwriters’ option to purchase additional shares.

(3)	Address is 3241 Westerville Road, Columbus, OH 43224.

(4)	Common shares of DSW held by Retail Ventures, Inc. are subject to a lien securing Retail Ventures’ obligations under the amended convertible loan provided by Cerberus and SSC to Value City, as well as a lien securing the $240 million intercompany note made payable to Retail Ventures by Value City.

(5)	As of the date of this prospectus, Mr. Schottenstein was the beneficial owner of approximately 78% of the outstanding common shares of SSC. He was also the sole beneficial owner of 144,000 Retail Venture common shares and held 52,500 Retail Ventures common shares through Glasser Brothers Acquisition, Inc., or GBA, of which Mr. Schottenstein was Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein has voting and investment power as trustee of a family trust that owns 30,000 Retail Ventures common shares, and is one of five trustees of a foundation that owns 67,944 Retail Ventures common shares. Mr. Schottenstein also held options convertible into 50,000 Retail Ventures common shares.

(6)	Address is 1800 Moler Road, Columbus, OH 43207.

(7)	As of the date of this prospectus, Ms. Ferrée held options convertible into 552,000 Retail Ventures common shares.

(8)	As of the date of this prospectus, Mr. McGrady was the beneficial owner of 6,000 Retail Ventures common shares, and held options convertible into 575,000 Retail Ventures common shares.

(9)	As of the date of the prospectus, Ms. Davis held options convertible into 40,000 Retail Ventures common shares.

(10)	As of the date of the prospectus, Mr. Wilansky held options convertible into 250,000 Retail Ventures common shares.

(11)	Cerberus, SSC and Back Bay will have the right to acquire Class A Common Shares of DSW from Retail Ventures after the consummation of this offering pursuant to certain warrant agreements. For further discussion of these warrant agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The DSW Separation,” “Certain Relationships and Related Party Transactions — Notes, Credit Agreements and Guarantees” and “Description of Indebtedness.”

(12)	According to a Schedule 13D filed by SSC on September 26, 2003 relating to Retail Ventures, Jay L. Schottenstein has power to vote and dispose of shares of Schottenstein Stores Corporation held by various trusts.

(13)	Address is 450 Park Avenue, New York, NY 10022.

(14)	According to a Schedule 13D filed by Cerberus on January 5, 2005 relating to Komag, Inc., Stephen Feinberg, managing member of Cerberus Associates, L.L.C., the general partner of Cerberus, possesses sole power to vote and direct the disposition of all securities held by Cerberus.

(15)	Address is 40 Broad Street, 10th Floor, Boston, MA 02109.

(16)	There is no publicly-filed information regarding the beneficial owners that hold ultimate voting power or investment control over Back Bay.

DESCRIPTION OF INDEBTEDNESS
Retail Ventures’ Existing Credit Facilities
      On or about the date of the consummation of this offering, Retail Ventures expects to amend and restate or terminate the existing credit facilities of Value City and its other affiliates, including certain facilities under which DSW has rights and obligations as a co-borrower or co-guarantor. Retail Ventures is a co-guarantor of all of these credit facilities. When all of these existing Value City credit facilities are amended, refinanced or terminated and the offering has been completed, we expect to be released from our obligations as a co-borrower or co-guarantor under each of them. These existing facilities include:
      The Value City Revolving Credit Facility. Until the amendment and restatement of this revolving credit agreement, we, Value City and other named Retail Ventures affiliates will continue to be co-borrowers under a Loan and Security Agreement, as amended, entered into with National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. Retail Ventures is a guarantor of this revolving credit facility. The maturity date of this facility is June 11, 2006. This revolving credit agreement allows DSW, Value City and the other Retail Ventures affiliates named as co-borrowers to draw on a $425 million revolving credit facility, subject to applicable borrowing base restrictions. All the capital stock of DSW and DSWSW is pledged to National City, as administrative agent, in favor of the revolving credit facility lenders. We, Retail Ventures and the other co-borrowers and guarantors named therein are jointly and severally liable for the liabilities incurred under the agreement. We have reflected our direct obligations under this revolving credit facility as they relate to borrowings secured by our assets in our historical financial statements included elsewhere in this prospectus.
      On or about the date of the consummation of this offering, Retail Ventures and its affiliates will amend and restate this revolving credit agreement, and we will be released from our obligations thereafter. In addition, National City will release its liens on our capital stock held by Retail Ventures and the capital stock of DSWSW held by us. Leasehold mortgages granted by DSW and DSWSW in 2002 to secure obligations under the revolving credit agreement, as well as the Value City term loan facility and subordinated convertible loan facility, will also be released.
      The Value City Term Loan Facility. Until the amendment of this term loan agreement, we, Value City and other Retail Ventures affiliates will continue to be co-borrowers under a Financing Agreement, as amended, among Cerberus, as agents and other parties named therein, originally entered into in June 2002. Under the terms of this term loan agreement, Cerberus and SSC each provided to us, Value City and other Retail Ventures affiliates named as the co-borrowers a separate $50 million term loan with a three-year term. In July 2004, the maturity dates of these term loans were extended until June 11, 2006. In connection with these term loans, Value City issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $3.0 million interest in each of their term loans, and received a corresponding portion of the warrants to purchase Retail Ventures stock from each of Cerberus and SSC. All the capital stock of DSW and DSWSW is pledged to Cerberus, as agent, in favor of SSC, Cerberus and Back Bay. As a co-borrower, we are jointly and severally liable for the performance and payment of obligations under this term loan agreement; however, this indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures.
      On or about the date of the consummation of this offering, we expect to be released from our obligations as a co-borrower pursuant to the amendment of this term loan agreement. We have been advised by Retail Ventures that Value City expects to repay all the term loan indebtedness on or about the date of the consummation of this offering. In connection with the amendment of this term loan agreement, Retail Ventures has agreed to amend the outstanding warrants to provide SSC, Cerberus and Back Bay the right, from time to time, either to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the existing antidilution provisions) or (ii) acquire from Retail Ventures Class A Common Shares of DSW at the price of shares sold in this offering (subject to antidilution provisions similar to those in the existing warrants). Prior to the consummation of this offering, we will enter into an exchange agreement with

Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      The Value City Senior Subordinated Convertible Loan Facility. Until the amendment and restatement of this convertible loan agreement, we will continue to be a co-guarantor under an Amended and Restated Senior Subordinated Convertible Loan Agreement, as amended, entered into by Value City with Cerberus, as agent and lender, SSC, as lender, and the other parties named therein, originally entered into in June 2002. Under the agreement, SSC initially provided a $75 million loan, now held equally by SSC and Cerberus, to Value City, as borrower, which is convertible at the option of the lenders into common shares of Retail Ventures at an initial conversion price of $4.50 per share. The maturity date of this convertible loan is June 10, 2009. This indebtedness has not been reflected in our historical financial statements included elsewhere in this prospectus as it is recorded on the books of Retail Ventures.
      On or about the date of the consummation of this offering, we expect to be released from our obligations as co-guarantor pursuant to the amendment and restatement of this convertible loan agreement. The $75 million convertible loan will be converted into a $75 million non-convertible loan and the capital stock of DSW held by Retail Ventures will continue to secure the amended and restated loan facility. In addition, Retail Ventures has agreed to issue to SSC and Cerberus convertible warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement.
      Under the convertible warrants, SSC and Cerberus will have, from time to time, the right either to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to existing antidilution provisions) or (ii) acquire from Retail Ventures Class A Common Shares of DSW at a strike price equal to the price of the shares sold to the public in this offering (subject to antidilution provisions similar to those in the existing warrants). SSC and Cerberus may acquire an aggregate number of Class A Common Shares of DSW from Retail Ventures which, at the price of shares sold to the public in this offering, have a value equal to the outstanding principal amount of the amended and restated loan facility. Prior to the consummation of this offering, we will enter into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares from Retail Ventures for Class A Common Shares. See “Certain Relationships and Related Party Transactions — Relationships Between our Company and Retail Ventures — Agreements Relating to our Separation from Retail Ventures — Exchange Agreement.”
      Cross-Corporate Guarantees. We have entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guarantee payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. We may be released from any prospective liability under the guarantees at any time. Upon release, our potential liability would be limited to the then outstanding amount under the canceled guarantee. We will terminate these cross-corporate guarantees on or about the date of the consummation of this offering. The outstanding balance at that time, which we expect to be approximately $                    , will decrease to zero over a period of approximately 90 days as payments are made in the ordinary course of business.
Our New Secured Revolving Credit Facility
      Upon the consummation of this offering, Retail Ventures will amend and restate or terminate the existing Value City credit facilities, and we expect that we will be released from our obligations as co-borrower or co-guarantor thereunder. Simultaneously, we expect to enter into a new $150 million secured revolving credit facility with a term of five years. Under this new facility, we expect that we and our subsidiary, DSWSW, will be named as co-borrowers. This new facility is expected to have borrowing base restrictions and will provide for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. Our obligations under our new secured revolving credit facility will be guaranteed by our subsidiary and secured by a lien on substantially all our and our subsidiary’s personal property. In addition, the new secured revolving credit facility will contain usual and customary restrictive covenants relating to our management and the operation of our business. These covenants will, among other things, restrict our ability to operate our business, including, but not limited to, our ability to grant liens on our assets, incur additional indebtedness, open or close stores, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity.

DESCRIPTION OF CAPITAL STOCK
      Our amended articles of incorporation provide that we may issue up to Class A Common Shares without par value,                      shares of Class B Common Shares, without par value, and                    shares of preferred stock, without par value. Upon completion of this offering, we will have                     Class A Common Shares outstanding (                     shares if the underwriters’ option to purchase additional shares is exercised is full),                      Class B Common Shares, and no shares of preferred stock outstanding.
      The following description of our capital stock does not purport to be complete and is subject to, and is qualified by, our amended articles of incorporation and amended and restated code of regulations, which will be filed as exhibits to the registration statement of which this prospectus is part.
Common Shares
      Prior to the date of this prospectus, our articles of incorporation were amended to change each outstanding common share of DSW into                      Class B Common Shares. As of the date of this prospectus, and before giving effect to this offering, we had                      Class B Common Shares outstanding, all of which were owned by Retail Ventures, as our direct parent, and no Class A Common Shares outstanding.
      The holders of Class A Common Shares and Class B Common Shares generally have identical rights except that holders of Class A Common Shares are entitled to one vote per share on all matters to be voted on by the shareholders, while holders of Class B Common Shares are entitled to eight votes per share on all matters to be voted on by the shareholders, voting together with the holders of the Class A Common Shares as a single class. The holders of Common Shares are not entitled to cumulative voting rights. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A Common Shares and Class B Common Shares present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
      Holders of Common Shares have no preemptive rights, and the Common Shares are not subject to further calls or assessment by us. There are no redemptive or sinking fund provisions applicable to the Common Shares.
      Holders of Class A Common Shares and Class B Common Shares will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A Common Shares and Class B Common Shares may be paid only as follows: (i) Class A Common Shares may be paid only to holders of Class A Common Shares and Class B Common Shares may be paid only to holders of Class B Common Shares and (ii) shares shall be paid proportionately with respect to each outstanding Class A Common Share and Class B Common Share.
      Upon liquidation, dissolution or winding up of the affairs of DSW, our creditors and any holders of preferred stock will be paid before any distribution to holders of Common Shares. The holders of Common Shares would be entitled to receive a pro rata distribution of any excess amount. All outstanding Common Shares are, and the Class A Common Shares offered in this offering when issued and paid for will be, fully paid and nonassessable.
      The rights, preferences and privileges of holders of Common Shares are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.
      We have applied for listing of the Class A Common Shares on the NYSE under the symbol “DSW.”
Preferred Shares
      The board may fix by resolution the designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions of our preferred shares, including the number of shares in any series, liquidation preferences, dividend rates, voting rights, conversion rights and redemption provisions. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our Common Shares or adversely affect the rights and power, including voting rights, of the holders of our Common Shares without any further vote or action by the shareholders. Any series of preferred shares issued by the board could have priority over the Common Shares in terms of dividend or liquidation rights or both. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could have the effect of delaying, deferring or preventing a change of control of the company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issued of preferred shares may have the effect of decreasing the market price of our Common Shares, and may adversely affect the voting and other rights of the holders of Common Shares. There are currently no outstanding preferred shares. While we have no present intention to issue any preferred shares, any issuance could make it more difficult for a third party to acquire a majority of our outstanding voting shares.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
      After this offering, Retail Ventures will remain a substantial shareholder of the corporation and SSC will remain a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. See “Certain Relationships and Related Party Transactions — Provisions of our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions,” for descriptions of the provisions in our amended articles of incorporation that will govern conflicts, corporate opportunities and related party transactions. These provisions will be substantially similar to those that currently apply to us through provisions of Retail Ventures’ amended articles of incorporation.
Anti-Takeover Effects of Certain Provisions of our Amended Articles of Incorporation, our Amended and Restated Code of Regulations and Ohio Law.
      Provisions of our amended articles of incorporation and amended and restated code of regulations and of the Ohio General Corporation Law summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
      No Cumulative Voting. Where cumulative voting is permitted, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of his or her votes for a single candidate or distribute such votes among two or more candidates. Cumulative voting makes it easier for a minority shareholder to elect a director. Our amended articles of incorporation expressly deny shareholders the right to cumulative voting.
      Supermajority Vote to Remove Directors. The Company’s code of regulations provides that the shareholders may remove a director only by the vote of the holders of not less than three-fourths of the voting power of the corporation entitling them to elect directors in place of those to be removed. This provision, when coupled with the voting power of the Class B Common Shares held by Retail Ventures (% following this offering), will preclude even a majority shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies.
      Classified Board. The Company’s code of regulations provides for the board of directors to be divided into two classes of directors serving staggered two-year terms when the authorized number of directors is six or more, but less than nine. Because the code of regulations will authorize seven directors, approximately one-half of the board of directors will be elected each year. This provision, when coupled with the vote required to remove directors, can preclude even a majority shareholder from gaining control of the board of directors in one election.
      Authorized But Unissued Shares. Our authorized but unissued Common Shares and preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our amended articles of incorporation authorize our board of directors to issue up to preferred shares and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by the shareholders. The existence of authorized but unissued Common Shares and preferred shares could have the effect of delaying, deterring or preventing an attempt to obtain control of DSW by means of a proxy contest, tender offer, merger or otherwise.
      Special Meeting of Shareholders. Our amended and restated code of regulations provides that special meeting of our shareholders may be called only by:

•	the chairman of the board, the president, or in case of the president’s death or disability, the vice president authorized to exercise the authority of the president;

•	the directors by action at a meeting, or a majority of the incumbent directors acting without a meeting; or

•	the holders of at least 50% of all shares outstanding and entitled to vote thereat.
      Actions by Written Consent. Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that under Section 1701.11 of the Ohio General Corporation Law, the code of regulations may be amended by an action by written consent of holders of two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. Our code of regulations provides that the code of regulations may be amended by an action by written consent of holders of a majority of our total voting power. Based on its ownership after the proposed offering, Retail Ventures will have enough shares to amend the code of regulations. This provision coupled with Retail Ventures’ ownership may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.
      Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our amended and restated code of regulations provides that shareholders seeking to nominate candidates for election as directors at an annual or special meeting of shareholders must provide timely notice to us in writing. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the previous year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within ten days after we mail the notice of the date of the meeting or otherwise publicly disclose the date of the meeting.) The code of regulations also prescribes the proper written form for a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual or special meeting.
      We Have Opted Out of the Ohio Control Share Acquisition Statute. We have opted out of the application of the Ohio Control Share Acquisition Statute Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” This statute provides that, unless a corporation’s articles of incorporation or code of regulations provide that such section does not apply, notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power; and

•	a majority or more of the voting power.
      We Have Opted Out of the Merger Moratorium Statute. We have opted out of the application of Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” This statute prohibits certain transactions if they involve both the issuer and either a person who became the beneficial owner of

10% or more of the issuer’s shares without the prior approval of its board of directors or anyone affiliated or associated with such person, unless a corporation’s articles of incorporation or code of regulations provide that such statute does not apply. The prohibition imposed by Chapter 1704 is absolute for at least three years and continues indefinitely thereafter unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our Class A Common Shares is National City Bank. The telephone number of National City Bank is 1-800-622-6757.

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has been no public market for our Class A Common Shares, and we cannot predict the effect, if any, that market sales of shares or availability of any shares for sale will have on the market price of our Class A Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our Class A Common Shares and our ability to raise additional capital through a future sale of securities.
      Upon completion of this offering, we will have                    shares of our Class A Common Shares outstanding (irrespective of whether the underwriters exercise their over-allotment option). We will also have                    shares of our Class B Common Shares outstanding. The          (or                     if the underwriters’ option to purchase additional shares is exercised in full) Class A Common Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, holders of restricted shares will be entitled to sell those shares in the public securities markets if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale as set forth below.
Lock-Up Agreements
      We, each of our executive officers and directors, Retail Ventures, SSC, Cerberus and Back Bay have agreed not to sell or transfer any Common Shares or securities convertible into or exercise or exchangeable for our Common Shares for a period of 180 days after the date of this prospectus without first obtaining the written consent of Lehman Brothers Inc. on behalf of the underwriters.
Registration Rights
      Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year under applicable federal and state securities laws of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
      We expect to enter into a registration rights agreement with Cerberus, SSC and Back Bay under which we will agree to register the Class A Common Shares held by them, if any, in certain circumstances.
Stock Options
      As of the date of the consummation of this offering, we expect to have                      shares subject to outstanding employee stock options granted to several of our officers under the DSW 2005 Equity Plan. The exercise price per share will be equal to the initial offering price per share. We expect to register the Class A Common Shares subject to the DSW 2005 Equity Plan prior to the consummation of this offering. We will have  additional Class A Common Shares available for issuance under the DSW 2005 Equity Plan pursuant to which we may grant stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards and annual incentive awards. After the consummation of this offering, we intend to register the remaining Class A common shares reserved under the DSW 2005 Equity Plan.
Rule 144
      In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year (including the holding period of any prior owner other than an affiliate), would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the number of common shares then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the sale.
      Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.
Rule 144(k)
      Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), is entitled to sell these shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k)” shares may be sold immediately upon completion of this offering.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
      The following is a general discussion of the anticipated material U.S. federal income and estate tax considerations relating to the ownership and disposition of our Class A Common Shares by non-United States holders, as defined below, who purchase our Class A Common Shares in this offering and hold such Class A Common Shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, or persons who have acquired our Class A Common Shares as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the ownership and disposition of our Class A Common Shares. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our Class A Common Shares, as well as the applicability and effect of any state, local or foreign tax laws.
      As used in this discussion, the term “non-United States holder” refers to a beneficial owner of our Class A Common Shares that for U.S. federal income tax purposes is not:
      (i) an individual who is a citizen or resident of the United States;
      (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof or therein, including the District of Columbia;
      (iii) an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or
      (iv) a trust (a) with respect to which a court within the United States. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to the treated as a United States person.
      An individual may, in many cases, be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.
      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Class A Common Shares, we urge you to consult your own tax advisor.
Dividends
      We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service, or IRS, documentation or (ii) the dividends are effectively connected with a non-United States holder’s conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange or Other Disposition
      Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our Class A Common Shares unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States, or where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our Class A Common Shares, or the Applicable Period.
      We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common shares are regularly traded on an established securities market and continue to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of Class A Common Shares only if such non-United States holder actually or constructively owned, during the Applicable Period more than 5% of our Class A Common Shares.
      Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Federal Estate Tax
      Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Tax
      Information reporting may apply to payments made to a non-United States holder on or with respect to our Class A Common Shares. Backup withholding tax (at the then applicable rate) may also apply to payments made to a non-United States holder on or with respect to our Class A Common Shares, unless the non-United States holder certifies as to it status as a non-United States holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING
      Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, have severally agreed to purchase from us the respective number of our Class A Common Shares opposite their names below:

Number of
Underwriter	Shares

Lehman Brothers Inc.
CIBC World Markets Corp.
Johnson Rice & Company L.L.C.
Total
      The underwriting agreement provides that the underwriters’ obligation to purchase our Class A Common Shares depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all our Class A Common Shares offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.
Commissions and Expenses
      The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per share
Total
      The representatives of the underwriters have advised us that the underwriters propose to offer shares of our Class A Common Shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $          per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $          per share to other dealers. After this offering, the representatives may change the public offering price and other offering terms.
      The expenses of this offering that are payable by us are estimated to be $          .
Option to Purchase Additional Shares
      We have granted the underwriters an option after the date of the prospectus to purchase, from time to time, in whole or in part, up to an aggregate of                     Class A Common Shares at the public offering price less underwriting discounts and commissions. The option may be exercised if the underwriters sell more than                     Class A Common Shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the preceding table.

Lock-Up Agreements
      We, Retail Ventures, SSC, Cerberus, and Back Bay, and all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, we and they will not directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any of our Common Shares or any securities which may be converted into or exchanged for any of our Common Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our Common Shares for a period of 180 days from the date of this prospectus other than permitted transfers.
      The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.
Offering Price Determination
      Prior to this offering, there has been no public market for our Class A Common Shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our Class A Common Shares, the representatives will consider:

•	the history and prospects for the industry in which we compete,

•	our financial information,

•	the ability of our management and our business potential and earning prospects,

•	the prevailing securities markets at the time of this offering, and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.
Indemnification
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.
Directed Share Program
      At our request, the underwriters have reserved for sale at the initial public offering price up to                    shares offered hereby for officers, directors, employees and certain other persons associated with us and with Retail Ventures and SSC. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Stabilization, Short Positions and Penalty Bids
      The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Common Shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of our Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers Inc. and/or one or more of the selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on New York Stock Exchange
      We have applied to have our Class A Common Shares authorized for trading on the NYSE under the symbol “DSW.” In connection with that listing, the underwriters will undertake to sell the minimum number of Common Shares to the minimum number of beneficial owners necessary to meet the NYSE listing requirements.
Discretionary Sales
      The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.
Stamp Taxes
      If you purchase shares of our Class A Common Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to this offering price listed on the cover page of this prospectus.
Relationships
      The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. CIBC World Markets Corp., one of the underwriters for this offering, has in the past, including during 2004, performed advisory services for Retail Ventures, in exchange for customary fees.
Selling Restrictions
      Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
      The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.
      The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.
      Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of this offering, the underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.
LEGAL MATTERS
      DSW is represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio and Sonnenschein Nath & Rosenthal LLP, St. Louis, Missouri, and the underwriters are represented by Debevoise & Plimpton LLP, New York, New York. The validity of the Class A Common Shares offered in this offering will be passed upon for DSW by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Skadden, Arps, Slate, Meagher & Flom LLP will render an opinion to DSW regarding “Material U.S. Federal Income and Estate Tax Considerations.”
EXPERTS
      The financial statements included in this prospectus and the related supplemental schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the Company’s change in its method of accounting for goodwill and other intangible assets effective February 3, 2002), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Shares offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A Common Shares, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected without charge at a website maintained by the SEC at http://www.sec.gov. In addition, you may obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
      Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholder
DSW Inc.
Columbus, Ohio
      We have audited the accompanying consolidated balance sheets of DSW Inc. and subsidiary (the “Company”), a wholly owned subsidiary of Retail Ventures, Inc., as of January 29, 2005 and January 31, 2004 and the related consolidated statements of income, shareholder’s equity, and cash flows for each of the three years in the period ended January 29, 2005, January 31, 2004 and February 1, 2003. Our audits also included the supplemental schedule. These consolidated financial statements and supplemental schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and the supplemental schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DSW Inc. and subsidiary as of January 29, 2005 and January 31, 2004 and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2005, January 31, 2004 and February 1, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such supplemental schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective February 3, 2002.
/s/ Deloitte & Touche LLP
May 5, 2005
Columbus, Ohio

DSW INC.
CONSOLIDATED BALANCE SHEETS
JANUARY 29, 2005 AND JANUARY 31, 2004

	January 29,	January 31,
	2005	2004

	(In thousands,
	except share amounts)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$8,339	$7,076
Accounts receivable	2,291	2,264
Inventories	208,015	150,019
Prepaid expenses and other assets	8,940	8,847
Deferred income taxes	20,261	9,202

Total current assets	247,846	177,408

ADVANCES TO AFFILIATES	23,676	1,440
PROPERTY AND EQUIPMENT — At cost:
Furniture, fixtures and equipment	81,605	58,729
Leasehold improvements	70,936	60,255
Capital leases — furniture, fixtures and equipment	—	1,227

Total property and equipment — at cost	152,541	120,211
Less accumulated depreciation	(62,485)	(46,068)

Property and equipment — net	90,056	74,143

GOODWILL	25,899	25,899
TRADENAMES AND OTHER INTANGIBLES — Net	7,079	7,943
DEFERRED INCOME TAXES AND OTHER ASSETS	881	4,351

TOTAL	$395,437	$291,184

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$72,120	$52,237
Accrued expenses:
Compensation	6,804	7,215
Taxes	12,560	9,940
Other	17,443	4,634
Current maturities of long-term obligations	—	138

Total current liabilities	108,927	74,164
LONG-TERM OBLIGATIONS — Net of current maturities	55,000	35,000
OTHER NONCURRENT LIABILITIES	52,684	38,149
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER’S EQUITY:
Common stock — no par value:
Authorized — 500 shares
Outstanding — 410.09 shares
Paid in capital	101,442	101,442
Retained earnings	77,384	42,429

Total shareholder’s equity	178,826	143,871

TOTAL	$395,437	$291,184

See notes to consolidated financial statements.

DSW INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JANUARY 29, 2005, JANUARY 31, 2004 AND FEBRUARY 1, 2003

	January 29,	January 31,	February 1,
	2005	2004,	2003

	(In thousands)
NET SALES	$961,089	$791,348	$644,345
COST OF SALES	(690,878)	(588,421)	(485,589)

GROSS PROFIT	270,211	202,927	158,756
OPERATING EXPENSES	(214,102)	(174,874)	(140,975)

OPERATING PROFIT	56,109	28,053	17,781
INTEREST EXPENSE — NET	(2,734)	(2,739)	(3,874)

EARNINGS BEFORE INCOME TAXES	53,375	25,314	13,907
INCOME TAX PROVISION	(18,420)	(10,507)	(5,847)

NET INCOME	$34,955	$14,807	$8,060

See notes to consolidated financial statements.

DSW INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
YEARS ENDED JANUARY 29, 2005, JANUARY 31, 2004, AND FEBRUARY 1, 2003

	Number of
	Common	Paid in	Retained
	Shares	Capital	Earnings	Total

	(In thousands, except share amounts)
BALANCE — February 2, 2002	410.09	$101,442	$19,562	$121,004
Net income			8,060	8,060

BALANCE — February 1, 2003	410.09	101,442	27,622	129,064
Net income			14,807	14,807

BALANCE — January 31, 2004	410.09	101,442	42,429	143,871
Net income			34,955	34,955

BALANCE — January 29, 2005	410.09	$101,442	$77,384	$178,826

See notes to consolidated financial statements.

DSW INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 29, 2005, JANUARY 31, 2004 AND FEBRUARY 1, 2003

	January 29,	January 31,	February 1,
	2005	2004	2003

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,955	$14,807	$8,060
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,275	15,478	12,986
Amortization of debt issuance costs	469	479	529
Deferred income taxes	(7,813)	26	(3,715)
Loss on fixed assets	968	585	40
Change in working capital, assets and liabilities:
Accounts receivable	(27)	2,965	(3,227)
Inventories	(57,996)	(8,907)	(24,475)
Prepaid expenses and other assets	(338)	(641)	41
Advances to/from affiliates	(22,236)	20,574	(33,020)
Accounts payable	19,883	(8,995)	1,732
Proceeds from lease incentives	11,509	6,394	9,159
Other noncurrent liabilities	3,026	386	176
Accrued expenses	15,019	1,973	876

Net cash provided by (used in) operating activities	15,694	45,124	(30,838)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34,293)	(22,324)	(23,140)

Cash used in investing activities	(34,293)	(22,324)	(23,140)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligations	(138)	(205)	(169)
Net increase (decrease) in revolving credit facility	20,000	(19,000)	54,000
Debt issuance costs	—	—	(1,437)

Net cash provided by (used in) financing activities	19,862	(19,205)	52,394

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,263	3,595	(1,584)
CASH AND EQUIVALENTS — Beginning of year	7,076	3,481	5,065

CASH AND EQUIVALENTS — End of year	$8,339	$7,076	$3,481

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,138	$2,121	$3,280

Cash paid for income taxes	$3,998	$898	$2,552

See notes to consolidated financial statements.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 29, 2005, JANUARY 31, 2004 AND FEBRUARY 1, 2003
1.     SIGNIFICANT ACCOUNTING POLICIES
      Business Operations — DSW Inc. and its wholly owned subsidiary are herein referred to collectively as the “Company”. At January 29, 2005, the Company’s common stock was wholly owned by Retail Ventures, Inc. (“RVI”). RVI is listed on the New York Stock Exchange trading under the ticker symbol “RVI.” Prior to a reorganization within RVI in December 2004, the Company’s common stock was wholly owned by Value City Department Stores, Inc. (“VCDS”) which in turn was a wholly owned subsidiary of RVI. The Company operates a single segment, which includes DSW stores and leased shoe departments, and sells better-branded footwear and accessories. As of January 29, 2005, there were a total of 172 stores located throughout the United States of America. The Company also supplies footwear, under supply arrangements, to 22 Filene’s Basement stores and 202 locations for other non-related retailers in the United States of America.
      Fiscal Year — The Company’s fiscal year ends on the Saturday nearest January 31. Fiscal years 2004, 2003 and 2002 consist of 52 weeks. Unless otherwise stated, references to years in this report relate to fiscal years rather than calendar years.
      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates are required as a part of inventory valuation, depreciation, amortization, recoverability of long-lived assets and establishing reserves for insurance. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, actual results could differ from these estimates.
      Financial Instruments — The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Equivalents — Cash and equivalents represent cash, highly liquid investments with original maturities of three months or less at the date of purchase and credit card receivables, which generally settle within three days to be cash equivalents.

Accounts Receivable — Accounts receivables are classified as current assets because the average collection period is generally less than one year. The carrying amount approximates fair value because of the relatively short average maturity of the instruments and no significant change in interest rates.

Long-Term Debt — The carrying amount approximates fair value as a result of the variable rate-based borrowings.
      Concentration of Credit Risk — Financial instruments, which principally subject the Company to concentration of credit risk, consist of cash and cash equivalents. The Company invests excess cash when available through financial institutions in over night investments. At times, such amounts may be in excess of FDIC insurance limits.
      Concentration of Vendor Risk — During fiscal 2004, taking into account industry consolidation, merchandise supplied to the Company by three key vendors accounted for approximately 19% of net sales.
      Inventories — Merchandise inventories are stated at the lower of cost, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross profits are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on the balance sheet is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns. Hence, earnings are negatively

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
impacted as the merchandise is marked down prior to sale. Reserves to value inventory at the lower of cost or market were $14.2 million and $11.5 million at the end of fiscal years 2004 and 2003, respectively.
      Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value or mark-on, markups of initial prices established, reductions in prices due to customers’ perception of value (known as markdowns), and estimates of losses between physical inventory counts, or shrinkage, which combined with the averaging process within the retail method, can significantly impact the ending inventory valuation at cost and the resulting gross profit.
      Vendor Allowances — Vendor allowances include allowances, rebates and cooperative advertising funds received from vendors. The amount of these funds is determined for each fiscal year and the majority is based on various quantitative contract terms. Amounts expected to be received from vendors relating to the purchase of merchandise inventories are recognized as a reduction of cost of goods sold as the merchandise is sold. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction to the related expense in the period that the related expense is incurred. On an annual basis, the Company confirms earned allowances with vendors to determine the amounts are recorded in accordance with the terms of the contract. At January 29, 2005 and January 31, 2004, the Company had a vendor allowance balance of less than $100,000.
      Property and Equipment — Property and equipment is stated at cost less accumulated depreciation determined by the straight-line method over the expected useful lives of the assets. Assets held under capital leases and related obligations are recorded initially at the lower of fair market value or the present value of the minimum lease payments. The straight-line method is used to amortize such capitalized costs over the lesser of the expected useful life of the asset or the life of the lease. Leasehold improvements are amortized under the straight-line method over the lesser of the initial lease term or the expected useful life (10 years). The estimated useful lives of furniture, fixtures and equipment are 3 to 10 years.
      Asset Impairment and Long-Lived Assets — The Company must periodically evaluate the carrying amount of its long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset is considered impaired when the carrying value of the asset exceeds the expected future cash flows (undiscounted and without interest) from the asset. The Company reviews are conducted down at the lowest identifiable level, which include a store. The impairment loss recognized is the excess of the carrying value, based on discounted future cash flows, of the asset over its fair value. Should an impairment loss be realized, it will be included in operating expenses. Based on recent analysis, the Company expensed $0.9 million in fiscal 2004 of identified store assets where the recorded value could not be supported by cash flows. The amount of impairment losses recorded during fiscal years 2003 and 2002 were immaterial to the financial statements.
      Goodwill — Goodwill represents the excess cost over the estimated fair values of net assets including identifiable intangible assets of businesses acquired. Goodwill is tested for impairment at least annually. The Company, as a result of adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, no longer records goodwill amortization.
      Tradenames and Other Intangible Assets — Tradenames and other intangible assets are comprised of values assigned to names the Company acquired and leases acquired. The accumulated amortization for these

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assets is $5.8 million and $4.9 million at January 29, 2005 and January 31, 2004, respectively. The asset value and accumulated amortization of intangible assets is as follows:

	January 29,	January 31,
	2005	2004

	(In thousands)
Tradenames:
Gross	$12,750	$12,750
Accumulated amortization	(5,738)	(4,887)

Subtotal	7,012	7,863
Useful life	15	15
Favorable leases:
Gross	140	140
Accumulated amortization	(73)	(60)

Subtotal	67	80
Useful life	14	14
Tradenames and other intangible assets — net	$7,079	$7,943

      Aggregate amortization expense for the current and each of the five succeeding years is as follows:

Fiscal Year	(In thousands)

2004	$864
2005	864
2006	861
2007	854
2008	854
2009	854
      Income Taxes — Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of January 29, 2005, the Company did not have any income tax valuation allowances.
      Deferred Rent — Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as a deferred rent and begins amortizing such deferred rent upon the delivery of the lease location by the lessor. The amounts included in other noncurrent liabilities caption were $16.7 million and $11.7 million, at January 29, 2005 and January 31, 2004, respectively.
      Tenant Allowances — The Company receives cash allowances from landlords, which are deferred and amortized on a straight-line basis over the life of the lease as a reduction of rent expense. These allowances are included in the caption other noncurrent liabilities and were $35.0 million and $26.5 million, at January 29, 2005 and January 31, 2004, respectively.
      Sales and Revenue Recognition — Sales of merchandise are net of returns and exclude sales tax. Revenues from our retail operations are recognized at the latter of point of sale or delivery of goods to the customer. Revenue from gift cards is deferred and the revenue is recognized upon redemption of the gift card.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company supplies footwear, under supply arrangements, to 22 Filene’s Basement stores and 202 locations for other non-related retailers in the United States of America. Sales for these leased supply locations are net of returns and sales tax, as tracked by the lessor, and are included in net sales and represent 9.4%, 8.9% and 3.5% of total net sales for fiscal 2004, 2003, and 2002, respectively.
      Cost of Sales — Cost of sales includes the cost of merchandise, distribution and warehousing, store occupancy, permanent and point of sale reductions, markdowns and shrinkage provision.
      Warehousing costs are comprised of labor, benefits and other labor-related costs associated with the operations of the warehouse, which are primarily payroll-related taxes and benefits. The non-labor costs associated with warehousing include rent, depreciation, insurance, utilities and maintenance and other operating costs that are passed to the Company from the landlord. Distribution costs include the transportation of merchandise to the warehouse and from the warehouse to the stores. Store occupancy costs include rent, utilities, repairs, maintenance and janitorial costs and other costs associated with licenses and occupancy-related taxes, which are primarily real estate taxes passed to the Company by the landlords.
      Customer Loyalty Program — The Company maintains a customer loyalty program for its DSW operations in which customers receive a future discount on qualifying purchases in exchange for marketing information. The “Reward Your Style” (“RYS”) is designed to promote customer awareness and loyalty plus to provide the Company with the ability to communicate with its customers. Upon reaching the target level, customers may redeem these discounts on a future purchase. Generally these future discounts must be redeemed within six months. The Company accrues the estimated costs of the anticipated redemptions of the discount earned at the time of the initial purchase and charges such costs to operating expenses based on historical experience. The estimates of the costs associated with the loyalty program require the Company to make assumptions related to customer purchase levels and redemption rates. The accrued liability as of January 29, 2005 and January 31, 2004 is $4.5 million and $3.0 million, respectively. The Company utilizes this customer database for direct mail and marketing efforts.
      Pre-Opening Costs — Pre-opening costs associated with opening or remodeling of stores are expensed as incurred. Pre-opening costs expensed were $10.8 million, $5.1 million and $2.9 million for fiscal 2004, 2003, and 2002, respectively.
      Advertising Expense — The cost of advertising is expensed as incurred or when the advertising first takes place. Advertising costs were $39.3 million, $36.4 million and $29.8 million in fiscal 2004, 2003, and 2002, respectively.
      Earnings Per Share (“EPS”) — The Company was a wholly owned subsidiary of RVI at January 29, 2005, and is not required to report EPS.
      Recent Accounting Pronouncements — The Financial Accounting Standards Board (“FASB”) periodically issues SFAS, some of which require implementation by a date falling within or after the close of the fiscal year.
      In January 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which requires the consolidation of certain entities considered to be variable interest entities (“VIEs”). An entity is considered to be a VIE when it has equity investors who lack the characteristics of having a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor will absorb a majority of the VIE’s expected losses or residual returns if they occur. FIN 46 provides certain exceptions to these rules, relating to qualifying special purpose entities (“QSPEs”) subject to the requirements of SFAS No. 140. Upon its original issuance, FIN 46 required that VIEs created after January 31, 2003 would be consolidated immediately, while VIEs created prior to February 1, 2003 were to be consolidated as of July 1, 2003.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In October 2003, the FASB deferred the effective date for consolidation of VIEs created prior to February 1, 2003 to December 31, 2003 for calendar year-end companies, with earlier application encouraged.
      In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the original interpretation and to exempt certain entities from its requirements. FIN 46R provides special effective date provisions to enterprises that fully or partially applied to FIN 46 prior to the issuance of the revised interpretation. In particular, entities that have already adopted FIN 46 are not required to adopt FIN 46R until the quarterly reporting period ended May 1, 2004. Adoption of the required sections of FIN 46, as modified and interpreted, including the provisions of FIN 46R, did not have any effect on the Company’s financial statements or disclosures.
      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), many of which were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and for pre-existing instruments as of the beginning of the first interim period beginning after June 15, 2003. Initial adoption of this accounting pronouncement did not have a material impact on the Company’s financial statements.
      The FASB’s Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting By A Customer (Including A Reseller) For Cash Consideration Received From A Vendor, addressed the accounting treatment for vendor allowances. The adoption of EITF Issue No. 02-16 in 2003 did not have a material impact on the Company’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123R”), Share-Based Payment. This statement revised SFAS No. 123, Accounting for Stock-Based Compensation, and requires companies to expense the value of employee stock options and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005. No stock options or similar awards have been granted by the Company as of fiscal years 2004 and 2003. Therefore SFAS No. 123R has no impact on the Company. However any future stock options and similar awards would need to be valued and expensed in accordance with SFAS No. 123R.
      In April 2005, the SEC delayed the compliance date for SFAS 123R until the beginning of the Company’s fiscal year 2006.
2.     RELATED PARTY TRANSACTIONS
      The Company purchases merchandise from VCDS and affiliates of Schottenstein Stores Corporation (“SSC”), direct owner of approximately 57.3% of RVI’s common shares. Purchases of merchandise from affiliates were immaterial in fiscal 2004 and fiscal 2003 and was $1.5 million in fiscal 2002.
      The Company also leases certain store and warehouse locations owned by SSC as described in Note 3.
      Accounts receivable from and payable to affiliates principally result from commercial transactions with entities owned or controlled by SSC or intercompany transactions with SSC. Settlement of affiliate receivables and payables are in the form of cash. These transactions settle normally in 30 to 60 days. Amounts receivable or payable to SSC or its affiliates at January 29, 2005 and January 31, 2004 were immaterial.
      The Company shares certain personnel, administrative and service costs with SSC and its affiliates. The costs of providing these services are allocated among the Company, SSC and its affiliates without a premium. The allocated amounts are not significant. SSC does not charge the Company for general corporate management services. In the opinion of the Company and SSC management, the aforementioned charges are reasonable.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company participated in SSC’s self-insurance program for general liability, casualty loss and certain state workers’ compensation programs, which participation ended in fiscal 2003. The Company expensed an immaterial amount in fiscal 2004 and $0.2 million and $3.0 million in fiscal years 2003 and 2002, respectively, for such program. Estimates for self-insured programs are determined by independent actuaries based on actuarial assumptions, which incorporate historical incurred claims and incurred but not reported (“IBNR”) claims.
      In the ordinary course of business, the Company has received various services provided by RVI or its subsidiaries, including import administration, risk management, human resources, information technology, tax, financial services and payroll, as well as other corporate services. RVI has also provided the Company with the services of a number of its executives and employees. The financial statements include allocations by RVI of its costs related to these services. These costs allocations have been determined on a basis that the Company and RVI consider to be reasonable reflections of the use of services provided or the benefit received to the Company. These allocations totaled $29.5 million and $24.4 million in fiscal 2004 and fiscal 2003, respectively and were immaterial in fiscal 2002. In addition, the Company has entered into agreements with various subsidiaries of RVI to supply all of their shoe inventories. The net balance of these transactions is reflected within the balance sheets as advances to affiliates.
      See Notes 3, 4, 5, 6, 7 and 9 for additional related party disclosures.
3.     LEASES
      The Company leases stores and warehouses under various arrangements with related and unrelated parties. Such leases expire through 2019 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and contingent rentals based on sales in excess of specified levels.
      As of January 29, 2005, the Company leased or had other agreements with 15 store locations owned by SSC or affiliates of SSC, and one warehouse facility for an annual minimum rent of $8.3 million and additional contingent rents based on aggregate sales in excess of specified sales for the store locations. Under supply agreements to Filene’s Basement stores and other non-related retailers, the Company pays contingent rents based on sales.
      Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, at January 29, 2005 are as follows:

	Operating Leases

		Unrelated	Related
Fiscal Year	Total	Party	Party

	(In thousands)
2005	$81,496	$73,674	$7,822
2006	84,349	75,951	8,398
2007	82,835	74,199	8,636
2008	81,088	72,215	8,873
2009	79,082	70,280	8,802
Future years	377,761	316,593	61,168

Total minimum lease payments	$786,611	$682,912	$103,699

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The composition of rental expense is as follows:

	January 29,	January 31,	February 1,
	2005	2004	2005

	(In thousands)
Minimum rentals:
Unrelated parties	$63,172	$52,326	$47,411
Related parties	6,152	6,011	4,224
Contingent rentals:
Unrelated parties	13,692	10,785	434
Related parties	6,931	5,796	4,896

Total	$89,947	$74,918	$56,965

      Assets acquired under capital leases are included in the balance sheets as property, while the related obligations are included in long-term obligations. At January 29, 2005, the Company had no capital leases.

January 31,
2004

(In
thousands)
Assets held under capital leases:
Equipment	$1,227
Accumulated depreciation and amortization	(1,128)

Net book value	$99

4.     LONG-TERM OBLIGATIONS
      Long-term obligations consist of the following:

	January 29,	January 31,
	2005	2004

	(In thousands)
Revolving credit facility	$55,000	$35,000
Capital lease obligations	—	138

	55,000	35,138
Less current maturities	—	(138)

	$55,000	$35,000

Letters of credit outstanding	$14,854	$11,370

Availability under revolving credit facility	$108,544	$119,995

      At January 29, 2005, the Company’s direct parent, RVI and its subsidiaries, had an aggregate $525.0 million of financing that consisted of three separate credit facilities (collectively, the “Credit Facilities”): (i) a $350.0 million revolving credit facility (the “Revolving Loan”), (ii) two $50.0 million term loan facilities provided equally by Cerberus Partners, L.P. and SSC (the “Term Loans”), and (iii) an amended and restated $75.0 million senior subordinated convertible term loan facility, initially entered into by RVI and its subsidiaries on March 15, 2000, which is held equally by Cerberus Partners, L.P. and SSC (the “Convertible Loan”). The Company is a co-borrower under the Revolving Loan and the Term Loans, and is a guarantor under the Convertible Loan. The Company, the other co-borrowers and the guarantors are jointly

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and severally liable under the Revolving Loan and the Term Loans. All of the Credit Facilities are guaranteed by RVI.
      The Company has reflected in the financial statements its direct obligations under the Revolving Loan as it relates to the borrowings thereunder secured by its assets. The Term Loans and Convertible Loan are not reflected on the Company’s financial statements as they are recorded on consolidated financial statements of RVI. These Credit Facilities are also subject to an Intercreditor Agreement which provides for an established order of payment of obligations from the proceeds of collateral upon default (the “Intercreditor Agreement”).
      $350 Million Revolving Credit Facility — Under the Revolving Loan, the borrowing base formula applicable to the Company is based on the value of the Company’s inventory and accounts receivable. Primary security for the Revolving Loan is provided in part by a first priority lien on all of the inventory and accounts receivable of the Company and other borrowers thereunder, as well as certain notes and payment intangibles. Subject to the Intercreditor Agreement, the Revolving Loan also has the substantial equivalent of a second priority-perfected security interest in all of the first priority collateral securing the Term Loans. Interest on borrowings under the Revolving Loan is calculated at the bank’s base rate plus 0% to 0.5%, or at the LIBOR offer rate plus 2.00% to 2.75%, depending upon the level of average excess availability that the Company and the other borrowers maintain. The interest rate on borrowings under the Revolving Loan was 4.7% and 3.2% at January 29, 2005 and January 31, 2004, respectively. During fiscal 2004, the Company extended the maturity date of the Revolving Loan by one year. As a result, the maturity date of the Revolving Loan, which originally matured on June 11, 2005, was extended to June 11, 2006, under substantially the same terms and conditions. See Note 9 for additional disclosure.
      At January 29, 2005, the outstanding borrowings for the Company and RVI and their affiliates under the Credit Facilities were: Revolving Loan, $140.0 million; Term Loans, $100.0 million; and Convertible Loan, $75.0 million.
      The Company is not subject to any financial covenants; however, the Credit Facilities contain numerous restrictive covenants relating to the management and operation of RVI and its subsidiaries, including the Company. These non-financial covenants include, among other restrictions, limitations on indebtedness, guarantees, mergers, acquisitions, fundamental corporate changes, financial reporting requirements, budget approval, disposition of assets, investments, loans and advances, liens, dividends, stock purchases, transactions with affiliates, issuance of securities and the payments of and modifications to debt instruments under these arrangements.
      The weighted average interest rate on borrowings under the Company’s Credit Facilities during fiscal years 2004, 2003 and 2002 were 3.6%, 3.3% and 4.0%, respectively. However the Company was allocated interest expense from RVI up through June 2002. Interest expense allocated was $2.0 million in fiscal 2002. The total interest expense was $2.7 million, $2.7 million and $3.9 million and included fees, such as commitment and line of credit fees, of $0.5 million, $0.6 million and $1.8 million for fiscal 2004, 2003 and 2002, respectively.
      On June 11, 2002, VCDS refinanced its previous financing arrangement. The Company recorded $0.2 million loss in extinguishment of debt resulting from the write-off of deferred financing costs, as their allocated portion. This write-off was included in interest expense, net in fiscal 2002.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     INCOME TAX PROVISION
      The provision for income taxes consists of the following:

	January 29,	January 31,	February 1,
	2005	2004	2003

	(In thousands)
Current:
Federal	$21,438	$8,711	$7,019
State and local	4,803	1,770	2,543

	26,241	10,481	9,562

Deferred:
Federal	(6,843)	(27)	(2,274)
State and local	(978)	53	(1,441)

	(7,821)	26	(3,715)

Income tax expense	$18,420	$10,507	$5,847

      A reconciliation of the expected income taxes based upon the statutory rate is as follows:

	January 29,	January 31,	February 1,
	2005	2004	2003

	(In thousands)
Income tax expense at federal statutory rate	$18,681	$8,860	$4,868
State and local taxes — net	2,538	1,188	651
Non-deductible amortization	—	298	298
WOTC — net	(119)	(131)	(108)
Officer compensation	—	169	—
Meals and entertainment	201	123	138
Non-deductible expenses and other	(2,881)	—	—

	$18,420	$10,507	$5,847

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the net deferred tax asset are as follows:

	January 29,	January 31,
	2005	2004

	(In thousands)
Deferred tax assets:
Basis differences in inventory	$5,418	$3,513
Basis differences in property and equipment	859	—
Tenant allowance	1,406	—
State and local tax NOLs	5,043	5,018
Alternative Minimum Tax credit carryforward	1,634	1,634
Amortization	—	622
Accrued rent	7,042	4,995
Workers compensation	1,443	—
Accrued expenses	3,708	—
Accrued bonus	—	726
Other	3,640	2,041

	30,193	18,549

Deferred tax liabilities:
Amortization	(2,785)	—
Prepaid expenses	(2,569)	—
Accrued bonus	(1,336)	—
Capital leases	—	(1,672)
Basis differences in property and equipment	—	(526)
Accrued expenses	—	(773)
State and local taxes	(3,192)	(3,080)

	(9,882)	(6,051)

Total — net	$20,311	$12,498

      The net deferred tax asset is recorded in the Company’s balance sheet as follows:

	January 29,	January 31,
	2005	2004

	(In thousands)
Current deferred tax asset	$20,261	$9,202
Non-current deferred tax asset	50	3,296

Total — net	$20,311	$12,498

      The state and city net operating loss (“NOLs”) carry forward is approximately $66.1 million and is available to reduce state and city taxable income. The NOLs expire as follows: 2005 — $1.7 million, 2006 to 2009 — $14.6 million, 2010 to 2019 — $4.0 million and 2020 to 2023 — $45.8 million.
      The Company joins in the filing of a consolidated federal income tax return with RVI and its other subsidiaries. The allocation of the RVI current consolidated federal income tax to its subsidiaries is in accordance with SFAS No. 109, Accounting for Income Taxes. RVI uses the “parent company down” approach in allocating the consolidated amount of current and deferred tax expense to its subsidiaries.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
6.     OTHER BENEFIT PLANS
      The Company participates in a 401(k) Plan (the “Plan”) maintained by RVI. Employees who attain age twenty-one are eligible to defer compensation as of the first day of the month following 60 days of employment and may contribute up to thirty percent of their compensation to the Plan, on a pre-tax basis, subject to Internal Revenue Service limitations. As of the first day of the month following an employee’s completion of one year of service as defined under the terms of the Plan, the Company matches employee deferrals into the Plan, 100% on the first 3% of eligible compensation deferred and 50% on the next 2% of eligible compensation deferred. Additionally, the Company may contribute a discretionary profit sharing amount to the Plan each year. The Company incurred costs associated with the 401(k) Plan of $0.7 million, $0.9 million and $0.9 million for fiscal years 2004, 2003 and 2002, respectively.
      Certain employees of the Company participated in the Schottenstein Stores Corporation Deferred Compensation Plan which is a non-qualified, pre-tax, income deferral plan. The cost of the plan was not material to the financial statements. Effective January 31, 2003, their participation in that plan was terminated.
7.     COMMITMENTS AND CONTINGENCIES
      In March 2005, the Company announced the theft of credit card and other purchase information relating to all customers who made purchases at 103 DSW stores between mid-November 2004 and mid-February 2005. The Company now believes that the theft occurred at 108 DSW stores. The Company has contacted federal law enforcement authorities, who are involved in the investigation. The Company is taking steps to address the situation, including a review of the technology systems in conjunction with a leading computer security firm, and also working with others to mitigate the situation. The Company cannot yet reasonably estimate what the potential liability will be in connection with these events. The potential liability could materially affect the Company’s results of operations.
      The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the minimum estimated liability related to the claim. In the opinion of management, the amount of any liability with respect to these proceedings will not be material. As additional information becomes available, the Company assesses the potential liability related to its pending litigation and revises the estimates. Revisions in the Company’s estimates and potential liability could materially impact its results of operations.
      The Company has entered into cross-corporate guarantees with various financing institutions pursuant to which the Company, RVI, Filene’s Basement and VCDS, jointly and severally, guarantee payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of RVI’s subsidiaries.
8.     SEGMENT REPORTING
      The Company operates as one segment, which is footwear and accessories. All of the operations are located in the United States of America.
9.     SUBSEQUENT EVENTS
      In March 2005, the Company and RVI and their affiliates increased the ceiling under its revolving credit facility from $350 million to $425 million. The increase of $75 million to the revolving credit facility was accomplished by amendment under substantially the same terms to the existing revolving credit agreement which expires in June 2006.

DSW INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March 2005, the Company declared a dividend and issued an intercompany note to its parent in the amount of $165.0 million. The indebtedness is evidenced by a note which is scheduled to mature in March 2020 and bears interest at a rate equal to London Interbank Offered Rate, or LIBOR, plus 850 basis points per year.
      In March 2005, RVI announced that the Company filed a registration statement with the SEC and plans to pursue an initial public offering (“IPO”). The Company expects that the IPO will be completed in 2005, subject to market conditions. After the IPO, the Company expects that RVI will continue to own a majority of the outstanding common shares.
* * * * * *

DSW Inc.
Schedule II — Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E

	Balance at	Charge to	Charges		Balance
	Beginning	Costs and	to Other		at End of
Description	of Period	Expenses	Accounts	Deductions	Period

	(Dollars in thousands)
Allowance deduction from asset to which it applies:
Inventory Reserve:
Year Ended:
2/1/2003	$9,054	$3,702	$—	$1,367	$11,389
1/31/2004	11,389	3,730	—	3,614	11,505
1/29/2005	11,505	2,697	—	—	14,202
Allowance for Sales Returns:
Year Ended:
2/1/2003	$726	$—	$—	$107	$619
1/31/2004	619	786	—	—	1,405
1/29/2005	1,405	176	—	109	1,472
Store Closing Reserve:
Year Ended:
2/1/2003	$1,117	$—	$—	$989	$128
1/31/2004	128	1,249	—	574	803
1/29/2005	803	129	—	400	532

                                 Shares
Class A Common Shares

PROSPECTUS
                        , 2005

Lehman Brothers

CIBC World Markets
Johnson Rice & Company L.L.C.
(GLOBE WATERMARK)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE, Inc. listing fee) payable by the registrant in connection with the distribution of the Class A Common Shares:

Securities and Exchange Commission registration fee		$21,775
National Association of Securities Dealers, Inc. filing fee		$19,000
NYSE listing fee		*
Printing and engraving costs		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

Item 14.	Indemnification of Directors and Officers
Ohio Law
      Pursuant to Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.
      An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.
      If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.
      If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.

      Unless otherwise provided in the articles or regulation of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
      Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.
      The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.
Code of Regulations
      Article Five of the registrant’s code of regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code.
      The registrant’s code of regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.
      In addition, the registrant’s code of regulations provides that the registrant shall not provide indemnification for any person (i) in such person’s capacity as a director of the registrant in respect of any claim issue or matter asserted in a proceeding by or in the right of the corporation as to which such person shall have been adjudged liable to the registrant for an act or omission undertaken by such person with deliberate intent to cause injury to the corporation or with reckless disregard for the registrant’s best interests, (ii) in such person’s capacity other than that of a director of the registrant in respect of any claim, issue or matter asserted in a proceeding by or in light of the registrant as to which the indemnitee shall have been adjudged to be liable to the corporation for negligence or misconduct, or (iii) in any proceeding by or in the right of the corporation in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the registrant’s own shares, absent a court order.
Indemnification Agreements
      DSW will enter into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, DSW will agree to indemnify an indemnitee to the greatest extent permitted by

Ohio law as set forth above and in its code of regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

•	with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

•	for expenses incurred by an indemnitee with respect to any action instituted by or in the name of DSW against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

•	for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, or any similar state or successor statute; and

•	for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that DSW is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.
Insurance
      In addition, DSW will provide insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity. Initially, such insurance coverage will be provided through the shared services agreement to be entered into with Retail Ventures.

Item 16.	Exhibits and Financial Statement Schedules
A. Exhibits

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.*
3.1	Amended Articles of Incorporation of the registrant.*
3.2	Amended and Restated Code of Regulations of the registrant.*
4.1	Specimen Class A Common Shares certificate.*
4.2	Amended and Restated Registration Rights Agreement, dated as of June 11, 2002 by and among Value City Department Stores, Inc. and Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.4 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
4.3	Form of Registration Rights Agreement, by and among DSW Inc., Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding, LLC.*
4.4	Form of Exchange Agreement by and between Retail Ventures, Inc. and DSW Inc.*
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*
10.1	Corporate Services Agreement, dated June 12, 2002, between Retail Ventures and SSC. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.2	Amendment to Corporate Services Agreement, between Retail Ventures and SSC.*
10.3	Lease, dated March 22, 2000, by and between East Fifth Avenue, LLC, an affiliate of SSC, as landlord, and Shonac, as tenant, re: warehouse facility and corporate headquarters. Incorporated by reference to Exhibit 10.60 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 28, 2000.
10.4	Employment Agreement between Deborah L. Ferrée and DSW.**
10.5	Employment Agreement between Peter Z. Horvath and DSW.*

Exhibit
No.	Description

10.6	Employment Agreement between Douglas J. Probst and DSW.*
10.7	Employment Agreement, dated June 21, 2000, between James A. McGrady and Retail Ventures. Incorporated by reference to Exhibit 10.46 to Retail Ventures’ Form 10-K (file no. 1-10767) filed May 4, 2001.
10.8	Employment Agreement, dated as of April 29, 2004, between Julia A. Davis and Retail Ventures. Incorporated by reference to Exhibit 10.51 to Form 10-K (File no. 1-10767) filed April 29, 2004.
10.9	Employment Agreement dated February 3, 2002 between John C. Rossler and Retail Ventures. Incorporated by reference to Exhibit 10 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed September 12, 2002.
10.10	Employment Agreement, dated February 3, 2002, between Edwin J. Kozlowski and Retail Ventures. Incorporated by reference to Exhibit 10.43 to Retail Ventures’ Form 10-K (file no. 1-10767) filed May 1, 2003.
10.11	Settlement Agreement between John C. Rossler and Retail Ventures, Inc.*
10.12	Settlement Agreement between Edwin J. Kozlowski and Retail Ventures, Inc.*
10.13	New Secured Revolving Credit Facility of DSW Inc.*
10.14	Loan and Security Agreement, dated as of June 11, 2002, between Retail Ventures, as Borrowers, and National City Business Credit Finance, Inc., as Administrative Agent for the ratable benefit of the Revolving Credit Lenders. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.15	First Amendment to Loan and Security Agreement, dated as of October 7, 2003, between Value City Department Stores, Inc., as Agent for the Borrowers, and National City Business Credit Finance, Inc., as Administrative Agent for the ratable benefit of the Revolving Credit Lenders. Incorporated by reference to Exhibit 10(a) to Retail Ventures’ Form 8-K (file No. 1-10767) filed October 8, 2003.
10.16	Second Amendment to Loan and Security Agreement, dated as of July 29, 2004. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 10-Q (file No. 1-10767) filed September 8, 2004.
10.17	Joinder and Third Amendment to Loan and Security Agreement, dated December 29, 2004. Incorporated by reference to Exhibit 10.1 of Retail Ventures’ Form 8-K (file no. 1-10767) filed January 4, 2005.
10.18	Financing Agreement, dated as of June 11, 2002, by and among Retail Ventures, as Borrowers and Cerberus Partners, L.P. and the Lenders from time to time party thereto. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.19	First Amendment to the Financing Agreement, dated as of October 7, 2003, by and among Value City Department Stores, Inc., Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., Filene’s Basement, Inc., GB Retailers, Inc., Value City Limited Partnership, Value City of Michigan, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., Retail Ventures, Inc., Retail Ventures Jewelry, Inc., Retail Ventures Services, Inc., and Retail Ventures Imports, Inc. (formerly known as VC Acquisition, Inc.) and Cerberus Partners, L.P., as agent for the Lenders. Incorporated by reference to Exhibit 10(b) to Retail Ventures’ Form 8-K (file No. 1-10767) filed October 8, 2003.
10.20	Second Amendment to Financing Agreement, dated July 29, 2004. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 10-Q (file No. 1-10767) filed September 8, 2003.
10.21	Third Amendment to Financing Agreement, dated as of December 29, 2004. Incorporated by reference to Exhibit 10.2 of Retail Ventures’ Form 8-K (file no. 1-10767) filed January 4, 2005.
10.22	Fourth Amendment to Financing Agreement, dated March 10, 2005. Incorporated by reference to Exhibit 10.1 of Retail Ventures’ Form 8-K (file no. 1-10767) filed March 15, 2005.
10.23	Form of Fifth Amendment to Financing Agreement.*

Exhibit
No.	Description

10.24	Amended and Restated Senior Convertible Loan Agreement, dated as of June 11, 2002 by and among Value City Department Stores, Inc., as Borrower, Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., VCM, Ltd., Filene’s Basement, Inc., GB Retailers, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Value City Limited Partnership, Value City of Michigan, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., as guarantors, the Lenders from time to time party hereto, as Lenders, and Schottenstein Stores Corporation, as Agent. Incorporated by reference to Exhibit 10.3 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.25	Amendment No. 1 to Amended and Restated Senior Convertible Loan Agreement, dated June 11, 2002 by and among Value City Department Stores, Inc., as Borrower, Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., VCM, Ltd., Filene’s Basement, Inc., GB Retailers, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Value City Limited Partnership, Value City of Michigan, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., as Guarantors, the Lenders from time to time party hereto, as Lenders, and Schottenstein Stores Corporation, as Agent. Incorporated by reference to Exhibit 10.3.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.26	Amendment No. 2 to Amended and Restated Senior Convertible Loan Agreement dated as of October 7, 2003, by and among Value City Department Stores, Inc., Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., Filene’s Basement, Inc., GB Retailers, Inc., Value City Limited Partnership, Value City of Michigan, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., Retail Ventures, Inc., Retail Ventures Jewelry, Inc., Retail Ventures Services, Inc., and Retail Ventures Imports, Inc. (formerly known as VC Acquisition, Inc.) and Cerberus Partners, L.P., as agent for the Lenders. Incorporated by reference to Exhibit 10(c) to Retail Ventures’ Form 8-K (file No. 001-10767) filed October 8, 2003.
10.27	Amendment No. 3 to Amended and Restated Senior Convertible Loan Agreement, dated as of December 29, 2004. Incorporated by reference to Exhibit 10.3 of Retail Ventures’ form 8-K (file no. 1-10767) filed January 4, 2005. Form of Amendment No. 4 to Amended and Restated Senior Convertible Loan Agreement.*
10.28	Form of Common Stock Purchase Warrants (with respect to the stock of Retail Ventures) issued to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.5 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.29	Form of Convertible Loan Warrant to be issued by Retail Ventures to Schottenstein Stores Corporation and Cerberus Partners, L.P.*
10.30	Form of Term Loan Warrant to be issued by Retail Ventures to Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding, LLC.*
10.31	Amended and Restated Retail Ventures, Inc. 1991 Stock Option Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 333-45852) filed October 16, 2003.
10.32	Retail Ventures Inc. Amended and Restated 2000 Stock Incentive Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 333-100398) filed October 16, 2003.
10.33	Retail Ventures, Inc. Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 33-46221) filed October 16, 2003.
10.34	Value City Department Stores, Inc.’s Board of Directors Resolutions dated as of July 6, 1992, adopting the terms of the Value City Department Stores, Inc. 1992 Officer/Key Employee Stock Bonus Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 33-50198) filed October 16, 2003 by Retail Ventures.
10.35	Value City Department Stores, Inc. 2003 Incentive Plan.*
10.36	DSW Inc. 2005 Equity Incentive Plan.*
10.37	DSW Inc. 2005 Cash Incentive Compensation Plan.*
10.38	Form of Master Separation Agreement between Retail Ventures and DSW.*

Exhibit
No.	Description

10.39	Form of Shared Services Agreement between Retail Ventures and DSW.*
10.40	Form of Tax Separation Agreement between Retail Ventures and DSW.*
10.41	Form of Supply Agreement between Filene’s Basement and DSW.*
11.1	Statement regarding computation of per share earnings.*
21.1	List of Subsidiaries.**
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).

*	To be filed by amendment.

**	Previously filed.

B.	Financial Statement Schedules
      See Schedule II — Valuation and Qualifying Accounts, included in the Consolidated Financial Statements in Part I of this Registration Statement.

Item 17.	Undertakings
      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (2) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 9, 2005.

DSW INC.

By:	/s/ Douglas J. Probst

Name: Douglas J. Probst

Title:	Senior Vice President, Chief Financial Officer and Treasurer
POWER OF ATTORNEY
      We, the undersigned directors and officers of DSW Inc. (the “Company”), and each of us, do hereby constitute and appoint Douglas J. Probst and Julia A. Davis, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-1, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jay L. Schottenstein Jay L. Schottenstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 9, 2005

/s/ Douglas J. Probst Douglas J. Probst	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2005

/s/ Heywood Wilansky Heywood Wilansky	Director	May 9, 2005

/s/ James A McGrady James A McGrady	Director	May 9, 2005

INDEX TO EXHIBITS

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.*
3.1	Amended Articles of Incorporation of the registrant.*
3.2	Amended and Restated Code of Regulations of the registrant.*
4.1	Specimen Class A Common Shares certificate.*
4.2	Amended and Restated Registration Rights Agreement, dated as of June 11, 2002, by and among Value City Department Stores, Inc. and Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.4 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
4.3	Form of Registration Rights Agreement, by and among DSW Inc., Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding, LLC.*
4.4	Form of Exchange Agreement by and between Retail Ventures, Inc. and DSW Inc.*
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*
10.1	Corporate Services Agreement, dated June 12, 2002, between Retail Ventures and SSC. Incorporated by reference to Exhibit 10.6 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.2	Amendment to Corporate Services Agreement, between Retail Ventures and SSC.*
10.3	Lease, dated March 22, 2000, by and between East Fifth Avenue, LLC, an affiliate of SSC, as landlord, and Shonac, as tenant, re: warehouse facility and corporate headquarters. Incorporated by reference to Exhibit 10.60 to Retail Ventures’ Form 10-K (file no. 1-10767) filed April 28, 2000.
10.4	Employment Agreement between Deborah L. Ferrée and DSW.**
10.5	Employment Agreement between Peter Z. Horvath and DSW.*
10.6	Employment Agreement between Douglas J. Probst and DSW.*
10.7	Employment Agreement, dated June 21, 2000, between James A. McGrady and Retail Ventures. Incorporated by reference to Exhibit 10.46 to Retail Ventures’ Form 10-K (file no. 1-10767) filed May 4, 2001.
10.8	Employment Agreement, dated as of April 29, 2004, between Julia A. Davis and Retail Ventures. Incorporated by reference to Exhibit 10.51 to Form 10-K (File no. 1-10767) filed April 29, 2004.
10.9	Employment Agreement dated February 3, 2002 between John C. Rossler and Retail Ventures. Incorporated by reference to Exhibit 10 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed September 12, 2002.
10.10	Employment Agreement, dated February 3, 2002, between Edwin J. Kozlowski and Retail Ventures. Incorporated by reference to Exhibit 10.43 to Retail Ventures’ Form 10-K (file no. 1-10767) filed May 1, 2003.
10.11	Settlement Agreement between John C. Rossler and Retail Ventures, Inc.*
10.12	Settlement Agreement between Edwin J. Kozlowski and Retail Ventures, Inc.*
10.13	New Secured Revolving Credit Facility of DSW Inc.*
10.14	Loan and Security Agreement, dated as of June 11, 2002, between Retail Ventures, as Borrowers, and National City Business Credit Finance, Inc., as Administrative Agent for the ratable benefit of the Revolving Credit Lenders. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.15	First Amendment to Loan and Security Agreement, dated as of October 7, 2003, between Value City Department Stores, Inc., as Agent for the Borrowers, and National City Business Credit Finance, Inc., as Administrative Agent for the ratable benefit of the Revolving Credit Lenders. Incorporated by reference to Exhibit 10(a) to Retail Ventures’ Form 8-K (file No. 1-10767) filed October 8, 2003.
10.16	Second Amendment to Loan and Security Agreement, dated as of July 29, 2004. Incorporated by reference to Exhibit 10.1 to Retail Ventures’ Form 10-Q (file No. 1-10767) filed September 8, 2004.
10.17	Joinder and Third Amendment to Loan and Security Agreement, dated December 29, 2004. Incorporated by reference to Exhibit 10.1 of Retail Ventures’ Form 8-K (file no. 1-10767) filed January 4, 2005.

Exhibit
No.	Description

10.18	Financing Agreement, dated as of June 11, 2002, by and among Retail Ventures, as Borrowers and Cerberus Partners, L.P. and the Lenders from time to time party thereto. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.19	First Amendment to the Financing Agreement, dated as of October 7, 2003, by and among Value City Department Stores, Inc., Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., Filene’s Basement, Inc., GB Retailers, Inc., Value City Limited Partnership, Value City of Michigan, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., Retail Ventures, Inc., Retail Ventures Jewelry, Inc., Retail Ventures Services, Inc., and Retail Ventures Imports, Inc. (formerly known as VC Acquisition, Inc.) and Cerberus Partners, L.P., as agent for the Lenders. Incorporated by reference to Exhibit 10(b) to Retail Ventures’ Form 8-K (file No. 1-10767) filed October 8, 2003.
10.20	Second Amendment to Financing Agreement, dated July 29, 2004. Incorporated by reference to Exhibit 10.2 to Retail Ventures’ Form 10-Q (file No. 1-10767) filed September 8, 2003.
10.21	Third Amendment to Financing Agreement, dated as of December 29, 2004. Incorporated by reference to Exhibit 10.2 of Retail Ventures’ Form 8-K (file no. 1-10767) filed January 4, 2005.
10.22	Fourth Amendment to Financing Agreement, dated March 10, 2005. Incorporated by reference to Exhibit 10.1 of Retail Ventures’ Form 8-K (file no. 1-10767) filed March 15, 2005.
10.23	Form of Fifth Amendment to Financing Agreement.*
10.24	Amended and Restated Senior Convertible Loan Agreement, dated as of June 11, 2002 by and among Value City Department Stores, Inc., as Borrower, Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., VCM, Ltd., Filene’s Basement, Inc., GB Retailers, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Value City Limited Partnership, Value City of Michigan, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., as guarantors, the Lenders from time to time party hereto, as Lenders, and Schottenstein Stores Corporation, as Agent. Incorporated by reference to Exhibit 10.3 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.25	Amendment No. 1 to Amended and Restated Senior Convertible Loan Agreement, dated June 11, 2002 by and among Value City Department Stores, Inc., as Borrower, Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., VCM, Ltd., Filene’s Basement, Inc., GB Retailers, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Value City Limited Partnership, Value City of Michigan, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., as Guarantors, the Lenders from time to time party hereto, as Lenders, and Schottenstein Stores Corporation, as Agent. Incorporated by reference to Exhibit 10.3.1 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.26	Amendment No. 2 to Amended and Restated Senior Convertible Loan Agreement dated as of October 7, 2003, by and among Value City Department Stores, Inc., Shonac Corporation, DSW Shoe Warehouse, Inc., Gramex Retail Stores, Inc., Filene’s Basement, Inc., GB Retailers, Inc., Value City Limited Partnership, Value City of Michigan, Inc., J.S. Overland Delivery, Inc., Value City Department Stores Services, Inc., Westerville Road GP, Inc. and Westerville Road LP, Inc., Retail Ventures, Inc., Retail Ventures Jewelry, Inc., Retail Ventures Services, Inc., and Retail Ventures Imports, Inc. (formerly known as VC Acquisition, Inc.) and Cerberus Partners, L.P., as agent for the Lenders. Incorporated by reference to Exhibit 10(c) to Retail Ventures’ Form 8-K (file No. 001-10767) filed October 8, 2003.
10.27	Amendment No. 3 to Amended and Restated Senior Convertible Loan Agreement, dated as of December 29, 2004. Incorporated by reference to Exhibit 10.3 of Retail Ventures’ form 8-K (file no. 1-10767) filed January 4, 2005. Form of Amendment No. 4 to Amended and Restated Senior Convertible Loan Agreement.*
10.28	Form of Common Stock Purchase Warrants (with respect to the stock of Retail Ventures) issued to Cerberus Partners, L.P. and Schottenstein Stores Corporation. Incorporated by reference to Exhibit 10.5 to Retail Ventures’ Form 10-Q (file no. 1-10767) filed June 18, 2002.
10.29	Form of Convertible Loan Warrant to be issued by Retail Ventures’ to Schottenstein Stores Corporation and Cerberus Partners, L.P.*
10.30	Form of Term Loan Warrant to be issued by Retail Ventures’ to Schottenstein Stores Corporation, Cerberus Partners, L.P. and Back Bay Capital Funding, LLC.*

Exhibit
No.	Description

10.31	Amended and Restated Retail Ventures, Inc. 1991 Stock Option Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 333-45852) filed October 16, 2003.
10.32	Retail Ventures Inc. Amended and Restated 2000 Stock Incentive Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 333-100398) filed October 16, 2003.
10.33	Retail Ventures, Inc. Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 33-46221) filed October 16, 2003.
10.34	Value City Department Stores, Inc.’s Board of Directors Resolutions dated as of July 6, 1992, adopting the terms of the Value City Department Stores, Inc. 1992 Officer/Key Employee Stock Bonus Plan. Incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Form S-8 Registration Statement (file no. 33-50198) filed October 16, 2003 by Retail Ventures.
10.35	Value City Department Stores, Inc. 2003 Incentive Plan.*
10.36	DSW Inc. 2005 Equity Incentive Plan.*
10.37	DSW Inc. 2005 Cash Incentive Compensation Plan.*
10.38	Form of Master Separation Agreement between Retail Ventures and DSW.*
10.39	Form of Shared Services Agreement between Retail Ventures and DSW.*
10.40	Form of Tax Separation Agreement between Retail Ventures and DSW.*
10.41	Form of Supply Agreement between Filene’s Basement and DSW.*
11.1	Statement regarding computation of per share earnings.*
21.1	List of Subsidiaries.**
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).

*	To be filed by amendment.

**	Previously filed.